    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 1997



                                                      REGISTRATION NO. 333-39599

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------


                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------
                     BRILLIANT DIGITAL ENTERTAINMENT, INC.
                 (Name of Small Business Issuer in Its Charter)

        DELAWARE                     7372                    95-4592204
     (State or Other         (Primary or Standard         (I.R.S. Employer
      Jurisdiction                Industrial             Identification No.)
   of Incorporation or        Classification Code
      Organization)                 Number)

                    6355 TOPANGA CANYON BOULEVARD, SUITE 120
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 346-3653
         (Address and Telephone Number of Principal Executive Offices)
                                ----------------

                    6355 TOPANGA CANYON BOULEVARD, SUITE 120
                        WOODLAND HILLS, CALIFORNIA 91367
(Address of Principal Place of Business or Intended Principal Place of Business)
                                ----------------

                       MARK DYNE, CHIEF EXECUTIVE OFFICER
                    6355 TOPANGA CANYON BOULEVARD, SUITE 120
                        WOODLAND HILLS, CALIFORNIA 91367
                                 (818) 346-3653
           (Name, Address and Telephone Number of Agent for Service)
                                ----------------

                                   COPIES TO:

         Murray Markiles, Esq.                  David C. Drummond, Esq.
        Scott W. Alderton, Esq.             Wilson Sonsini Goodrich & Rosati
 Troop Meisinger Steuber & Pasich, LLP          Professional Corporation
        10940 Wilshire Boulevard                   650 Page Mill Road
     Los Angeles, California 90024            Palo Alto, California 94304
             (310) 824-7000                          (650) 493-9300

                                ----------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
                                ----------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                ----------------

                        CALCULATION OF REGISTRATION FEE


                                                                              PROPOSED MAXIMUM
                                      NUMBER OF SHARES    PROPOSED MAXIMUM       AGGREGATE           AMOUNT OF
        TITLE OF EACH CLASS                  TO               OFFERING            OFFERING          REGISTRATION
  OF SECURITIES TO BE REGISTERED      BE REGISTERED(1)   PRICE PER SHARE(2)     PRICE(1)(2)            FEE(3)
Common Stock, par value $0.001 per
 share.............................      3,392,500             $5.875           $19,930,937            $5,880



(1) Includes 442,500 shares of Common Stock issuable upon exercise of an option granted to the Underwriters to cover over-allotments.



(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), and based on the average of the high and low prices of the Common Stock on the American Stock Exchange on December 3, 1997.



(3) A registration fee of $8,207 was paid with the intial filing of the Registration Statement.

                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 4, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                2,950,000 Shares

                                                                   [LOGO]
                     Brilliant Digital Entertainment, Inc.
                                  Common Stock
                               ($.001 par value)


                                 --------------


    Of the shares of Common Stock (the "Common Stock") of Brilliant Digital Entertainment, Inc. ("Brilliant" or the "Company") offered hereby (the
       "Offering,") 2,500,000 shares are being sold by the Company and 450,000 shares are being sold by the Selling Stockholder named herein (the "Selling Stockholder"). The Company will not receive any proceeds from the sale of shares by the
                              Selling Stockholder.



   The Common Stock is traded on the American Stock Exchange under the symbol "BDE." On December 3, 1997, the closing price of the Common Stock, as reported by the American Stock Exchange, was $5.875 per share.
                       See "Price Range of Common Stock."


For a discussion of certain factors that should be considered in connection with an investment in the Common Stock, see "Risk Factors" beginning on page 8.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                   Underwriting
                                                                  Price to         Discounts and       Proceeds to
                                                                   Public           Commissions        Company (1)
                                                              -----------------  -----------------  -----------------
Per Share...................................................          $                  $                  $
Total (2)...................................................          $                  $                  $

                                                                 Proceeds to
                                                                   Selling
                                                                 Stockholder
                                                              -----------------
Per Share...................................................          $
Total (2)...................................................          $

(1) Before deduction of expenses payable by the Company estimated at $650,000.


(2) The Company and the Selling Stockholder have granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 344,000 additional shares from the Company and 98,500 additional shares from the Selling Stockholder to cover over-allotments of shares. If the option is exercised in full, the total Price to Public will
    be $      , Underwriting Discounts and Commissions will be $      , Proceeds
    to Company will be $      , and Proceeds to the Selling Stockholder will be
    $      .


    The shares of Common Stock are offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the shares of Common
Stock will be ready for delivery on or about            , 1997, against payment
in immediately available funds.

                                   [PICTURES]

                               INSIDE FRONT COVER

   [Collage of images from CYBERSWINE, POPEYE, GRAVITY ANGELS and Storyteller titles.]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

    -C- 1997 CYBERSWINE-TM- IS OWNED BY EAT CYBERFIST PTY. LTD. AND USED BY BRILLIANT DIGITAL ENTERTAINMENT, INC. UNDER LICENSE. BRILLIANT, MULTIPATH STORYTELLER, DIGITALPROJECTOR, SCUD AND TALKTRACK ARE TRADEMARKS OF BRILLIANT DIGITAL ENTERTAINMENT, INC. POPEYE-TM- -C- 1997 IS A TRADEMARK OF KING FEATURES SYNDICATE, INC. & HEARST CORPORATION.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION (INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO) APPEARING ELSEWHERE IN THE PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO BRILLIANT OR THE COMPANY INCLUDE ITS WHOLLY OWNED AUSTRALIAN SUBSIDIARY, "BII AUSTRALIA."

                                  THE COMPANY

    Brilliant is a production and development studio producing a new generation of digital entertainment that is being distributed over the Internet and on CD-ROM. The Company plans to market versions of its digital stories also as television programming and for home video in 1998. Using its proprietary state-of-the-art software tools, the Company produces Multipath-TM- Movies, which are three-dimensional digitally animated stories each with up to hundreds of plot alternatives, or paths, leading to multiple distinct conclusions that are influenced by the user. The Company's Multipath Movies feature seamless interactivity leaving the plot and graphical presentation of the story uninterrupted by the user's decisions. The Company utilizes a single cost-efficient production process to produce multiple formats of a particular Multipath Movie title for different distribution channels, such as the Internet, CD-ROM or television programming. In addition, the Company has developed a system that permits real time distribution of, and user interaction with, its Multipath Movies over the Internet.

    As a key part of its strategy, the Company has secured quality content for its Multipath Movies from a number of proven sources, including SUPERMAN from D.C. Comics (a subsidiary of Warner Bros.), XENA: WARRIOR PRINCESS and HERCULES & XENA THE ANIMATED MOVIE, each from Universal Studios, ACE VENTURA from Morgan Creek, POPEYE from King Features Syndicate and the CHOOSE YOUR OWN NIGHTMARE series for kids from Bantam Doubleday Dell Books. The Company also develops Multipath Movies based on internally-developed content. Further to its strategy, the Company has entered into distribution agreements with key industry participants Packard Bell NEC, CompuServe, and graphics acceleration hardware manufacturers Matrox and S3, which the Company believes will enable over four million PC users to access its Multipath Movies over the next twelve to eighteen months.

    The Company's Multipath Movies combine the best qualities of traditional filmed entertainment -- complex characters, stories and plots, with the best of the traditional computer game -- interactivity. The Company's Multipath Movies are designed to appeal to the entire home PC market, including both the core gamer and the much larger segment of PC users not currently served by traditional game developers. In order to offer digital entertainment products with wide appeal, the Company is producing a variety of Multipath Movies tailored to various demographic groups, such as its Storyteller-TM- Series in which an animated storyteller narrates engaging interactive stories targeted at children eight to twelve years of age and Multipath Movies for Kids-TM-, including POPEYE, targeted to children as young as three years old. Multipath Movies incorporate a number of features that the Company believes represent significant technical enhancements over existing digital entertainment. For example, animated characters created using the Company's tools appear human-like and have realistic features, facial expressions and mouth movements. Multipath Movies also allow users to control characters' moods as opposed to only their actions. In addition, a typical Multipath Movie will encourage viewers to interact with the story seamlessly, influencing the plot without interrupting its flow or graphical presentation.

    The Company's first Multipath Movie title, CYBERSWINE, is expected to be released by January 1998 through its distribution agreement with Packard Bell NEC. Pursuant to additional distribution agreements, Matrox is also bundling CYBERSWINE with its latest line of 3D graphics acceleration chip sets, which are currently being distributed for the 1997 holiday season, and the Company expects S3 to bundle CYBERSWINE with its graphics chip sets. The Company has also entered into a distribution agreement with CompuServe through which the Company is establishing its own Multipath Movie site on the CompuServe service enabling each of CompuServe's approximately 1.5 million subscribers in the United States to purchase

CYBERSWINE and other Multipath Movies. The Company intends to use its existing and future distribution relationships for subsequent Multipath Movie titles that are currently in production.

    Beginning in 1998, the Company plans to release certain of its Multipath Movies in non-interactive format as television broadcast/cable programming and home video features. The Company intends to segment such Multipath Movies into 30-minute episodes and, by packaging together multiple episodes, can create a season-length series for the broadcast market. Similarly, the Company intends to produce 80- to 120-minute animated features for the home video market. The Company believes that it can produce Multipath Movies for television programming and home video features at costs substantially below typical industry costs. The Company intends to enter into joint ventures or partnerships with film and television production companies to jointly develop and release digital entertainment for the broadcast and home video markets utilizing the Company's proprietary tools.

    Using its proprietary software tools in conjunction with the Company's digital production and layup skills, the Company develops Multipath Movies in a single production process. The Company has five proprietary software tools: (i) SCRIPNAV, a software tool that enables a script writer to write, review and correct branching multipath scripts; (ii) TALKTRACK, a software tool used to synchronize facial expressions and mouth movements to voice soundtracks automatically; (iii) SCUD ENGINE, a software system which collects and integrates the output from all of the component tools to produce the Multipath Movie; (iv) MR. COPY, a new software tool that arranges, reorders and, using licensed technology, compresses and decompresses audio and bit map files created during the production of a Multipath Movie and optimally organizes the files for use in playing the Multipath Movie; and (v) DIGITALPROJECTOR, which contains all the necessary elements to load and play a Multipath Movie. Utilizing its proprietary software tools, the Company can produce each title in multiple formats in a single cost-efficient production process, enabling the Company to amortize its production costs across the revenue streams from each format. In addition, the Company's TalkTrack tool allows for low-cost modification of Multipath Movies to other languages without the awkward appearance of dubbed movies. The Company believes that its proprietary software tools emulate film writing and production techniques, allowing screenwriters, directors and producers to develop Multipath Movies without the use of expensive programming teams. The Company believes that the utilization of existing entertainment resources will enable it to generate high-quality digital entertainment at a low cost.

    The Company is a Delaware corporation, was formed in July 1996 and is the parent of Brilliant Interactive Ideas, Pty. Ltd., a corporation formed under the laws of New South Wales, Australia in September 1993. Its executive offices are located at 6355 Topanga Canyon Boulevard, Suite 120, Woodland Hills, California 91367, and its telephone number is (818) 346-3653.

                                  THE OFFERING


Common Stock offered by the Company................  2,500,000 shares
Common Stock offered by the Selling Stockholder....  450,000 shares
Common Stock outstanding after the Offering........  9,703,001 shares (1)
Use of Proceeds....................................  Production of Multipath Movies;
                                                     software tool development; development
                                                     of new California production studio;
                                                     expansion of Australian production
                                                     studio; content acquisitions; and for
                                                     general corporate purposes including
                                                     working capital. See "Use of Proceeds."
American Stock Exchange Symbol.....................  BDE


                         SUMMARY FINANCIAL INFORMATION

                                FISCAL YEARS ENDED               SIX MONTHS ENDED          THREE MONTHS ENDED SEPTEMBER
                                     JUNE 30,                    DECEMBER 31, (2)                       30,
                           -----------------------------   -----------------------------   -----------------------------
                               1995            1996                            1996            1996            1997
                           -------------   -------------                   -------------   -------------   -------------
                                                               1995
                                                           -------------
                                                            (UNAUDITED)
                                                                                                    (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Total revenues...........  $     842,796   $   2,053,877   $  1,184,046    $     350,147   $    281,170    $  2,056,785
Gross profit.............        186,857       1,315,035        750,482          164,286        141,299       2,056,741
Total operating
  expenses...............        566,284         804,748        313,007        3,985,824      2,657,667       1,293,055

Income (loss) from
  operations.............       (379,427)        510,287        437,475       (3,821,538)    (2,516,368)        763,686
Net income (loss)........       (423,853)        553,412        390,640       (3,834,963)    (2,536,838)        812,382
Net income (loss) per
  share (3)..............  $       (0.09)  $        0.12   $       0.09    $       (0.77)  $      (0.56)   $       0.11

Common shares used in
  computing net income
  (loss) per share (3)...      4,508,380       4,557,000      4,557,000        4,953,299      4,503,960       7,643,464
Pro forma net loss per
  share (4)..............       --         $       (0.15)       --              --              --              --
Common shares used in
  computing pro forma net
  loss per share (4).....       --             5,337,001        --              --              --              --


                                                                                           SEPTEMBER 30, 1997
                                                                                        -------------------------
                                                                                                    AS ADJUSTED
                                                                                         ACTUAL         (5)
                                                                                        ---------  --------------
                                                                                               (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.............................................................  $4,327,874  $ 15,302,874
Total current assets..................................................................  6,368,554     17,343,554
Total assets..........................................................................  7,674,787     18,649,787
Total current liabilities.............................................................  1,142,586      1,142,586
Total stockholders' equity............................................................  6,532,201     17,507,201


------------------------------

(1) Excludes 1,208,222 shares of Common Stock subject to outstanding options and warrants as of September 30, 1997.

(2) The Company changed its fiscal year end from June 30 to December 31, effective December 31, 1996.

(3) See Note 2 of Notes to Consolidated Financial Statements for information concerning the computation of net income (loss) per share.

(4) For a discussion of the calculation of pro forma net loss per share for the fiscal year ended June 30, 1996, see "Introduction to Unaudited Pro Forma Financial Information."


(5) As adjusted to reflect the sale of 2,500,000 shares of Common Stock offered by the Company hereby, at an assumed public offering price of $5.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds."


    EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) HAS BEEN ADJUSTED, WHERE APPLICABLE, TO REFLECT A 4.42-FOR-1 STOCK SPLIT EFFECTED BY THE COMPANY ON SEPTEMBER 13, 1996; AND (II) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED.

                               1997 DEVELOPMENTS

    Significant developments since the closing of the Company's initial public offering in which the Company raised net proceeds of $8.5 million include the following:


    COMPLETED AND COMMENCED THE LAUNCH OF THE FIRST MULTIPATH MOVIE, CYBERSWINE. The Company's first Multipath Movie title, CYBERSWINE, is now available in retail stores through the Company's bundling arrangement with Matrox Graphics, Inc. ("Matrox"). CYBERSWINE was also delivered to Packard Bell NEC, Inc. ("Packard Bell NEC") during August 1997 for bundling under its three-year marketing agreement with the Company. This title will be bundled on up to six million PCs which the Company expects Packard Bell NEC will begin shipping by January 1998. In addition, the Company expects to market a retail CD-ROM version of the title through selected retailers for sale during the 1997 holiday season.


    LICENSED AND DEVELOPED ADDITIONAL CONTENT FOR USE IN THE PRODUCTION OF MULTIPATH MOVIE TITLES. Brilliant has obtained the rights to produce Multipath Movies based on additional licensed content, including scripts and/or characters from Universal Studio's XENA: WARRIOR PRINCESS and XENA & HERCULES THE ANIMATED
MOVIE: THE BATTLE FOR MOUNT OLYMPUS ("XENA & HERCULES THE ANIMATED MOVIE") and D.C. Comics' SUPERMAN. The Company has also placed a third internally generated title, TEN WEEKS IN THE HEAD BIN, in development. These rights increase the content previously placed in development, which includes CYBERSWINE, episodes based on the Bantam Doubleday Dell CHOOSE YOUR OWN NIGHTMARE series for kids, Morgan Creek's ACE VENTURA character, the POPEYE character licensed from King Features Syndicate and another internally generated title, GRAVITY ANGELS.

    EXPANDED THE COMPANY'S MULTIPATH MOVIE PRODUCTION PIPELINE. In order to rapidly increase the number of Multipath Movie titles available for release, the Company has placed a significant number of titles into development. The Company has completed five titles, and based on the current production schedule, the Company plans to complete an additional six titles by the end of 1997, 29 titles by the end of 1998 and 22 titles by the end of 1999.

    BROADENED DISTRIBUTION OF MULTIPATH MOVIES THROUGH ONLINE SERVICES AND OEM ARRANGEMENTS. In addition to its bundling arrangement with Packard Bell NEC, the Company has entered into a strategic relationship with CompuServe Incorporated ("CompuServe") pursuant to which Brilliant is establishing its own Multipath Movie site on the CompuServe service which will enable consumers to purchase Multipath Movies directly and be billed by CompuServe. The Company is developing a bulletin board, library and conferencing/chat area as part of this site. CompuServe provides comprehensive online/Internet access through its brands and affiliates to more than 1.5 million subscribers in the United States. Brilliant has also entered into arrangements with graphics acceleration hardware manufacturers Matrox and S3 Incorporated ("S3"), pursuant to which the Company expects CYBERSWINE to be bundled with products shipped by each company.

    LAUNCHED A RETAIL SALES AND MARKETING CAMPAIGN. The Company is conducting a sales and marketing campaign with various national computer supply chains, software distributors and other software publishers to introduce the Multipath Movie genre and place certain titles into the marketplace on a limited basis for the 1997 holiday season. The Company has also recently launched initial efforts to establish distribution of Multipath Movies in Europe and throughout Asia.

    ESTABLISHED A NEW DIGITAL PRODUCTION STUDIO. The Company's digital production studio in New South Wales, Australia, is fully operational with six sound studios and 40 work stations for modeling, animation, scripting and graphic design. Brilliant anticipates using proceeds of the Offering to further expand the capacity and capabilities of this studio as well as to establish a second digital production studio in California.

    ENHANCED THE COMPANY'S TECHNOLOGY AND PROPRIETARY SOFTWARE TOOLS. The Company has enhanced its technology and proprietary software tools during the past year. Significant improvements and new features include: (i) substantial improvements in the curves of body shapes and facial features as well as in the display of other objects by increasing polygon processing to allow approximately 5,000 polygons to be displayed on screen at one time compared to approximately 1,000 polygons achievable by the Company one year ago, (ii) addition of light sourcing providing substantial enhancement to virtual sets and to character perspectives as they move around a virtual set,
(iii) addition of space warping capability that can be used to create effects such as smoke and rippling of water, (iv) 3D accelerator card support permitting display of images on a variety of 3D graphics accelerator card technologies which improve the look and feel of Multipath Movies, (v) compliance with Intel's MMX standards, (vi) addition of a fast forward function into the DIGITALPROJECTOR, and (vii) navigation capability within Multipath Movies allowing a viewer to move both forward and backward in the plotlines and to return to and replay previous decision points. The Company has also developed a new tool, MR. COPY, which locates, arranges and, using licensed technology, compresses and decompresses audio and bit map files enabling the Company to produce Multipath Movies with five hours of branching content, utilizing as few as 60 megabytes of disk storage space.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 ("SECURITIES ACT") AND SECTION 21E OF THE EXCHANGE ACT. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT INCLUDED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, THE STATEMENTS UNDER "PROSPECTUS SUMMARY," "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," REGARDING THE COMPANY'S STRATEGIES, PLANS, OBJECTIVES AND EXPECTATIONS, PRODUCT RELEASE SCHEDULES, THE COMPANY'S ABILITY TO DESIGN, DEVELOP, MANUFACTURE AND MARKET PRODUCTS, AND THE ABILITY OF THE COMPANY'S PRODUCTS TO ACHIEVE OR MAINTAIN COMMERCIAL ACCEPTANCE CONSTITUTE FORWARD-LOOKING STATEMENTS. THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE AT THIS TIME, BUT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE COMPANY'S EXPECTATIONS ARE SET FORTH IN THESE "RISK FACTORS," AS WELL AS ELSEWHERE IN THIS PROSPECTUS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR ANY PERSON ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE RISK FACTORS.

ACCEPTANCE OF MULTIPATH MOVIE CONCEPT; SUCCESSFUL DEVELOPMENT OF MULTIPATH
  MOVIES WITH APPEALING CREATIVE CONTENT

    The success of the Company's Multipath Movie products will depend to a significant extent on acceptance by the market of the Multipath Movie concept. The market for entertainment software is emerging and is dependent upon a number of variables, including consumer preferences, the installed base of personal computers and a sufficient number of entertainment software titles to stimulate market development. Any competitive, technological or other factor materially adversely affecting the introduction or sale of personal computers or entertainment software would have a material adverse effect on the Company. Because the market for entertainment software is relatively small in comparison with the overall market for consumer software products, it is impossible to predict with any degree of certainty the future rate of growth, if any, and the size of the market for the Company's products.

    Each Multipath Movie will be an individual artistic work, and its commercial success primarily will be determined by user reaction, which is unpredictable. The Company is introducing CYBERSWINE, its first Multipath Movie, in the fourth quarter of 1997. The commercial success of the Company's Multipath Movies will depend on its ability to predict the type of content that will appeal to a broad audience and to develop stories and characters that capture the attention and imagination of the market. In addition, the success of the Company's Multipath Movies will depend upon the Company's ability to develop popular characters and to license recognized characters and properties from third parties for its software titles. There can be no assurance that the Company will be able to develop or license popular stories or characters. The success of a Multipath Movie also depends upon the effectiveness of the Company's marketing and successful introduction of the first Multipath Movie through the Company's bundling relationship with Packard Bell NEC and the retail channel, as well as the quality and acceptance of other competing programs released into the market at or near the same time, critical reviews, the availability of alternative forms of entertainment and leisure time activities, general economic conditions and other tangible and intangible factors, all of which can change and cannot be predicted with certainty. There can be no assurance that the Company will be able to successfully introduce the Multipath Movie through its bundling relationship with Packard Bell NEC, in the retail channel or otherwise. Accordingly, there exists substantial risk that some or all of the Company's Multipath Movies will not be commercially successful, resulting in certain costs not being recouped or anticipated profits not being realized. Further, the success of the Multipath Movie genre will substantially depend on the market's reception of the first Multipath Movie. The failure of the Company's initial Multipath Movie to achieve commercial success would damage the ability of the Company to introduce additional titles. Accordingly, the failure of any of the Company's

Multipath Movies, and especially its first Multipath Movie, to achieve commercial success, could have a material adverse affect on the business, operating results and financial condition of the Company.

LIMITED OPERATING HISTORY; UNCERTAIN PROFITABILITY

    The Company was founded in September 1993, and shipped its initial traditional CD-ROM product in November 1994 and substantially curtailed this aspect of its business in 1996. The Company acquired the software tools necessary to produce Multipath Movies in August 1996 and has only recently introduced its first Multipath Movie. The Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. In the third quarter of 1997 the Company was profitable due to revenues associated with its Packard Bell NEC bundling agreement. In order for the Company to achieve sustained profitability, the Company must continue to enter into a variety of distribution and revenue generating arrangements of this type, as well as arrangements with Internet service providers, traditional CD-ROM publishers and retailers. There can be no assurance that the Company will enter into any such arrangements, or that the Company will be able to sustain quarterly profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FLUCTUATING OPERATING RESULTS


    The Company intends to generate a substantial majority of its future revenue from the development and production of Multipath Movies and other three-dimensional digitally created entertainment. The Company has commenced the launch of the first of its Multipath Movies, CYBERSWINE, in the fourth quarter of 1997. The Company plans to release the first products in the Storyteller Series and Multipath Movies for Kids series in the fourth quarter of 1997. The Company's annual and quarterly revenue will depend upon the successful development, timing and market acceptance of its interactive products and upon the costs to distribute and promote these products. Specifically, the revenues derived from the production and distribution of the Company's Multipath Movies will depend primarily on the acceptance by the market of the Multipath Movie concept and the underlying content of the Multipath Movie, neither of which can be predicted nor necessarily bear a direct correlation to the production or distribution costs incurred. See "--Acceptance of Multipath Movie Concept; Successful Development of Multipath Movies with Appealing Creative Content," and "-- Dependence on Development of Additional Multipath Movies." The commercial success of a film also depends upon promotion and marketing, production costs, impact of competition and other factors. See "-- Competition." Accordingly, the Company's annual and quarterly revenues are and will continue to be extremely difficult to forecast. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


    Historically, the Company has experienced significant fluctuations in its operating results from quarter to quarter and it expects these fluctuations to continue in the future. Factors that may influence the Company's quarterly operating results include customer demand for the Company's products, shipping schedules for PC hardware with which Multipath Movies are bundled, introduction or enhancement of products by the Company and its competitors, the ability of the Company to produce and distribute retail packaged versions of Multipath Movies in advance of peak retail selling seasons, the timing of releases of new products or product enhancements by the Company and its competitors, introduction or availability of new hardware, market acceptance of the Multipath Movies and other new products, development and promotional expenses relating to the introduction of new products or enhancements of existing products, reviews in the industry press concerning the products of the Company or its competitors, changes or anticipated changes in pricing by the Company or its competitors, mix of distribution channels through which products are sold, mix of products sold, product returns, the timing of orders from major customers, order cancellations, delays in shipment and other developments and decisions including the timing and extent of development expenditures, management's evaluation and judgement regarding a title's acceptance, other unanticipated operating expenses and general economic conditions. Additionally, a majority of the unit sales for a product typically occurs in the quarter in which the product is introduced. As a result, the Company's revenues may increase significantly in a quarter in which a major product introduction occurs and may decline in following quarters. The Company's revenues both domestically and internationally have varied significantly between monthly and quarterly periods. Therefore, in the future, the operating results for any quarter should not be taken as indicative of the results for any quarter in subsequent periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company's expense levels are, to a large extent, fixed. The Company may be unable to adjust spending in a timely manner to compensate for any revenue shortfall. As a result, any significant shortfall in revenue from the Company's Multipath Movies would have an immediate material adverse effect on the Company's business, operating results and financial condition. The Company plans to increase its operating expenses to fund greater levels of Multipath Movie production and research and development, increased marketing operations and expanded distribution channels. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, operating results and financial condition will be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The entertainment software business is highly seasonal. Typically, net revenues are highest during the fourth calendar quarter (which includes the holiday buying season), decline in the first calendar quarter and are lowest in the second and third calendar quarters. This seasonal pattern is due primarily to the increased demand for entertainment software products during the year-end holiday buying season. As a result, a disproportionate share of the Company's net revenues historically have been generated in the fourth quarter of the Company's fiscal year. The Company expects its revenues and operating results will continue to reflect these seasonal factors.

    The entertainment industry historically has been subject to substantial cyclical variation, with consumer spending for entertainment products tending to decline during recessionary periods. There can be no assurance that the Company will be able to adjust its anticipated product development expenditures and other expenses in the event of an economic downturn during such development. Accordingly, if a recessionary period occurs, tending to result in decrease sales of the Company's products, product development expenses likely will remain constant and the Company's business, operating results and financial condition could be materially adversely affected. See "-- Rapid Technological Change; Changing Product Platforms and Formats."

    Due to all of the foregoing factors, it is also likely that in some future periods the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Fluctuating Operating Results."


FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING



    The Company's future capital requirements will depend on many factors, including but not limited to, the number of Multipath Movies developed, the cost of content development, marketing and distribution, the size and timing of future acquisitions, if any, and the availability of additional financing. The Company anticipates that the proceeds of the Offering will not be sufficient to fund completion of the entire slate of Multipath Movie episodes estimated to be completed in 1998, and intends to attempt to raise additional funds to permit completion of all 22 titles through debt or equity financings. No assurance can be given that such additional financing will be available or that, if available, it can be obtained on terms favorable to the Company and its stockholders. If the Company is unable to obtain additional financing sufficient to fund the completion of all 22 titles scheduled for completion in 1998, the Company anticipates that it may defer completion of several titles. In addition, any equity financing could result in dilution to the Company's stockholders. The Company's inability to obtain adequate funds would adversely affect the

Company's operations and ability to implement its strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


SUBSTANTIAL DEPENDENCE UPON THIRD PARTIES

    The Company depends substantially upon third parties for several critical elements of its business including the development and licensing of content and the distribution of its products.

    DEPENDENCE UPON STRATEGIC AND LICENSING RELATIONSHIPS

    The Company has entered into strategic relationships with Packard Bell NEC, Morgan Creek, CompuServe, S3 and Matrox as well as licensing arrangements with numerous additional companies that own the stories underlying and/or characters in many of the Company's current and planned products. The Company's business strategy is based largely on its strategic and licensing relationships with these and other companies and its ability to continue to enter into similar strategic and licensing relationships in the future. In these relationships, mutual agreement of the parties is generally required for significant matters, or approval of the strategic partner or both parties is required to release products or to commence distribution of products. For example, the Company will be dependent on Packard Bell NEC and other OEMS to bundle Multipath Movies with their hardware products as a significant element of the Company's launch of the Multipath Movie genre. Packard Bell NEC's obligation to distribute such Multipath Movies will depend upon Packard Bell NEC's acceptance of master CD-ROMs complying with the Company's specifications. Consequently, Packard Bell NEC may, in the exercise of its approval rights, delay the introduction of the Company's first Multipath Movie. The Company is also unable to control, manage or accurately predict the shipping schedules of Packard Bell NEC and other OEM distributors. Delays in such shipping schedules or other distribution problems affecting OEM distributors may materially adversely affect the Company's ability to release its products. Also, Morgan Creek and many other content licensors have various creative controls and approval rights pursuant to their joint venture agreements with the Company. These creative controls and approval rights allow Morgan Creek as well as content licensors to arbitrarily reject or delay the Multipath Movie productions of the respective joint ventures. There can be no assurance that the Company will not be subject to delays resulting from disagreements with or an inability to obtain approvals from its strategic partners or that the Company will achieve its objectives in respect of any or all of its strategic relationships or continue to maintain and develop these or other strategic relationships, or that licenses between the Company and any such third party will be renewed or extended at their expiration dates. Many content licensors are also reluctant to grant broad licenses covering multiple formats (e.g., a license covering both Internet and television distribution rights) to companies without proven track records in the television production business, and, where rights are available, there is often significant competition for licenses. As a result of such competition, and the reluctance by owners of content to grant broad licenses, there can be no assurance that licensed content will be available to the Company at prices, or upon terms or conditions acceptable to the Company or which permit the Company to implement its strategy of producing Multipath Movies for multiple formats. Delays resulting from disagreements with licensors or joint venture partners or the Company's failure to renew or extend a key license, maintain any of its strategic relationships or enter into new licenses and strategic relationships on sound financial terms could materially adversely affect the Company's business, operating results and financial condition. See "Business -- Strategic Relationships."

    USE OF INDEPENDENT SOFTWARE DEVELOPERS AND CONTENT PROVIDERS

    In addition to internally developing software and creating content, the Company uses entertainment software created by independent software developers as well as content developed by third parties. The Company has less control over the scheduling and the quality of the software generated by independent contractors than over that developed by its own employees. Additionally, the Company may not be able to secure the services of talented content developers. The Company's business and future operating results will depend in part on the Company's continued ability to maintain relationships with skilled independent software developers and content providers, and to enter into and renew product development agreements with such developers. There can be no assurance that the Company will be able to maintain such relationships or enter into and renew such agreements.

PRODUCT DELAYS AND LIFECYCLES

    The Company's current production schedules contemplate that it will release a number of Multipath Movies in the fourth quarter of 1997, 1998 and 1999. As with any software product, however, until all aspects of the development and initial distribution of a product are completed, there can be no assurance of its release date. Release dates will vary depending on quality assurance testing and other development factors. If the Company were unable to commence volume shipments of a significant new product during the scheduled quarter, its revenue and earnings would likely be materially and adversely affected in that quarter. In the past, the Company has experienced significant delays in the introduction of certain new products. It is likely in the future that certain new products will not be released in accordance with the Company's internal development schedule or the expectations of public market analysts and investors. A significant delay in the introduction of, or the presence of a defect in, one or more new products could have a material adverse affect on the ultimate success of such products and on the Company's business, operating results and financial condition, particularly in the quarter in which such products are scheduled to be completed.

    In particular, the Company will expend substantial resources in connection with the launch of its initial Multipath Movies during the fourth quarter of 1997. Any failure to complete one or more of these titles as scheduled could result in the inability to recoup such expenditures and loss of marketing opportunities, retailer fees and consumer interest. Moreover, any delay in the introduction of, or the presence of a defect in, one or more of the titles scheduled to be completed in the fourth quarter could cause the Company to miss the 1997 holiday retail season or other opportunities and could adversely affect the ultimate success of such titles. See "Business -- Sales and Marketing."

DEPENDENCE ON DEVELOPMENT OF ADDITIONAL MULTIPATH MOVIES

    The Company's success will depend largely upon its ability in the future to continuously develop new, commercially-successful Multipath Movie titles and to replace revenues from Multipath Movie titles in the later stages of their life cycles. If revenues from new products or other activities fail to replace declining revenues from existing products, the Company's business, operations and financial condition could be materially adversely affected. In addition, the Company's success will depend upon its ability to develop popular characters and to license recognized characters and properties from third parties for its digital entertainment products. If the Company is unable to develop popular characters or if the cost of licensing characters and properties from third parties becomes prohibitive, the Company's business, operating results and financial condition could be adversely affected. Also, the Company may from time to time, enter into agreements with licensors of intellectual property that involve advance payments of royalties and guaranteed minimum royalty payments. If the sales volumes of products subject to such arrangements are not sufficient to recover such advances and guarantees, the Company will be required to write off unrecovered portions of such payments. If the Company is required to write off a material portion of any advances, or ultimately accrue for the guarantees, its business, operating results and financial condition could be materially adversely affected.

RISKS ASSOCIATED WITH INTERNET DELIVERY

    The Company also intends to distribute certain of its Multipath Movies through its Internet site and through a site on the CompuServe online service. Accordingly, any system failure that causes interruption or an increase in response time on the Company's Internet site or the CompuServe site, could result in less traffic to and distribution of Multipath Movies via the Internet and, if sustained or repeated, could reduce the attractiveness of the Company's products. The Company is also dependent upon Web browsers and Internet and online service providers to ensure user access to its products. User acceptance with respect to payment methods over the Internet may also create barriers to distribution of the Company's products through the Internet. Any disruption in the Internet access provided to the Company's Internet site or any failure by the Company's Internet site to handle higher volumes of transactions could have a material adverse effect on the Company's business, operating results and financial condition.

    The seamless appearance of Multipath Movies delivered over the Internet requires that while a scene is being viewed, succeeding scenes must be downloaded. This requires the use of 28.8 kilobits per second or faster modems, computers equipped with high-speed Pentium (or equivalent) microprocessors, 24 megabytes of random access memory and appropriately configured operating systems. These requirements generally are not satisfied by the majority of the base of currently installed PCs. There can be no assurance that adequately equipped and configured computers will become widespread prior to release of the Company's Multipath Movies. Users of computers with less sophisticated PCs may experience noticeable latencies or "lag times" between scene changes. Additionally, the performance characteristics of Multipath Movies delivered via the Internet may not equal those of Multipath Movies delivered solely on CD-ROMs, particularly with respect to perceived seamlessness and sound quality. Moreover, communications between the user and an Internet site delivering Multipath Movies may require routing of Multipath Movie instructions through several servers and may result in brief but noticeable lag times. Noticeable lag times or negative comparisons to Multipath Movies distributed on CD-ROM may reduce the attractiveness of online versions of the Multipath Movies.

    The Company presently serves its Multipath Movies delivered over the Internet through a single vendor. Any significant interruption in service provided by this vendor could interrupt sales and delivery of Multipath Movies and materially adversely affect the Company's ability to conduct its business and maintain customer satisfaction, and thereby materially adversely affect the Company's business, operating results and financial condition.

RISKS ASSOCIATED WITH RETAIL DISTRIBUTION

    The Company anticipates that a significant proportion of sales of Multipath Movies will be made through distributors and to retailers. The Company is currently expending significant resources developing a retail sales channel. The expenditures associated with this development are likely to precede the realization of significant sales through this channel. Moreover, the Company has no prior experience in the development or management of the retail channel or sales through such channel. The competition for shelf space in retail stores is intense. To the extent that the number of consumer software products and computer platforms increases, this competition for shelf space may further intensify. The Company's products are expected to constitute a small percentage of a retailer's sales volume, and there can be no assurance that retailers will provide the Company's products with adequate levels of shelf space and promotional support. Due to the increased competition for limited retail shelf space and promotional resources, retailers and distributors are increasingly in a better position to negotiate favorable terms of sale, including price discounts and product return policies, as well as cooperative market development funds. Increased competition could result in loss of shelf space for, and reduction in sell-through of, the Company's products at retail stores, as well as significant price competition, any of which could adversely affect the Company's business, operating results and financial condition.

    Retailers often require software publishers to pay fees in exchange for preferred shelf space. The amounts paid to retailers by software publishers and distributors for preferred shelf space are generally determined on a case by case basis and there is, as of yet, no industry standard for determining such fees, although larger publishers and distributors will likely have a competitive advantage in this regard to the extent they have greater financial resources and negotiating leverage. See "Business -- Competition."

    At the time of retail product shipment, the Company will establish reserves, including reserves which estimate the potential for future returns based on seasonal terms of sale and distributor and retailer inventories of the Company's products, as well as other factors. The Company intends to recognize revenue from the sale of its products upon delivery except for sales made to certain distributors where the right of ownership does not pass at delivery. Product returns or price protection concessions that exceed the Company's reserves could materially adversely affect the Company's business, operating results and financial condition and could increase the magnitude of quarterly fluctuations in the Company's operating and financial results. Furthermore, if the Company's assessment of the creditworthiness of its customers receiving product on credit proves incorrect, the Company could be required to significantly increase the reserves previously established. There can be no assurance that such future write-offs will not occur or that amounts written off will not have a material adverse effect on the Company's business, results of operations and financial condition.

COMPETITION

    The markets for the Company's digital entertainment products are intensely competitive, subject to rapid change and characterized by constant demand for new product features at reduced prices and pressure to accelerate the release of new products and product enhancements. The primary competitive areas for the Company are identified below.

    COMPUTER GRAPHICS SPECIAL EFFECT FIRMS. The Company expects to compete with computer graphics special effects firms, including Pixar, Industrial Light & Magic Inc. ("ILM"), an affiliate of Lucasfilm Ltd. ("Lucasfilm"), Digital Domain, Sony ImageWorks, Pacific Data Images, Rhythm & Hues and Boss Film Studios, Inc. These computer graphics special effects firms are capable of creating their own three-dimensional computer animated feature films and may produce three-dimensional computer animated feature films for movie studios that compete with the Company. Pixar already has produced and successfully released an animated feature film, TOY STORY, and ILM has created and produced three-dimensional character animation used for the ghosts in the live action film CASPER. These firms, each of which has greater financial and marketing resources than the Company, are expected to compete intensely with the Company in the production of animated digital products.

    CD-ROM PUBLISHERS. The CD-ROM industry is intensely competitive and consumer demand for particular software products may be adversely affected by the proliferation of competitive products. The Company believes that the primary competitive factors in the market for CD-ROM products include creative content, product quality, technological capabilities, pricing, breadth of features, marketing and distribution resources and customer service and support. The Company will compete primarily against companies offering entertainment software and related products. The Company's competitors in this area will include several large companies with substantially greater name recognition, financial, technical, marketing and other resources, including Broderbund Software, Inc. ("Broderbund"), GT Interactive Software, Inc. ("GT Interactive"), Electronic Arts, The Learning Company, Inc. ("Learning Company"), CUC International, Inc. ("CUC"). Moreover, large corporations, such as the Walt Disney Company ("Disney") and Microsoft Corporation ("Microsoft"), with substantial bases of intellectual property content and substantial financial resources, have entered or announced their intention to enter the market for CD-ROM entertainment products.

    MOVIE STUDIOS AND PRODUCTION COMPANIES. The Company's Multipath Movies will compete with traditional feature films and television programming produced by major movie studios, including Disney, Warner Bros. Inc. ("Warner Bros."), Twentieth Century Fox Film Corporation ("Twentieth Century Fox"), Paramount Pictures ("Paramount"), Sony Pictures, Inc. ("Sony"), Lucasfilm, Universal City Studios, Inc. ("MCA Universal") and MGM/UA, as well as numerous other independent motion picture and television production companies. Several movie studios already have developed and released animated feature films and the Company expects additional competition in the animated feature film market from these and other movie studios. Other movie studios have announced their intention to enter the animated feature film market, including DreamWorks SKG, a studio formed in 1994 which is expressly targeting the animated film market. The Company's broadcast and home video products will compete with the films of these movie studios for audience acceptance and exhibition over broadcast/cable and home video channels. In addition, the Company will compete with movie studios for the acquisition of literary properties, production financing, the services of performing artists, and the services of other creative and technical personnel, particularly in the fields of animation and technical direction. Most of the movie studios with which the Company will compete have significantly greater name recognition and significantly greater financial, technical, creative, marketing, and other resources than does the Company. Due to their substantially greater resources, these movie studios likely will be able to enter into more favorable distribution arrangements and to promote their films and television programming more successfully than the Company.

    Several movie studios, including Disney and Lucasfilm (through its affiliate
ILM), have developed their own internal computer animation capability and have created computer animation for special effects in animated films. Other movie studios may internally develop, license or sub-contract three-dimensional animation capability. Further, the Company believes that continuing enhancements in computer hardware and software technology will lower barriers to entry for studios or special effects companies which intend to produce computer animated feature films or other products.

    In response to all of these competitive forces, the Company will be required to make a high level of investment in content and tool development, marketing and customer service and support. There can be no assurance that the Company will have sufficient resources to make such investments or, even if they are made, that the Company's products will be competitive. Additionally, present or future competitors may be able to develop products comparable or superior to those offered by the Company or adapt more quickly than the Company to new technologies or evolving customer requirements. The Company's competitors also may increase their efforts to gain and retain market share through competitive pricing or product giveaways. These competitive pressures may necessitate price reductions by the Company, thus reducing the Company's profit margins. In addition, as the number of competitors increases and competition for valuable leisure time available to be devoted to the products such as those of the Company and equally scarce retail shelf space becomes more intense, the Company may need to increase marketing expenditures to maintain sales and product differentiation. Also, as competition for popular titles and themes that may be used in entertainment software increases, the cost of acquiring such titles and properties is likely to increase, resulting in reduced margins. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results and financial condition. See "Business -- Competition."

MANUFACTURING RISKS

    The production of the Company's Multipath Movies for the retail distribution channel consists of pressing CD-ROM disks, assembling purchased product components, printing product packaging and user manuals and packaging finished products, all of which will be performed for the Company by third party vendors in accordance with the Company's specifications and forecasts. Currently, the Company will use primarily one vendor for each of these services. While these services are available from multiple vendors and at multiple sites, there can be no assurance that an interruption in the manufacture of the Company's products could be remedied without undue delay and without materially adversely affecting the Company's results of operations. The Company does not have contractual agreements with any of its third party vendors, which may result in an inability to secure adequate services in a timely manner. Demand for the services of these vendors is also seasonal, with peak demand, and service and production backlogs and delays occurring in September, October and November of each year. The Company's retail Multipath Movies must be manufactured, assembled, printed, packaged and shipped in this environment of strained capacity and must compete for capacity and priority with the CD-ROM products of many substantially larger competitors of the Company which are able to wield substantially greater influence with the

Company's vendors than can currently be exerted by the Company. If the Company is unable to secure adequate services to timely produce and deliver its products for fourth quarter sales, the Company's business, operating results and financial condition would be materially adversely effected.

SOFTWARE TOOLS AND PRODUCT DEVELOPMENT

    The suite of software tools that will enable the Company to create its Multipath Movie has been developed over the past two years and additional refinement of these tools may be necessary in order continue to enhance the Multipath Movie format. The Company believes that its future success depends in large part upon the continuous enhancement of the software tools used to create the Multipath Movie. If problems in the development of the Company's software tools arise, no assurance can be given that the Company will be able successfully to remedy these problems. Also, entertainment products as complex as those offered by the Company may contain undetected errors or defects when first introduced or as new versions are released. The Company has in the past discovered software errors in certain of its new products and enhancements after their introduction. Although the Company has not experienced material adverse effects resulting from any such errors to date, there can be no assurance that errors or defects will not be found in new products or releases after commencement of commercial shipments, resulting in adverse product reviews and a loss of or delay in market acceptance, which would have a material adverse effect upon the Company's business, operating results and financial condition.

RAPID EXPANSION AND MANAGEMENT OF GROWTH

    Implementation of the Company's business plan, including introduction and marketing of the Company's Multipath Movies, management of the Company's joint venture with Morgan Creek, management of the Company's strategic relationship with Packard Bell NEC, negotiation of additional content licensing and distribution agreements, management of Internet service providers, the expansion of the Company's studio in Australia and the development of a new studio in California, and the general strains of the Company's role of a public company have resulted in a significant expansion of the Company and will require that the Company continue to significantly expand its operations in all areas. This growth in the Company's operations and activities has placed and will continue to place a significant strain on the Company's management, operational, financial and accounting resources. Successful management of the Company's operations will require the Company to continue to implement and improve its financial and management information systems. In addition, the restructuring of the Company and resulting management and reporting of Australian operations and financial results from the United States have placed and will continue to place an additional strain on the Company's accounting and information systems resources. The Company's ability to manage its future growth, if any, and to increase production levels and commence marketing and distribution of its products will also require it to hire and train new employees, including management and technical personnel, and motivate and manage its new employees and integrate them into its overall operations and culture. The Company recently has made additions to its management team and is in the process of expanding its marketing and production staff, a process which is expected to continue following the Offering. The Company's failure to manage implementation of its business plan and the changes made to structure and prepare for the Offering would have a material adverse effect on the Company's business, operating results and financial condition.

RISKS ASSOCIATED WITH ACQUISITIONS

    In the future, the Company may acquire complementary companies, products or technologies, although no specific acquisitions currently are pending or under negotiation. Acquisitions involve numerous risks, including adverse short-term effects on the combined business' reported operating results, impairments of goodwill and other intangible assets, the diversion of management's attention, the dependence on retention, hiring and training of key personnel, the amortization of intangible assets and risks associated with unanticipated problems or legal liabilities.

RAPID TECHNOLOGICAL CHANGE; CHANGING PRODUCT PLATFORMS AND FORMATS

    The entertainment software market and the PC industry in general are characterized by rapid and significant technological developments and frequent changes in computer operating environments. To compete successfully in these markets, the Company must continually improve and enhance its existing products and technologies and develop new products and technologies that incorporate technological advances while remaining competitive in terms of performance and price. The Company's success also will depend substantially upon its ability to anticipate the emergence of, and to adapt its products to, popular platforms for consumer software.

    The Company has designed its Multipath Movies for use with the IBM-compatible PC. The Company intends to design future products for use with new platforms which will require substantial investments in research and development. Generally, such research and development efforts must occur one to two years in advance of the widespread release or use of the platforms in order to introduce products on a timely basis following the release of such platforms. The research and development efforts in connection with games for certain advanced and emerging platforms may require greater financial and technical resources than currently possessed by the Company. In addition, there can be no assurance that the new platforms for which the Company develops products will achieve market acceptance and, as a result, there can be no assurance that the Company's development efforts with respect to such new platforms will lead to marketable products or products that generate sufficient revenues to offset the research and development costs incurred in connection with their development. Failure to develop products for new platforms that achieve significant market acceptance would have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that technological developments will not render certain of the Company's existing products obsolete, that the Company will be able to adapt its products or technologies to emerging hardware platforms, that the Company has chosen to support platforms that ultimately will be successful or that the Company will be able successfully to create software titles for such platforms in a timely manner, or at all. See "-- Software Tools and Product Development."

DEPENDENCE ON KEY PERSONNEL

    The Company's success has and will continue to depend to a significant extent upon certain key management, product development and technical personnel, many of whom would be difficult to replace, particularly Mark Dyne, its Chairman and Chief Executive Officer, and Kevin Bermeister, its President. Although the Company has entered into employment agreements with certain officers, such agreements are terminable upon 30 days notice by either party. Accordingly, there can be no assurance that such employees will continue to be available to the Company. The loss of the services of one or more of these key employees could have a material adverse effect on the Company and the Company's future success will depend in large part upon its ability to attract, retain and motivate personnel with a variety of technical and managerial skills, including software development and programming expertise. Significant competition exists for such personnel and the companies with which the Company competes are often larger and more established than the Company. Additionally, there is currently an industry-wide shortage of technical personnel which makes it more difficult to attract and retain such personnel. There can be no assurance that the Company will be able to retain and motivate its managerial and technical personnel or attract additional qualified members to management or technical staff. The inability to attract and retain necessary technical and managerial personnel could have a material and adverse effect upon the Company's business, operating results and financial condition. See "Business -- Employees" and "Management."

SHARED RESPONSIBILITIES AND OTHER EMPLOYMENT COMMITMENTS OF CHIEF EXECUTIVE
  OFFICER AND PRESIDENT

    The Company's Chief Executive Officer and Chairman, Mark Dyne, and its President, Kevin Bermeister, also serve as joint managing directors of Sega Ozisoft and other businesses. Mark Dyne also serves as Chairman of the Board of Tag-It Pacific, Inc. Kevin Bermeister also serves as managing director of Sega Enterprises (Australia) Pty., Ltd. ("Sega Enterprises"). Although Messrs. Dyne and Bermeister are active in the management of the Company, they are not required to spend a certain amount of time at the Company nor are they able to devote their full time and resources to the Company. Further, the Company does not have employment agreements with either of Messrs. Dyne or Bermeister. There can be no assurance that the inability of Messrs. Dyne and Bermeister to devote their full time and resources to the Company will not adversely affect the Company's business, operating results or financial condition. See "Management."

CONFLICTS OF INTEREST

    Certain of the Company's directors and officers are directors or officers of potential competitors and/ or strategic partners of the Company. These relationships may give rise to conflicts of interest between the Company, on the one hand, and one or more of the directors, or officers and/or their affiliates, on the other hand. The Company's Certificate of Incorporation provides that Mark Dyne and Kevin Bermeister are required to present to the Company any corporate opportunities for the development of any type of digital entertainment with the exception of opportunities for (i) minority participation in the development of digital entertainment and (ii) participation in the development by others of digital entertainment where publishing and distribution rights for the product to be developed are offered to Messrs. Dyne and/or Bermeister solely for Australia, New Zealand and/or Southern Africa. See "Certain Relationships and Related Transactions." The Company's Certificate of Incorporation provides that Messrs. Dyne and Bermeister are not required to present to the Company any other opportunities which potentially may be of benefit to the Company.

PRODUCTION STUDIOS


    The Company expects to use $0.5 million of the net proceeds from the Offering to expand its production studio in New South Wales, Australia. In addition, in order to permit the Company to access talent and scripts based in the United States and to continue to expand its production of Multipath Movies, the Company intends to use $0.7 million of the net proceeds from the Offering to establish a new production studio in California. It is expected that the expansion of the production studio in Australia and the creation of a second studio in California will require a substantial time commitment of certain members of management and could result in delays in production. There can be no assurance that the Company will be able to complete expansion of its Australian studio or equip a California production studio at the budgeted price. Additionally, there can be no assurance that expansion of the Australian facility or development of the California facility will be completed on time or that the Company will be successful in timely hiring and training new content developers and software programmers necessary to conduct the additional operations in which event the development, and consequently the release, of the Company's products may be delayed. See "-- Software Tools and Product Development." Any such delay would have a material adverse effect upon the Company's business, operating results and financial condition.


LIMITED PROPRIETARY PROTECTION

    The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company also relies on trademark, trade secret and copyright laws to protect its technology, with the source code for the Company's proprietary software being protected both as a trade secret and as a copyrighted work. Also, it is the Company's policy that all employees and third-party developers sign nondisclosure agreements. However, there can be no assurance that such precautions will provide meaningful protection from competition or that competitors will not be able to develop similar or superior technology independently. Also, the Company has no license agreements with the end users of its products and does not copy-protect its software, so it may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or otherwise obtain and use information that the Company regards as proprietary. Although the Company is not aware of unauthorized copying of its products, if a significant amount of unauthorized copying of the Company's products were to occur, the Company's business, operating results and financial condition could be adversely affected. Furthermore, policing unauthorized use of the Company's products is difficult and costly, and software piracy can be expected to be a persistent problem. If litigation is necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition. Ultimately, the Company may be unable, for financial or other reasons, to enforce its rights under intellectual property laws and the laws of certain countries in which the Company's products are or may be distributed may not protect the Company's products and intellectual rights to the same extent as the laws of the United States.

    The Company believes that its products, including its suite of software tools, do not infringe any valid existing proprietary rights of third parties. Since the software tools used to create the Multipath Movies were developed by SAND, a division of Sega Ozisoft, the Company relies entirely on the representations of Sega Ozisoft contained in the SAND Acquisition Agreement between BII Australia and Sega Ozisoft that, to Sega Ozisoft's best knowledge, the SAND technology and software acquired by the Company does not infringe the proprietary rights of others. Additionally, although the Company has received no communication from third parties alleging the infringement of proprietary rights of such parties, there can be no assurance that third parties will not assert infringement claims in the future. Any such third party claims, whether or not meritorious, could result in costly litigation or require the Company to enter into royalty or licensing agreements. There can be no assurance that the Company would prevail in any such litigation or that any such licenses would be available on acceptable terms, if at all. If the Company were found to have infringed upon the proprietary rights of third parties, it could be required to pay damages, cease sales of the infringing products and redesign or discontinue such products, any of which alternatives, individually or collectively could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Proprietary Rights."

VOLATILITY OF STOCK PRICE

    The Company's Common Stock is traded on the American Stock Exchange, and there has been substantial volatility in the market price of the Common Stock. The trading price of the Common Stock has been and is likely to continue to be subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant contracts, changes in management, announcements of technological innovations or new products by the Company or its competitors, legislative or regulatory changes, general trends in the industry, recommendations by securities industry analysts and other events or factors. In addition, the stock market has experienced extreme price and trading volume fluctuations which have affected the market price of the common stock of many technology companies in particular and which have at times been unrelated to operating performance of the specific companies whose stock is affected. In addition, in the past the Company has not experienced significant trading volume in its Common Stock, has not been actively followed by stock market analysts and has had limited market-making support from broker-dealers. If market-making support does not continue at present or greater levels and/or the Company does not continue to receive analyst coverage, the average trading volume in the Common Stock may not increase or even sustain its current levels, in which case, there can be no assurance that an adequate trading market will exist to sell large positions in the Common Stock. See "Price Range of Common Stock."

CONTROL BY EXISTING STOCKHOLDERS


    Immediately following the Offering, the Company's officers and directors and Sega Ozisoft, of which Messrs. Dyne and Bermeister are directors and stockholders, will own approximately 29.8% of the Company's outstanding shares (approximately 28.8% assuming the full exercise of the Underwriters' over-allotment option). As a result, these stockholders will be able to control the Company and its operations, including the election of at least a majority of the Company's Board of Directors and thus, the policies of the Company. The voting power of these stockholders could also discourage potential acquirors from seeking to acquire control of the Company through the purchase of the Common Stock, which might have a depressive effect on the price of the Common Stock. See "Management," "Principal and Selling Stockholders" and "Description of Capital Stock."


MANAGEMENT'S DISCRETION AS TO USE OF PROCEEDS


    The net proceeds to the Company from the sale of Common Stock offered hereby are estimated to be approximately $11.0 million. The Company expects to use approximately $7.0 million of the net proceeds for the development of Multipath Movies, approximately $2.4 million to fund software tool development and preparation of the Company's software tools for distribution, approximately $0.7 million to establish a new production studio in California, approximately $0.5 to fund expansion of the Company's production studio in New South Wales, Australia, and approximately $0.4 million to acquire content licenses. However, the Company may change the allocation of these proceeds in response to developments in the entertainment and information technology industries and changes in the Company. Accordingly, Company management will have broad discretion as to the application of the net proceeds of the Offering. See "Use of Proceeds."



SHARES ELIGIBLE FOR FUTURE SALE



    Future sales of Common Stock by existing stockholders could adversely affect the prevailing market price of the Company's Common Stock and the Company's ability to raise capital in the equity markets. Upon completion of the Offering, the Company will have 9,703,001 shares of Common Stock outstanding. Of those shares, the 2,950,000 shares of Common Stock offered hereby (3,392,500 shares if the Underwriters' over-allotment option is exercised in full) and 2,003,000 shares held by current stockholders will be freely tradable without restriction under the Securities Act, except for any such shares held at any time by an "affiliate" of the Company, as such term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"). The remaining 4,750,001 shares of Common Stock outstanding are "restricted securities," as that term is defined by Rule 144, or otherwise subject to Rule 144 because they are held by affiliates of the Company. Upon expiration of lock-up provisions, 2,836,801 shares of Common Stock will become eligible for sale 90 days following the date of this Prospectus, subject to compliance with the volume limitations of Rule 144. Under the lock-up provisions, certain securityholders of the Company including all officers and directors, have agreed that they will not, directly or indirectly, sell, assign or otherwise transfer any shares of Common Stock owned by them for a period of 90 days, and in the case of Messrs. Dyne and Bermeister, 180 days, after the date of this Prospectus, without the prior written consent of the Representatives of the Underwriters. See "Shares Eligible for Future Sale" and "Underwriting."


    The Company has registered under the Securities Act 1,080,000 shares of Common Stock reserved for issuance pursuant to the Company's 1996 Stock Option Plan (the "1996 Plan"). See "Management -- Stock Option Plan." As of October 31, 1997, options to purchase 283,000 shares were outstanding. The availability for sale, as well as actual sales, of currently outstanding shares of Common Stock, and shares of Common Stock issuable upon the exercise of options and warrants, may depress the prevailing market price for the Common Stock and could adversely affect the terms upon which the Company would be able to obtain additional equity financing. See "Shares Eligible for Future Sale."

EFFECT OF CERTAIN CHARTER PROVISIONS; ANTI-TAKEOVER EFFECTS OF CERTIFICATE OF
  INCORPORATION, BYLAWS AND DELAWARE LAW

    The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to those of the Common Stock. Following the Offering, no shares of Preferred Stock of the Company will be outstanding, and the Company has no present intention to issue any shares of Preferred Stock. However, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Further, certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock -- Preferred Stock" and "Description of Capital Stock -- Anti-Takeover Provisions."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock being offered by the Company hereby at an assumed public offering price of $5.00 per share, after deducting the estimated underwriting discounts and offering expenses, are estimated to be approximately $11.0 million ($12.6 million if the over-allotment option is exercised in full).



    The Company expects to use approximately $7.0 million of the net proceeds for the production of Multipath Movies, approximately $2.4 million to fund software tool development and preparation of the Company's software tools for distribution, approximately $0.7 million to establish a new production studio in California, approximately $0.5 million to fund the expansion of the Company's production studio in New South Wales, Australia, and approximately $0.4 million to acquire content licenses. The remainder of the proceeds are expected to be used for general corporate purposes including working capital.


    The Company intends to maintain flexibility with respect to the use of these funds and the amounts actually expended for each such use, if any, are at the discretion of the Company and may vary significantly depending upon a number of factors, including the progress of the Company's research and development and marketing programs, technological advances, industry changes, determinations as to the commercial potential of the Company's products and the status of competitive products. Accordingly, management reserves the right to reallocate the proceeds of the Offering as it deems appropriate. The Company may also use a portion of the net proceeds to acquire businesses, products or technologies; however, it currently has no commitments or agreements with respect to any such transactions. Pending such uses, the Company intends to invest the net proceeds from the Offering in short-term, investment grade, interest bearing securities.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock commenced trading on the American Stock Exchange on November 22, 1996 under the symbol "BDE." Prior to that time, there was no public market for the Company's Common Stock. The following table sets forth, for the periods indicated, certain high and low prices for the Common Stock as reported by the American Stock Exchange.


                                                                               HIGH        LOW
                                                                             ---------  ---------
YEAR ENDED DECEMBER 31, 1996
  Fourth Quarter (beginning November 22, 1996).............................  $   5.125  $   3.563
YEAR ENDED DECEMBER 31, 1997
  First Quarter............................................................      6.000      3.875
  Second Quarter...........................................................      8.375      4.500
  Third Quarter............................................................      9.875      6.250
  Fourth Quarter (through December 3, 1997)................................      9.375      5.625



    On December 3, 1997, the closing price of the Common Stock as reported on the American Stock Exchange was $5.875 per share. As of December 3, 1997, there were 16 holders of record of the Common Stock.


                                DIVIDEND POLICY

    The Company has never paid, and has no current intention to pay, dividends on its Common Stock, and intends to follow a policy of retaining earnings to finance the growth of its business. Any future determination to pay dividends will be at the discretion of the Board of Directors of the Company and will be dependent on the Company's results of operations, financial condition, contractual and legal restrictions and other factors deemed relevant by the Board of Directors at that time.

                                 CAPITALIZATION


    The following table sets forth the actual capitalization of the Company as of September 30, 1997 and the as adjusted capitalization of the Company after giving effect to the sale of the 2,500,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $5.00 per share), after deducting underwriting discounts and commissions and estimated offering expenses. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements and related notes contained therein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.



                                                                                          SEPTEMBER 30, 1997
                                                                                     -----------------------------
                                                                                                      AS ADJUSTED
                                                                                         ACTUAL      -------------
                                                                                     --------------
                                                                                      (UNAUDITED)
Stockholders' equity:
  Preferred Stock, $0.001 par value; 1,000,000 shares authorized; no shares issued
    or outstanding.................................................................  $     --        $    --
  Common Stock, $0.001 par value; 30,000,000 shares authorized; 7,203,001 shares issued and outstanding actual; 9,703,001 shares issued and outstanding as
    adjusted (1)...................................................................           7,203          9,703
  Additional paid-in capital.......................................................      11,472,591     22,445,091
  Accumulated deficit..............................................................      (4,899,297)    (4,899,297)
  Cumulative translation adjustment................................................         (48,296)       (48,296)
                                                                                     --------------  -------------
Total stockholders' equity.........................................................       6,532,201     17,507,201
                                                                                     --------------  -------------
  Total capitalization.............................................................  $    6,532,201  $  17,507,201
                                                                                     --------------  -------------
                                                                                     --------------  -------------


------------------------

(1) Excludes 1,080,000 shares of Common Stock available for issuance pursuant to the 1996 Stock Option Plan, of which 283,000 shares were subject to outstanding options as of September 30, 1997 at a weighted average exercise price of $4.47 per share. Also excludes 925,222 shares of Common Stock issuable upon exercise of outstanding warrants issued as of September 30, 1997 at a weighted average exercise price of $5.84 per share. See "Management -- Stock Option Plan."

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following selected financial data for the fiscal years ended June 30, 1995 and June 30, 1996 and the six months ended December 31, 1996 are derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The financial data for the six months ended December 31, 1995 and the three and nine month periods ended September 30, 1996 and 1997 are derived from unaudited consolidated financial statements included elsewhere in this Prospectus. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three and nine month periods ended September 30, 1997 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1997 or for any future period. The data should be read in conjunction with the Consolidated Financial Statements and related notes thereto, the Unaudited Pro Forma Financial Information and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                          FISCAL YEARS ENDED JUNE       SIX MONTHS ENDED         NINE MONTHS ENDED         THREE MONTHS ENDED
                                    30,                 DECEMBER 31,(1)           SEPTEMBER 30,(1)           SEPTEMBER 30,
                          ------------------------  ------------------------  ------------------------  ------------------------
                             1995         1996         1995         1996         1996         1997         1996         1997
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                    (UNAUDITED)                     (UNAUDITED)               (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Royalties from
    licensing
    arrangements......... $   752,108  $ 1,291,015  $  703,863   $    93,699  $   618,297  $ 2,083,904  $    35,255  $ 2,048,920
  Development fees.......      88,800      585,743     306,956       254,547      518,914      241,322      244,031        7,865
  Software sales.........       1,888      177,119     173,227         1,901        1,863       51,524        1,884      --
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues.......     842,796    2,053,877   1,184,046       350,147    1,139,074    2,376,750      281,170    2,056,785
Cost of revenues.........     655,939      738,842     433,564       185,861      410,552       17,370      139,871           44
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit.............     186,857    1,315,035     750,482       164,286      728,522    2,359,380      141,299    2,056,741
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Sales and marketing....     116,435      163,038      35,160       970,592    1,098,500      386,921      968,755      184,812
  General and
    administrative.......     223,470      365,491     129,159     1,064,771      345,380    1,664,712      139,861      664,960
  Research and
    development..........     183,000      174,395     103,278     1,876,825    1,641,315    1,418,229    1,518,337      363,147
  Depreciation...........      43,379      101,824      45,410        73,636       86,933      197,774       30,714       80,136
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total operating
      expenses...........     566,284      804,748     313,007     3,985,824    3,172,128    3,667,636    2,657,667    1,293,055
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) from
  operations.............    (379,427)     510,287     437,475    (3,821,538)  (2,443,606)  (1,308,256)  (2,516,368)     763,686
Other income (expense),
  net....................     (44,426)      43,125     (46,835)      (13,425)      72,702      366,183      (20,470)      49,476
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before
  income taxes...........    (423,853)     553,412     390,640    (3,834,963)  (2,370,904)    (942,073)  (2,536,838)     813,162
Provision for income
  taxes..................     --           --           --           --           --            (2,340)     --              (780)
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss)........ $  (423,853) $   553,412  $  390,640   $(3,834,963) $(2,370,904) $  (944,413) $(2,536,838)     812,382
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss) per
  share (2).............. $     (0.09) $      0.12  $     0.09   $     (0.77) $     (0.52) $     (0.13) $     (0.56) $      0.11
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Common shares used in
  computing net income
  (loss) per share (2)...   4,508,380    4,557,000   4,557,000     4,953,299    4,539,320    7,200,333    4,503,960    7,643,464
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Pro forma net loss per
  share (3)..............     --       $     (0.15)     --           --           --           --           --           --
                                       -----------
                                       -----------
Common shares used in
  computing pro forma net
  loss per share (3).....     --         5,337,001      --           --           --           --           --           --
                                       -----------
                                       -----------

                                                                          JUNE 30,   DECEMBER 31,
                                                                            1996         1996
                                                                          ---------  ------------
                                                                                                   SEPTEMBER 30,
                                                                                                       1997
                                                                                                   -------------
                                                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...............................................  $  53,061   $7,590,932    $ 4,327,874
Total current assets....................................................    717,474    7,933,453      6,368,554
Total assets............................................................    915,746    8,484,772      7,674,787
Total current liabilities...............................................  1,045,179    1,139,197      1,142,586
Total stockholders' equity (deficiency).................................   (129,433)   7,345,575      6,532,201

------------------------------
(1) The Company changed its fiscal year end from June 30 to December 31, effective December 31, 1996.
(2) See Note 2 of Notes to Consolidated Financial Statements for information concerning the computation of net income (loss) per share.
(3) For a discussion of the calculation of pro forma net loss per share for the fiscal year ended June 30, 1996, see "Introduction to Unaudited Pro Forma Financial Information."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Brilliant is a production and development studio producing a new generation of digital entertainment that is being distributed over the Internet and on CD-ROM. The Company, headquartered in the United States, was incorporated in July 1996. The Company was formed through the combination of two businesses:
Brilliant Interactive Ideas, Pty. Ltd. ("BII Australia"), an entertainment software developer and producer; and Sega Australia New Developments ("SAND"), a "skunk works" research and development operation for leading edge software tools. BII Australia became a wholly-owned subsidiary of the Company through the exchange of all 100,000 outstanding shares of BII Australia for 1,000,000 shares of Common Stock of the Company. In addition, the Company acquired SAND on September 30, 1996. SAND was established during the second quarter of 1994 by Sega Ozisoft Pty., Limited ("Sega Ozisoft"), one of the largest publishers and distributors of entertainment software products in Australia and New Zealand, the predecessor of which was co-founded by Mark Dyne and Kevin Bermeister.

    The Company's historical operations prior to September 1996 discussed in this section reflect only the operations of BII Australia. Founded in September 1993, BII Australia initially developed and sold interactive education and entertainment CD-ROM titles primarily for children. With the completion of the acquisition of SAND in September 1996, the nature of the Company's business changed significantly. SAND is responsible for developing the Multipath Movie suite of proprietary software tools, production process and first Multipath Movie product. The Company is focusing its efforts on the development of the Multipath Movie tools and production process, as well as the commercialization of the Multipath Movie genre and has substantially completed the phase-out of its traditional CD-ROM business. As a result of this change in the Company's business, the following discussion may not be representative of its future operations. The Company changed its fiscal year end from June 30 to December 31, effective December 31, 1996.

    The Company intends to generate a substantial majority of its future revenue from the development and production of Multipath Movies and other three-dimensional digitally created entertainment. The Company began the launch of the first of its Multipath Movies, CYBERSWINE, in the fourth quarter of 1997. The first products in the Storyteller Series and the Multipath Movies for Kids series are expected to be completed in the fourth quarter of 1997. The Company's annual and quarterly revenue will depend upon the successful development, timing and market acceptance of its interactive products and upon the costs to distribute and promote these products. Specifically the revenues derived from the production and distribution of the Company's Multipath Movies will depend primarily on the acceptance by the market of the Multipath Movie concept and the underlying content of the Multipath Movie, neither of which can be predicted nor necessarily bear a direct correlation to the production or distribution costs incurred. See "Risk Factors -- Acceptance of Multipath Movie Concept; Successful Development of Multipath Movies with Appealing Creative Content," and "Risk Factors -- Dependence on Development of Additional Multipath Movies." The commercial success of a Multipath Movie is also expected to depend upon promotion and marketing, production costs, impact of competition and other factors. See "Risk Factors -- Competition -- Movie Studios and Production Companies." Accordingly, the Company's annual and quarterly revenues are and will be extremely difficult to forecast.

    The Company incurred significant operating expenses and development costs as it continued development of its proprietary software tools and its Multipath Movies and as it continued to expand in anticipation of growth. In connection with the Company's acquisition of SAND in September 1996, the Company expensed $1,350,000 attributable to in-process research and development. Also, the Company entered into strategic relationships with Packard Bell NEC and Morgan Creek. In September 1996, the Company issued to Packard Bell NEC and Morgan Creek warrants to purchase 600,000 and 85,000 shares of Common Stock, respectively, resulting in a $1,096,000 expense and corresponding credit to equity in

September 1996. In September 1997, Packard Bell NEC was issued an additional 200,000 warrants resulting in an expense of $140,000 and a corresponding credit to equity, based on the value of the warrants issued. The Company also incurred compensation expense of $125,000 in connection with directors' stock options in November 1996. As a result of these operating expenses and charges, the Company incurred a significant loss in the six months ended December 31, 1996, and in the three months ended March 31, 1997 and June 30, 1997. The Company was profitable for the three months ended September 30, 1997 as a result of revenue recognized under its distribution agreement with Packard Bell NEC. However, costs associated with development of its Multipath Movies in prior quarters resulted in a net loss for the nine months ended September 30, 1997. See "Risk Factors--Limited Operating History; Uncertain Profitability."

RESULTS OF OPERATIONS

   THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AS COMPARED TO THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996

    REVENUES. The Company historically has derived its revenues from royalties, development fees and software sales. The Company licenses its traditional CD-ROM products to publishers and distributors in exchange for non-refundable advances, and royalties based on product sales. Royalties based on product sales are due only to the extent revenues exceed any associated non-refundable royalty advance. Royalties related to non-refundable advances are recognized when the CD-ROM master is delivered to the licensees. Royalty revenues in excess of non-refundable advances are recognized upon notification by the distributor that a royalty has been earned by the Company. Development fees are paid by customers in exchange for the Company's development of software packages in accordance with customer specifications. The software development agreements generally specify certain "milestones" which must be achieved throughout the development process. As these milestones are achieved, the Company recognizes the portion of the development fee allocated to each milestone. Software sales revenues are recognized upon shipment of product. See Note 2 of Notes to Consolidated Financial Statements.


    For those distribution contracts under which the Company is entitled to a fixed minimum guaranteed amount that has not yet been received, the minimum guaranteed amount is recognized as revenue when the CD-ROM master is delivered to the distributor. Revenues from the sale of electronic tickets to view Multipath Movies over the Internet will be recognized when such tickets are sold.


    The Company anticipates that revenues from the sale of Multipath Movies through retail outlets will be recognized when the product is shipped. Product returns or price protection concessions that exceed the Company's reserves could materially adversely affect the Company's business, operating results and financial condition and could increase the magnitude of quarterly fluctuations in the Company's operating and financial results. Furthermore, if the Company's assessment of the creditworthiness of its customers receiving product on credit proves incorrect, the Company could be required to significantly increase the reserves previously established. There can be no assurance that such future write-offs will not occur or that amounts written off will not have a material adverse effect on the Company's business, results of operations and financial condition.

    Revenues increased from $1,139,000 for the nine months ended September 30, 1996 to $2,377,000 for the nine months ended September 30, 1997. This represents an increase of $1,238,000. Revenues increased from $281,000 for the three months ended September 30, 1996 to $2,057,000 for the three months ended September 30, 1997. This represents an increase of $1,776,000. Revenues in the 1997 periods included $1,973,333 of revenue from its distribution agreement with Packard Bell NEC recognized in the third quarter of 1997. Revenues in the 1996 periods were generated from sales of the Company's traditional CD-ROM products, a business which is being phased out.

    COST OF REVENUES. Cost of revenues related to royalties consists primarily of royalty obligations to third parties. Cost of revenues related to development fees consists primarily of salaries, benefits and overhead associated with the development of specific software products to customer specifications, as well as costs of outside contractors engaged from time to time in creating aspects of software products such as animation, voice recording and music. Cost of revenues related to software sales consists primarily of royalties to third parties and the direct costs and manufacturing overhead required to reproduce and package software products. Cost of revenues decreased from $411,000 for the nine months ended September 30, 1996 to $17,000 for the nine months ended September 30, 1997. This represents a decrease of $394,000, or 96%. Cost of revenues decreased from $140,000 for the three months ended September 30, 1996 to $44 for the three months ended September 30, 1997. Cost of revenues in the 1996 periods include costs associated with development of the Company's traditional CD-ROM products. During the 1997 periods, most of the costs associated with the development of the Company's Multipath Movies were charged to research and development expenses, in accordance with Statement of Financial Accounting Standards No. 86 ("SFAS No. 86") See "--Accounting Treatment for Development Costs and Research Expenditures."

    SALES AND MARKETING. Sales and marketing expenses include primarily costs for advertising, promotions, brochures, travel and trade shows. Sales and marketing expenses decreased from $1,099,000 for the nine months ended September 30, 1996 to $387,000 for the nine months ended September 30, 1997, and from $969,000 for the three months ended September 30, 1996 to $185,000 for the three months ended September 30, 1997. Sales and marketing expenses include expenses related to grants of warrants to Packard Bell NEC of $140,000 in September 1997 and $960,000 in September 1996. Sales and marketing expenses are expected to increase in future periods due to the expansion of the Company's sales force.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses include primarily salaries and benefits of management and administrative personnel, rent, insurance costs and professional fees. General and administrative expenses increased from $345,000 for the nine months ended September 30, 1996 to $1,665,000 for the nine months ended September 30, 1997, and from $140,000 for the three months ended September 30, 1996 to $665,000 for the three months ended September 30, 1997. These increases are attributable to increased costs associated with the development of internal management and infrastructure to support the Company's increased development activity, and other services.

    RESEARCH AND DEVELOPMENT. Research and development expenses include salaries and benefits of personnel conducting research and development of software products. Research and development costs also include costs associated with creating the Company's traditional CD-ROM software tools and the software tools used to develop Multipath Movies. Research and development expenses decreased from $1,641,000 for the nine months ended September 30, 1996 to $1,418,000 for the nine months ended September 30, 1997, and from $1,518,000 for the three months ended September 30, 1996 to $363,000 for the three months ended September 30, 1997. These decreases are attributable to the addition in September 1996 of $1,350,000 in-process research and development costs incurred in connection with the SAND acquisition. Costs in 1997 include continuing development of Multipath Movies and the Multipath Movie software tools. In accordance with SFAS No. 86, the results of operations for the nine months ended September 30, 1997 include in-process research and development expenses incurred in connection with development of the Multipath Movie and the Company's proprietary software tools.

    The Company has chosen to focus on the development of Multipath Movies for the PC and has deferred development for other platforms, including game consoles, until warranted by market conditions. This focus allows the Company to devote more of its resources to development of Multipath Movie technology and development of additional titles. The Company believes that its decision will have no adverse impact on revenues in the near or medium term.

    DEPRECIATION. Depreciation expense relates to depreciation of fixed assets such as computer equipment and cabling, furniture and fixtures and leasehold improvements. These fixed assets are depreciated over their estimated useful lives (up to four years) using the straight-line method. Depreciation expense increased from $31,000 and $87,000 for the three and nine months, respectively, ended September 30, 1996 to $80,000 and $198,000 for the three and nine months, respectively, ended September 30, 1997. These increases are primarily attributable to additional computer equipment put in place and leasehold improvements made during 1997.

    OTHER INCOME AND EXPENSE. Other income includes interest income and expenses, gains and losses on foreign exchange transactions and export development grants paid to BII Australia by the Australian Trade Commission for BII Australia's participation in certain export activities. Interest increased from a net expense of $20,000 and $48,000 for the three and nine months, respectively, ended September 30, 1996 to a net income of $45,000 and $215,000 for the three and nine months, respectively, ended September 30, 1997. These increases are due to the higher cash balances as a result of the initial public offering in November 1996 and the repayment of all interest bearing debt.

    SIX MONTHS ENDED DECEMBER 31, 1996 AS COMPARED TO SIX MONTHS ENDED DECEMBER
     31, 1995

    REVENUES. Revenues decreased from $1,184,000 for the six months ended December 31, 1995 to $350,000 for the six months ended December 31, 1996. This represents a decrease of $834,000 or 70%, mainly attributable to decreased royalty revenues as a result of a change in the Company's focus from development of traditional CD-ROM products to the development of Multipath Movies.

    COST OF REVENUES. Cost of revenues decreased from $434,000 for the six months ended December 31, 1995 to $186,000 for the six months ended December 31, 1996. This represents a decrease of $248,000, or 57%. Cost of revenues in the 1995 period included costs associated with development of the Company's own titles. In the 1996 period, the Company reduced its development of traditional CD-ROM product. Many of the costs associated with the development of software for third parties were paid directly by the third parties.

    SALES AND MARKETING. Sales and marketing expenses increased from $35,000 for the six months ended December 31, 1995 to $971,000 for the six months ended December 31, 1996. Sales and marketing expenses include expenses related to grants of warrants to Packard Bell NEC of $960,000 in September 1996. The agreement with Packard Bell NEC requires Packard Bell NEC to provide certain promotional services to the Company. Accordingly, the expense associated with the warrants has been recorded as a sales and marketing expense.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $129,000 for the six months ended December 31, 1995 to $1,065,000 for the six months ended December 31, 1996. This increase is associated with increased accounting, legal and consulting services provided to the Company and the value of stock options granted during the period.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased from $103,000 for the six months ended December 31, 1995 to $1,877,000 for the six months ended December 31, 1996. Of this increase, $1,350,000 is attributable to the in-process research and development costs incurred in connection with the SAND acquisition.

    DEPRECIATION. Depreciation expense increased from $45,000 for the six months ended December 31, 1995 to $74,000 for the six months ended December 31, 1996. This increase is attributable to additional computer equipment put in place during 1996.

    OTHER INCOME AND EXPENSE. Other income includes interest income and gains on foreign exchange transactions. Interest income increased from $0 for the six months ended December 31, 1995 to $41,000 for the six months ended December 31, 1996 due to the higher cash balances as a result of the initial public offering in November 1996. Interest expense relates mainly to interest on the Company's loan from PIE, a significant shareholder. Interest expense decreased from $64,000 for the six months ended December 31, 1995 to $54,000 for the six months ended December 31, 1996. This decrease is due to a lower average balance outstanding on the PIE loan during the six months ended December 31, 1996 as compared to the six months ended December 31, 1995.

    FISCAL YEAR ENDED JUNE 30, 1996 AS COMPARED TO FISCAL YEAR ENDED JUNE 30,
     1995

    The Company experienced significant growth in fiscal year 1996. Contracts with Packard Bell NEC and Ocean of America Inc. provided substantial revenues in 1996, and the Company also entered into new agreements in 1996 to develop software for other companies. In addition, the Company entered into new marketing agreements for wider domestic and international sales of its products. The Company's growth in 1996 resulted in increases in operating expenses, although with the increased level of activity, the Company realized certain operating efficiencies and economies of scale.

    REVENUES. Revenues increased from $843,000 for the year ended June 30, 1995 to $2,054,000 for the year ended June 30, 1996. This represents an increase of $1,211,000 or 144%. Royalties increased by $539,000, attributable to a greater number of completed software titles. Development fees increased by $497,000 as a result of more software products being developed. Software sales revenues increased by $175,000, also as a result of the greater number of completed titles.

    COST OF REVENUES. Cost of revenues increased from $656,000 for the year ended June 30, 1995 to $739,000 for the year ended June 30, 1996. This represents an increase of $83,000 or 13%, mainly attributable to a greater number of titles in development. Although revenues almost doubled, costs of revenues increased only slightly. The Company's gross profit margin increased from 22% in 1995 to 64% in 1996, attributable to economies of scale and increased operating efficiencies.

    SALES AND MARKETING. Sales and marketing expenses increased from $116,000 for the year ended June 30, 1995 to $163,000 for the year ended June 30, 1996. This represents an increase of $47,000 or 41%, attributable primarily to increases in the Company's sales and marketing efforts.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $223,000 for the year ended June 30, 1995 to $365,000 for the year ended June 30, 1996. This represents an increase of $142,000 or 64%, attributable primarily to increased staff and overhead to support the higher level of production and sales activity.

    RESEARCH AND DEVELOPMENT. Research and development expenses decreased slightly from $183,000 for the year ended June 30, 1995 to $174,000 for the year ended June 30, 1996. This represents a decrease of $9,000 or 5%. The decrease is due to the fact that the Company incurred lower development expenses in 1996 to enhance software tools that were developed in 1995.

    DEPRECIATION. Depreciation expense increased from $43,000 for the year ended June 30, 1995 to $102,000 for the year ended June 30, 1996. This is due to increased computer equipment in place during 1996.

    OTHER INCOME AND EXPENSE. In fiscal year 1996, other income includes $122,000 which represents an export market development grant paid to BII Australia by the Australian Trade Commission for BII Australia's participation in certain export activities. Interest expense relates mainly to interest on the Company's loan from PIE, a significant stockholder. Interest expense increased from $45,000 for the year ended June 30, 1995 to $95,000 for the year ended June 30, 1996. This represents an increase of $50,000 or 111%, resulting from higher average outstanding borrowings from PIE in 1996 as compared to 1995.

    PRO FORMA NET INCOME (LOSS) PER SHARE. Pro forma net loss per share for the fiscal year ended June 30, 1996 reflects the acquisition by the Company of SAND in exchange for a $1,500,000 convertible promissory note. The purchase price has been allocated between in-process research and development ($1,350,000) and other assets ($150,000). This resulted in a pro forma charge to research and development expenses of $1,350,000, including the pro forma consolidation of the operations of SAND. Pro forma net loss per share for the fiscal year ended June 30, 1996 also reflects the conversion of the SAND
Note into 780,001 shares of Common Stock of the Company. The unaudited consolidated pro forma financial data may not represent the results of operations or financial position which actually would have been obtained if those transactions had been completed as of the date indicated or which may be obtained in the future.

FLUCTUATING OPERATING RESULTS

    Historically, the Company has experienced significant fluctuations in its operating results from quarter to quarter and it expects these fluctuations to continue in the future. Factors that may influence the Company's quarterly operating results include customer demand for the Company's products, shipping schedules for PC hardware with which Multipath Movies are bundled, introduction or enhancement of products by the Company and its competitors, the ability of the Company to produce and distribute retail packaged versions of Multipath Movies in advance of peak retail selling seasons, the timing of releases of new products or product enhancements by the Company and its competitors, introduction or availability of new hardware, market acceptance of the Multipath Movies and other new products, development and promotional expenses relating to the introduction of new products or enhancements of existing products, reviews in the industry press concerning the products of the Company or its competitors, changes or anticipated changes in pricing by the Company or its competitors, mix of distribution channels through which products are sold, mix of products sold, product returns, the timing of orders from major customers, order cancellations, delays in shipment and other developments and decisions including the timing and extent of development expenditures, management's evaluation and judgment regarding a title's acceptance, other unanticipated operating expenses and general economic conditions. Additionally, a majority of the unit sales for a product typically occurs in the quarter in which the product is introduced. As a result, the Company's revenues may increase significantly in a quarter in which a major product introduction occurs and may decline in following quarters. The Company's revenues both domestically and internationally have varied significantly between monthly and quarterly periods. Therefore, in the future, the operating results for any quarter should not be taken as indicative of the results for any quarter in subsequent periods.

    The Company's expense levels are, to a large extent, fixed. The Company may be unable to adjust spending in a timely manner to compensate for any revenue shortfall. As a result, any significant shortfall in revenue from the Company's Multipath Movies would have an immediate material adverse effect on the Company's business, operating results and financial condition. The Company plans to increase its operating expenses to fund greater levels of Multipath Movie production and research and development, increased marketing operations and expanded distribution channels. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, operating results and financial condition will be materially adversely affected.

    The entertainment software business is highly seasonal. Typically, net revenues are highest during the fourth calendar quarter (which includes the holiday buying season), decline in the first calendar quarter and are lowest in the second and third calendar quarters. This seasonal pattern is due primarily to the increased demand for entertainment software products during the year-end holiday buying season. As a result, a disproportionate share of the Company's net revenues historically have been generated in the fourth quarter of the Company's fiscal year. The Company expects its revenues and operating results will continue to reflect these seasonal factors.

    The entertainment industry historically has been subject to substantial cyclical variation, with consumer spending for entertainment products tending to decline during recessionary periods. There can be no assurance that the Company will be able to adjust its anticipated product development expenditures and other expenses in the event of an economic downturn during such development. Accordingly, if a recessionary period occurs, tending to result in decreased sales of the Company's products, product development expenses likely will remain constant and the Company's business, operating results and financial condition could be materially adversely affected.

ACCOUNTING TREATMENT FOR DEVELOPMENT COSTS AND RESEARCH EXPENDITURES

    The Company's current accounting policy follows SFAS No. 86, which provides for the capitalization of certain software development costs once technological feasibility is established. The capitalized costs are then amortized on a straight-line basis over the estimated product life or on a ratio of current revenues to total projected product revenues, whichever results in the greater amortization amount. Prior to the establishment of technological feasibility, these costs are expensed as incurred. Historically, the Company has expensed all costs related to the development of both its software tools and Multipath Movie titles. During the third quarter of 1997, the Company began capitalizing certain development costs related to the production of Multipath Movies in accordance with SFAS No. 86. In the future, if the Company incurs costs to develop digital entertainment products for distribution as home video features or television programming, such discrete costs may be capitalized and amortized in the proportion that gross revenues realized bear to management's estimate of the total gross revenues expected to be received, in accordance with Statement of Financial Accounting Standards No. 53, "Financial Reporting by Producers and Distributors of Motion Picture Films."

LIQUIDITY AND CAPITAL RESOURCES

    As of September 30, 1997, the Company's principal source of liquidity was approximately $4.3 million in cash. Prior to the Company's initial public offering in November 1996, a substantial portion of its operations were financed through loans from two significant stockholders, PIE and Reefknot.

    In November 1996, the Company's initial public offering of 2,000,000 shares of Common Stock at $5 per share provided approximately $8.5 million in cash after underwriters' discounts and commissions and offering expenses. All loans from Reefknot and PIE were repaid from proceeds of the initial public offering.

    Net cash provided by operating activities during the nine months ended September 30, 1996 was primarily attributable to revenues of $1,139,000. Net cash used in operating activities during the nine months ended September 30, 1997 was primarily attributable to a net loss of $944,000 and an increase in accounts receivable of $1,869,000. Net cash used in investing activities in the nine months ended September 30, 1997 was due primarily to the purchase of computer equipment. Cash flows used in financing activities in the nine months ended September 30, 1996 was primarily attributable to the repayment of loans from PIE and Reefknot.

    The Company has an obligation under its agreement with Morgan Creek to fund entirely the development of two Multipath Movies, the first of which, ACE VENTURA, is currently under development.


    The Company believes that current funds and cash generated from operations will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next twelve months but will not be sufficient to permit completion of the entire slate of Multipath Movie episodes estimated to be completed in 1998. See "Business--Development and Production Schedule." The Company intends to raise additional funds to permit completion of all 22 titles through debt or equity financings. No assurance can be given that such additional financing will be available or that, if available, it can be obtained on terms favorable to the Company and its stockholders. If the Company is unable to obtain additional financing sufficient to fund the completion of all 22 titles scheduled for completion in 1998, the Company anticipates that it may defer completion of several titles. See "Risk Factors -- Future Capital Needs; Uncertainty of Additional Funding."

                                    BUSINESS

GENERAL

    Brilliant is a production and development studio producing a new generation of digital entertainment that is being distributed over the Internet and on CD-ROM. The Company plans to market versions of its digital stories also as television programming and for home video in 1998. Using its proprietary state-of-the-art software tools, the Company produces Multipath-TM- Movies, which are three-dimensional digitally animated stories each with up to hundreds of plot alternatives, or paths, leading to multiple distinct conclusions that are influenced by the user. The Company's Multipath Movies feature seamless interactivity leaving the plot and graphical presentation of the story uninterrupted by the user's decisions. The Company utilizes a single cost-efficient production process to produce multiple formats of a particular Multipath Movie title for different distribution channels, such as the Internet, CD-ROM or television programming. In addition, the Company has developed a system that permits real time distribution of, and user interaction with, its Multipath Movies over the Internet.

    As a key part of its strategy, the Company has secured quality content for its Multipath Movies from a number of proven sources, including SUPERMAN from D.C. Comics (a subsidiary of Warner Bros.), XENA: WARRIOR PRINCESS and HERCULES & XENA THE ANIMATED MOVIE, each from Universal Studios, ACE VENTURA from Morgan Creek, POPEYE from King Features Syndicate and the CHOOSE YOUR OWN NIGHTMARE series for kids from Bantam Doubleday Dell Books. The Company also develops Multipath Movies based on internally-developed content. Further to its strategy, the Company has entered into distribution agreements with key industry participants Packard Bell NEC, CompuServe, and graphics acceleration hardware manufacturers Matrox and S3, which the Company believes will enable over 4 million PC users to access its Multipath Movies over the next twelve to eighteen months.

    The Company's Multipath Movies combine the best qualities of traditional filmed entertainment -- complex characters, stories and plots, with the best of the traditional computer game -- interactivity. The Company's Multipath Movies are designed to appeal to the entire home PC market, including both the core gamer and the much larger segment of PC users not currently served by traditional game developers. In order to offer digital entertainment products with wide appeal, the Company is producing a variety of Multipath Movies tailored to various demographic groups, such as its STORYTELLER-TM- SERIES in which an animated storyteller narrates engaging interactive stories targeted at children eight to twelve years of age and Multipath Movies for Kids-TM-, including POPEYE, targeted to children as young as three years old. Multipath Movies incorporate a number of features that the Company believes represent significant technical enhancements over existing digital entertainment. For example, animated characters created using the Company's tools appear human-like and have realistic features, facial expressions and mouth movements. Multipath Movies also allow users to control characters' moods as opposed to only their actions. In addition, a typical Multipath Movie will encourage viewers to interact with the story seamlessly, influencing the plot without interrupting its flow or graphical presentation.

    The Company's first Multipath Movie title, CYBERSWINE, is expected to be released by January 1998 through its distribution agreement with Packard Bell NEC. Pursuant to additional distribution agreements, Matrox is also bundling CYBERSWINE with its latest line of 3D graphics acceleration chip sets, which are currently being distributed for the 1997 holiday season, and the Company expects S3 to bundle CYBERSWINE with its graphics chip sets. The Company has also entered into a distribution agreement with CompuServe through which the Company is establishing its own Multipath Movie site on the CompuServe service enabling each of CompuServe's approximately 1.5 million subscribers in the United States to purchase CYBERSWINE and other Multipath Movies. The Company intends to use its existing and future distribution relationships for subsequent Multipath Movie titles that are currently in production.

    Beginning in 1998, the Company plans to release certain of its Multipath Movies in non-interactive format as television broadcast/cable programming and home video features. The Company intends to segment such Multipath Movies into 30-minute episodes and, by packaging together multiple episodes, can create a season-length series for the broadcast market. Similarly, the Company intends to produce 80- to 120-minute animated features for the home video market. The Company believes that it can produce Multipath Movies for television programming and home video features at costs substantially below typical industry costs. The Company intends to enter into joint ventures or partnerships with film and television production companies to jointly develop and release digital entertainment for the broadcast and home video markets utilizing the Company's proprietary tools.

    Using its proprietary software tools in conjunction with the Company's digital production and layup skills, the Company develops Multipath Movies in a single production process. The Company has five proprietary software tools: (i) SCRIPNAV, a software tool that enables a script writer to write, review and correct branching multipath scripts; (ii) TALKTRACK, a software tool used to synchronize facial expressions and mouth movements to voice soundtracks automatically; (iii) SCUD ENGINE, a software system which collects and integrates the output from all of the component tools to produce the Multipath Movie; (iv) MR. COPY, a new software tool that arranges, reorders and, using licensed technology, compresses and decompresses audio and bit map files created during the production of a Multipath Movie and optimally organizes the files for use in playing the Multipath Movie; and (v) DIGITALPROJECTOR, which contains all the necessary elements to load and play a Multipath Movie. Utilizing its proprietary software tools, the Company can produce each title in multiple formats in a single cost-efficient production process, enabling the Company to amortize its production costs across the revenue streams from each format. In addition, the Company's TalkTrack tool allows for low-cost modification of Multipath Movies to other languages without the awkward appearance of dubbed movies. The Company's proprietary software tools and production process are designed to emulate traditional film writing and production techniques and allow screenwriters, directors and producers to develop Multipath Movies without any detailed knowledge of computer programming or significant assistance from expensive programming teams. The Company believes that the utilization of existing entertainment resources will enable it to generate high-quality digital entertainment at a low cost.


    The Company has significantly strengthened its title development and production pipeline during the past year. Brilliant has completed five episodes as set forth below and has 57 additional Multipath Movie episodes in various stages of development and production. The Company plans to complete six additional episodes prior to the end of 1997, 29 episodes during 1998 and the balance of the current production slate, or 22 episodes, during 1999. The Company plans to release completed episodes based upon market conditions and other factors, including the bundling and shipping schedules of its OEM distributors.


                                                                      EPISODES IN
                                                                      DEVELOPMENT          1997             1998
TITLE                                       CONTENT SOURCE           OR PRODUCTION      COMPLETIONS      COMPLETIONS
-----------------------------------  ----------------------------  -----------------  ---------------  ---------------
CYBERSWINE.........................  Internally developed                      2                 5                2
GRAVITY ANGELS.....................  Internally developed                      7                 1                4
TEN WEEKS IN THE HEAD BIN..........  Internally developed                      6                --                4
CHOOSE YOUR OWN NIGHTMARE..........  Bantam Doubleday Dell                    12                 4                8
POPEYE.............................  King Features Syndicate                   3                 1                2
ACE VENTURA........................  Morgan Creek                              9                --                3
XENA: WARRIOR PRINCESS.............  Universal Studios                         9                --                3
SUPERMAN...........................  D.C. Comics                               9                --                3
                                                                              --
                                                                                               ---              ---
  TOTAL............................                                           57                11               29
                                                                              --
                                                                              --
                                                                                               ---              ---
                                                                                               ---              ---

                                          1999
TITLE                                  COMPLETIONS
-----------------------------------  ---------------
CYBERSWINE.........................             0
GRAVITY ANGELS.....................             2
TEN WEEKS IN THE HEAD BIN..........             2
CHOOSE YOUR OWN NIGHTMARE..........            --
POPEYE.............................            --
ACE VENTURA........................             6
XENA: WARRIOR PRINCESS.............             6
SUPERMAN...........................             6
                                               --
  TOTAL............................            22
                                               --
                                               --


THE DIGITAL ENTERTAINMENT MARKET

    Digital entertainment combines the best elements of filmed entertainment, creative artistry and engaging plotlines, in a multimedia format complete with high-quality stereo sound, graphics and animation to produce a realistic experience. Digital entertainment is created, stored and can be distributed electronically. Examples of current digital entertainment products include high-end computer games, virtual reality attractions, and computer-animated television programs and feature films. Traditionally, digital entertainment has been distributed on CD-ROM and game console cartridges. Leading edge digital entertainment products are now also being released online to capitalize on the tremendous current interest in the Internet and the World Wide Web. In addition, digital entertainment products have recently been released as broadcast television and cable programming, home videos, and even full length feature movies, although on a limited basis.

    TECHNOLOGY AND DIGITAL ENTERTAINMENT

    The market for digital entertainment evolved and has grown dramatically with the increasing proliferation and sophistication of personal computers and game playing consoles, and with the widespread use of the Internet. Sales of personal computers to home users have increased in recent years as a result of declining prices and increased functionality of PCs. The number of multimedia PCs used in homes worldwide is expected to grow from 40 million in 1996 to 67 million in 2000. These enhanced processing, graphics, sound, storage and transmission capabilities have enabled PC users to more easily operate multimedia software and digital entertainment products. In addition, technological advances have enabled millions of consumers and businesses to utilize the Internet, particularly the World Wide Web. International Data Corporation estimates that World Wide Web users grew to approximately 35 million by the end of 1996 and will grow to approximately 163 million by 2000. Widespread use of the Internet has become possible with technological improvements in data transmission, such as the development of more powerful data servers and faster modems.

    The Company believes that the demand for digital entertainment will continue to grow given the increasing multimedia capability of today's PCs, the growing popularity of the Internet and the increasing ease in accessing the Internet. Despite the technological advances that have been made in producing, processing and delivering digital entertainment, the Company believes that the consumer will expect digital entertainment products to have increasingly sophisticated features, including more realistic graphics and special effects, user control of more complicated or subtle character movements and real time interactivity.

    BRILLIANT'S TECHNOLOGICAL ADVANTAGES. The Company believes that its technological capabilities will position the Company as a leader in producing digital entertainment that appeals to the growing expectations of consumers. Utilizing proprietary software tools, the Company has developed Multipath Movies with features that it believes represent significant technical enhancements over existing digital entertainment. For example, animated characters created using the Company's tools appear human-like and have realistic features, facial expressions and mouth movements. Multipath Movies also allow users to control characters' moods and actions. In addition, the Company has developed a system that enables users to interact in real time with its digital entertainment products over the Internet. The Company has also developed a software tool that, when used with licensed compression technologies, decreases download time over the Internet.

    THE COST OF DIGITAL ENTERTAINMENT

    Advances in technology have dramatically improved the ability to produce digital entertainment, but have also driven up the overall cost of producing interactive games and other forms of digital entertainment. Competitive pressures to produce differentiated products have increased due to the proliferation of game cartridges and CD-ROM entertainment titles. The demand for continuing product enhancements and differentiation has caused digital entertainment producers to rely heavily upon scarce and expensive teams of talented programmers. To produce interactive plot-driven digital entertainment using currently available techniques, a programming team is critical throughout the development process to integrate plot, graphic and sound elements and to control the flow of the action. Although the costs of programming are less significant in the development of products with simple plots and a few pages of script, such as arcade style games, programming costs can become prohibitively expensive for the complex, script-intensive products that are increasingly demanded by consumers.

    BRILLIANT'S COST ADVANTAGES. The Company believes that its proprietary software tools and object-oriented production process will enable the Company to avoid many of the high programming costs associated with the development of complex, interactive scripts. The Company intends to utilize existing entertainment industry resources rather than expensive programmers to generate high-quality digital entertainment at a low cost. The Company believes that its proprietary software tools and processes will allow screenwriters, directors and producers to develop Multipath Movies without any detailed knowledge of computer programming or significant assistance from expensive programming teams. The Company also intends to utilize the entertainment industry as a primary resource for scripts. In addition, the Company believes that it will be able to utilize a single script and one production process to produce digital interactive entertainment that can be delivered in multiple formats, such as CD-ROM, the Internet, television broadcast/cable programming and home video. Consequently, the Company expects to be able to amortize its production costs across a number of revenue streams.

    THE UNDERSERVED PC MARKET FOR DIGITAL ENTERTAINMENT

    The Company believes that there is a significant segment of the home PC user population that currently does not use interactive PC-based entertainment products. Much of PC-based and game console digital entertainment to date has been developed for the dedicated computer game player, typically an eight to 21 year-old male with substantial free time and spending money. Traditional developers of computer games have continually enhanced and improved the game playing experience by adding complexity, graphics and other features to their games in order to keep the core gamer interested. The typical PC user, however, is frustrated by the difficulty of many computer games and the amount of valuable leisure time that is required to complete the experience. Well-conceived games are also expensive to produce, causing retail price points to be high relative to competing entertainment products. As a result of the industry focus on the limited core gamer segment, the fundamentals of interactive multimedia have remained relatively static over the past decade and have been centered on game design characterized by arcade, adventure, role playing, strategy and simulation themes. Although the installed base of multimedia PCs is growing, the penetration rate of a typical game product remains relatively low.

    BRILLIANT'S BROAD TARGET MARKET. The Company's digital entertainment products are designed to appeal to the entire home PC market, including both the core gamer and the much larger segment of PC users not currently served by traditional game developers. The Company's Multipath Movie represents a new genre of interactive digital entertainment that can be experienced in as few as 30 minutes and will utilize content intended to appeal to a wider audience than the traditional gamer. In order to offer digital entertainment products with wide appeal, the Company is producing a variety of Multipath Movies tailored to various demographic groups, such as its Storyteller Series in which an animated storyteller narrates engaging interactive stories targeted at children eight to twelve years of age and Multipath Movies for Kids, including POPEYE, targeted to children as young as three years old.

    DIGITAL ENTERTAINMENT FOR THE TELEVISION BROADCAST/CABLE AND HOME VIDEO
     MARKETS

    The television and cable programming industries generally are highly speculative and involve a substantial degree of development risk. The success of an individual television or cable series depends upon unpredictable and changing factors, such as public tastes, viewer preferences and the availability of other activities competing for consumers' leisure time, all of which create substantial risks that development costs for any particular program may not be recouped. Additionally, while the risks associated with television and cable programming are high, the costs to develop any individual series are also high. Due to the industry's continuing dependence upon large production crews and high-cost, on-screen talent, production costs continue to rise rapidly. At the same time, however, demand for well-priced broadcast, cable television and home video content remains strong as a result of the increasing number of available broadcast and cable channels, the strong international interest in American-based content and delivery of television and cable into emerging markets. In addition, recently enacted federal legislation requires broadcasters to offer children's programming for at least three hours per week. Although an increasing number of digitally animated broadcast programs have achieved commercial acceptance and success, the Company believes that a lack of technical capability has prevented the motion picture industry from producing commercially viable plot-based interactive digital entertainment on a broader scale.

    BRILLIANT'S PRODUCTS FOR THE TELEVISION BROADCAST/CABLE AND HOME VIDEO MARKETS. The Company believes that the strong demand for television programming and home video features will provide a ready market for the low-cost, animated digital entertainment that the Company plans to produce. Utilizing its proprietary tools, the Company is able to produce digital entertainment suitable for television and home video, as well as distribution on CD-ROM and over the Internet, in one integrated production process. This is expected to enable the Company to amortize its production costs across a number of revenue streams. Accordingly, the incremental costs allocated to the production of television programming and home video features will be substantially below typical industry costs. The Company intends to enter into joint ventures or partnerships with film and television production companies to jointly develop digital entertainment for the broadcast and home video markets utilizing the Company's proprietary tools.

BUSINESS STRATEGY


    The Company's objective is to become a leading producer of animated digital entertainment by utilizing its proprietary technology base, strategic relationships and experienced management team. Specific elements of the Company's strategy are to: (i) address market opportunities with the Multipath Movie -- a new genre of digital entertainment; (ii) continue to develop and secure compelling content; (iii) devise and aggressively pursue a broad range of distribution methods; (iv) leverage proprietary software tools and production capabilities to develop low-cost, high-value, digital entertainment products in multiple formats; (v) utilize the existing entertainment industry talent base for content development and establish the Multipath format as a standard; and
(vi) maintain a strong in-house research and development program.


   ADDRESS MARKET OPPORTUNITIES WITH THE MULTIPATH MOVIE -- A NEW GENRE OF DIGITAL ENTERTAINMENT

    The Company believes that its Multipath Movies will have wide appeal to the PC user and will also serve as television broadcast/cable programming and home video features. The Company has designed its Multipath Movies to capitalize on underserved segments of the home PC market with stories that can be experienced in as few as 30 minutes and utilize content intended to appeal to a wider audience than the traditional gamer. The Company is producing a variety of Multipath Movies tailored for various demographic groups, including comedies, adventures, science fiction stories and children's stories. Through its integrated production process for Multipath Movies, the Company has the ability to produce 30-minute episodes for the broadcast/cable television market and 80- to 120-minute animated features for the home video market. The Company believes that its low-cost integrated production process will enable the Company to offer broadcast/cable television programming and home video features at attractive prices.

   CONTINUE TO DEVELOP AND SECURE COMPELLING CONTENT

    In addition to internally developing attractive and creative original content, a key element of the Company's strategy focuses on securing third party licensed content which is compelling and has an established level of consumer recognition. The Company has secured quality content for its Multipath Movies from a number of proven sources, including SUPERMAN from D.C. Comics (a subsidiary of Warner Bros.), XENA: WARRIOR PRINCESS and HERCULES & XENA THE ANIMATED MOVIE, each from Universal Studios, ACE VENTURA from Morgan Creek, POPEYE from King Features Syndicate and the CHOOSE YOUR OWN NIGHTMARE series for kids from Bantam Doubleday Dell Books. The Company is collaborating with Morgan Creek to jointly develop Multipath Movies based on the Ace Ventura character and plans to work with other studios and content providers to develop Multipath Movies. For example, the Company plans to cooperate with D.C. Comics' writers to script Multipath Movies featuring the Superman character.

   DEVISE AND AGGRESSIVELY PURSUE A BROAD RANGE OF DISTRIBUTION METHODS

    In order to maximize the number of users able to play its Multipath Movies on their PCs, the Company is devising and pursuing a broad range of distribution methods. The Company is pursuing hardware/software bundling arrangements, retail CD-ROM sales, and promotional agreements with Internet service providers, as well as joint ventures with studios and other content owners who have their own production and distribution capabilities. The Company has entered into distribution agreements with key industry participants Packard Bell NEC, CompuServe and graphics acceleration hardware manufacturers Matrox and S3, which the Company believes will enable over four million PC users to access its Multipath Movies over the next twelve to eighteen months. The Company intends to aggressively seek joint ventures with film and television studios to create their own Multipath Movies under revenue sharing arrangements. The Company intends to create other innovative distribution methods and is exploring arrangements with ISPs and Internet advertisers and interactive links to Internet entertainment sites.

   LEVERAGE PROPRIETARY SOFTWARE TOOLS AND PRODUCTION CAPABILITIES TO DEVELOP LOW-COST, HIGH-VALUE, DIGITAL ENTERTAINMENT PRODUCTS IN MULTIPLE FORMATS

    The Company intends to maximize the product output of each Multipath Movie. Utilizing its proprietary software tools and object-oriented production process, the Company produces Multipath Movies in multiple delivery formats, including CD-ROM and the Internet. The Company plans to market versions of its digital stories also as television programming and for home video. By managing the specific sound, graphics, layup and other production elements associated with each format on an integrated basis from the beginning, the Company can produce multiple formats from each title during one production process. This enables the Company to amortize its production costs across the revenue stream associated with each format. Consequently, the Company believes that it will be able to offer high-quality digital entertainment at competitive prices. In addition, the Company's proprietary lip synchronization software tool allows for low-cost modification of the Multipath Movies to any language without the awkward appearance of dubbed movies. The Company also believes that its proprietary software tools and object-oriented production process enable it to inexpensively develop digital entertainment content that is readily adaptable for a variety of different hardware platforms. Accordingly, the Company expects to have greater flexibility in commercializing its products without being constrained by consumer platform choices.

   UTILIZE THE EXISTING ENTERTAINMENT INDUSTRY TALENT BASE FOR CONTENT DEVELOPMENT AND ESTABLISH THE MULTIPATH FORMAT AS A STANDARD

    In addition to being in greater supply, and therefore, often available at lower cost than typical game programmers, entertainment industry professionals possess the creativity, maturity and experience needed to produce plot-based interactive entertainment. The Company believes that its proprietary software tools emulate film writing and production techniques allowing screenwriters, directors and producers to develop Multipath Movies without the use of expensive programming teams. The Company intends to selectively release object code versions of its software tools through joint ventures designed to more rapidly familiarize the creative community with the production processes and commercial possibilities of Multipath Movies. The Company anticipates that these joint ventures will generate revenue for the Company through retained interests and will increase the number of Multipath Movies worldwide to help establish the Multipath Movie format as a de facto standard. In addition, the Company plans to derive revenue through sales of subsets of its software tools. The Company also intends to selectively adapt and enhance its tools to include features suggested by entertainment production professionals.

   MAINTAIN A STRONG IN-HOUSE RESEARCH AND DEVELOPMENT PROGRAM

    The Company intends to maintain its strong in-house technology development programs in order to be on the leading edge of technologies for the production and delivery of digital entertainment. The Company has a core group of software tool developers in Australia exclusively dedicated to continually enhancing existing and developing additional software tools and their applications, and intends to build upon this base with a continued investment in research and development. The Company anticipates that online distribution will become increasingly important in the digital entertainment industry as faster modems and other new technologies improve online access and decrease latency or "lag time." An important element of the Company's strategy is to continue to adjust to changing technological conditions to stay at the forefront of content delivery.

INTRODUCING THE MULTIPATH MOVIE

    The Company's Multipath Movies combine the best qualities of traditional filmed entertainment -- complex characters, stories and plots, with the best of traditional computer games -- interactivity. Multipath Movies are three-dimensional, digitally animated stories with many plot alternatives, or paths, that are influenced by user interaction throughout the story. The Company is targeting a larger market than users of traditional computer games for its Multipath Movie products; Multipath Movies will be as short as 30 minutes in length so that users can enjoy them within a single sitting and will utilize content that is designed to appeal to a wide variety of audiences.

    Multipath Movies are unlike any other entertainment product known to the Company. In contrast to existing compressed video interactive movies, the action of a Multipath Movie does not stop while a user makes decisions. A user's decisions are implemented seamlessly because the Company's proprietary DigitalProjector has the technical ability to form and manipulate streams of complex three-dimensional animated images in real time sequentially for the duration of the movie. A Multipath Movie provides the user with hundreds of plot branches leading to a number of different conclusions. A typical Multipath Movie will prompt users for a decision approximately every 45 seconds. The opening scenes of each Multipath Movie, however, will require limited interaction, which is intended to introduce users to the story in a manner that builds user empathy with the lead characters and teaches the user how to interact with a Multipath Movie. Further into a Multipath Movie, the level of prompted interactivity will increase and prompts are designed to become less direct and more intuitive. Users interact with Multipath Movies by responding with a mouse, joystick, keyboard or remote control device to decision points which affect the plot of a Multipath Movie. Decision points are identified by indicators that include (i) on-screen or dialogue prompts that manipulate the moods and personality profiles of the main characters, which in turn produce new plot directions and story lines, (ii) a character choice icon appearing at pre-scripted points where there is tension between two characters or characters have differing opinions about an issue which requires the viewer to make a supportive selection, and (iii) a mechanism which inventories items a character has collected in prior scenes and provides the user access to those items at set moments which in turn affect the action and the outcome of a scene.

    For example, in viewing CYBERSWINE, the users' responses to prompts determine a character's actions and affect the character's mood, thereby influencing its future decisions. If the user elects not to respond at any given prompt, the collective impact of the user's previous responses on the character's mood will drive subsequent branching decisions. In CYBERSWINE, if a user elects aggressive options in response to prompts, subsequent branching decisions will be made automatically as if an aggressive response was given by the user. Additionally, in XENA: WARRIOR PRINCESS the Company plans to incorporate an interface mechanism enabling users to make characters collect items such as weapons, valuables or food that they can use in later scenes.

    The Multipath Movie allows the user to jump forward or reverse to previously viewed scenes and, if desired, to select a different decision path. The user can view the Multipath Movie from the perspective chosen by the director or elect an almost infinite number of alternative camera angles. The user can also control camera angles to search for information or clues that might prove valuable in later scenes. In addition, users or their parents can select an appropriate age rating (such as "G," "PG," or "R") and thereby limit certain camera angles or scenes. Multipath Movies can also include a feature enabling more than one user to interact with the characters of the Multipath Movie.

    The Company plans to release Multipath Movies in the following formats:

    RETAIL CD-ROM TITLES. The Company intends to produce versions of its Multipath Movies in stand-alone CD-ROM format for retail distribution.

    BUNDLED TITLES WITH ONLINE CAPABILITY. The Company has also developed a system that enables users to interact in real time with Multipath Movies over the Internet through various online delivery systems. To date, low data transmission rates have precluded real-time video viewing of digital entertainment over the Internet, but the Company has developed a system permitting real-time online interactivity with its Multipath Movies. As part of the Company's system, most of the data necessary for viewing Multipath Movies is distributed on CD-ROM or installed on PC hard drives by manufacturers. This data generally includes a library of characters, scenes, graphics, sound and other components, as well as DigitalProjector, which includes the architecture necessary for playing the Multipath Movie and accessing the Internet for future episodes. Generally, consumers will receive a preview or first episode of a Multipath Movie title without being required to connect to the Internet. Because most of the data necessary to play a Multipath Movie and future episodes is resident on the CD-ROM or hard drive of the viewer's computer, a low-bit rate data stream can be delivered via the Internet to provide the animation and storyline for future episodes. The Company is currently also developing technology that will stream animation messages as well as sound, which will then not be required to reside on the user's CD-ROM or hard drive.

    TELEVISION BROADCAST/CABLE PROGRAMMING AND HOME VIDEO. Commencing in 1998, the Company also plans to release certain of its Multipath Movie titles in non-interactive format, as television broadcast/cable programming and as home video features. The Company intends to segment such Multipath Movies into episodes for sale into the 30-minute broadcast and cable series market. By packaging together multiple episodes, the Company can create a season-length series. Similarly, the Company plans to produce features from certain Multipath Movies by selecting a predetermined plot ending and to market these 80- to 120-minute features to home video publishers.

    MULTIPATH MOVIE CONTENT CATEGORIES

    The Company is developing a broad range of Multipath Movie titles designed to appeal to viewers of varying ages and tastes. Much of the PC-based digital entertainment developed to date has been designed for the dedicated computer game player, typically an eight to 21-year-old male with substantial free time and spending money who appreciates game playing complexities. The Company's strategy is to develop and produce Multipath Movie titles based upon various types of compelling content directed at discrete consumer categories. Because internally-developed titles require significant time and expertise, the Company intends to place even greater emphasis on licensed content in the future. The Company is currently developing titles according to the following categories:

    MULTIPATH MOVIE FEATURES. The Company's first Multipath Movie, CYBERSWINE, was produced from original scripts developed by the Company, and is loosely based on an Australian science fiction comic strip series. The Company has certain royalty obligations on revenues derived from CYBERSWINE. The Company is also developing various other titles for this category including the internally generated series, GRAVITY ANGELS and TEN WEEKS IN THE HEAD BIN, as well as titles based on licensed content including ACE VENTURA, XENA: WARRIOR PRINCESS and SUPERMAN. Additional titles in this category will be based on science fiction, adventure, comedic and other types of underlying content and may capitalize on popular and widely recognized film, television and comic strip characters and personalities. The Company intends to investigate and pursue content opportunities for this category that will continually broaden the appeal of Multipath Movie features.


    STORYTELLER SERIES. The Company is also developing the Storyteller Series, which is a series of Multipath Movies targeting children eight to twelve years of age. The Storyteller Series will be based upon published children's books and original stories. Initial titles in the Storyteller Series, including NIGHT OF THE WEREWOLF and BITING FOR BLOOD, will be based upon Bantam Doubleday Dell's popular children's series, CHOOSE YOUR OWN ADVENTURE, currently comprised of approximately 181 titles, and CHOOSE YOUR OWN NIGHTMARE, currently comprised of approximately 18 titles. Each of these book series is written in a branching format, in which the reader will skip to different pages or chapters of the book depending upon responses to questions posed in the story. Because of the branching nature of the CHOOSE YOUR OWN ADVENTURE and CHOOSE YOUR OWN NIGHTMARE series, the Company believes that these stories are ideally suited to the multipath format of the Storyteller Series. The Company anticipates introducing the Storyteller Series in the fourth quarter of 1997.


    MULTIPATH MOVIES FOR KIDS. The Company is developing Multipath Movies for Kids for children three to twelve years of age. These titles will be specifically designed to appeal to this age group by including more comic-like characters and engaging music and sound effects. The first title, QUEST FOR THE WOOLLY MAMMOTH, featuring POPEYE, and is scheduled to be completed in the fourth quarter of 1997.

    DEVELOPMENT AND PRODUCTION SCHEDULE


    Over the past year, the Company has placed considerable emphasis on the development and production of a broad slate of Multipath Movie titles. To date, the Company has completed five episodes of CYBERSWINE, which are being launched through its OEM arrangements. The Company also intends to release the first five CYBERSWINE episodes on a single CD-ROM through retail distribution channels. As set forth in the chart on the following page, the Company has 62 titles in various stages of production or development, including 11 titles scheduled for completion in 1997, 29 titles scheduled for completion in 1998 and 22 titles scheduled for completion in 1999. The Company plans to release completed titles based upon market conditions and other factors, including the bundling and shipping schedules of its OEM distributors, and the availability of additional financing. The Company anticipates that the proceeds of the Offering will not be sufficient to fund completion of the entire slate of Multipath Movie episodes estimated to be completed in 1998, and intends to attempt to raise additional funds to permit completion of all 22 titles through debt or equity financings. No assurance can be given that such additional financing will be available or that, if available, it can be obtained on terms favorable to the Company and its stockholders. If the Company is unable to obtain additional financing sufficient to fund the completion of all 22 titles scheduled for completion in 1998, the Company anticipates that it may defer completion of several titles. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Funding."

          CURRENT MULTIPATH MOVIE DEVELOPMENT AND PRODUCTION SCHEDULE

                                                                  ESTIMATED
              TITLE                                   NO. OF     COMPLETION    DISTRIBUTION
     (LICENSOR IF APPLICABLE)           STATUS       EPISODES       DATE          FORMAT         PROGRAM DESCRIPTION
----------------------------------  --------------  -----------  -----------  ---------------  -----------------------
MULTIPATH MOVIE FEATURES

CYBERSWINE                            Completed     1 -- 30 min    Q3 1997    Bundled,         Science fiction for
                                                                                               ages 13
                                      Completed     4 -- 30 min    Q3 1997    Internet,        and above
                                      Production    1 -- 30 min    Q3 1998    Retail
                                      Production    1 -- 30 min    Q3 1998

GRAVITY ANGELS                        Production    1 -- 30 min    Q4 1997    Internet,        Science fiction for
                                                                                               ages 13
                                      Production    3 -- 30 min    Q2 1998    Retail,          and above
                                      Scripting     1 -- 50 min    Q3 1998    D1 broadcast(1)
                                      Scripting     1 -- 50 min    Q1 1999
                                      Scripting     1 -- 50 min    Q3 1999

TEN WEEKS IN THE HEAD BIN             Scripting     4 -- 30 min    Q3 1998    Internet,        Adventure/science
                                                                                               fiction
                                      Scripting     1 -- 50 min    Q1 1999    Retail,          for ages 16 and above
                                      Scripting     1 -- 50 min    Q3 1999    D1 broadcast(1)

ACE VENTURA
 (Morgan Creek Productions)
  CASE OF THE SERIAL SHAVER           Scripting     1 -- 30 min    Q4 1998    Internet,        Comedic adventures for
  THE DON IS DEAD                     Scripting     1 -- 30 min    Q4 1998    Retail           ages 8 through 16
  FISTS OF FUR                        Scripting     1 -- 30 min    Q4 1998
  UNTITLED                           Development    6 -- 30 min     1999

XENA: WARRIOR PRINCESS               Development    3 -- 30 min    Q4 1998    Internet,        Heroine
 (Universal Studios)                                6 -- 30 min     1999      Retail           action/adventure  for
                                                                                               ages 8 and above

SUPERMAN                             Development    1 -- 30 min    Q3 1998    Internet,        Superhero action/
 (D.C. Comics)                                      2 -- 30 min    Q4 1998    Retail            adventure for ages 8
                                                    6 -- 30 min     1999                        and above

STORYTELLER SERIES

CHOOSE YOUR OWN NIGHTMARE SERIES
 (Bantam Doubleday Dell Books)
  HALLOWEEN                           Production    1 -- 30 min    Q4 1997    Internet,        Light thrillers for
  NIGHT OF THE WEREWOLF               Production    1 -- 30 min    Q4 1997    Retail           ages 8 through 12
  BITING FOR BLOOD                    Production    1 -- 30 min    Q4 1997
  MUMMY WHO WOULDN'T DIE              Production    1 -- 30 min    Q4 1997
  THE SUMMONING                       Production    1 -- 30 min    Q2 1998
  SOMETHING IN THE WOODS              Production    1 -- 30 min    Q2 1998
  THUNDERSTRUCK                       Scripting     1 -- 30 min    Q2 1998
  BLACK HOLE                          Scripting     1 -- 30 min    Q2 1998
  EVIL PENPAL                         Scripting     1 -- 30 min    Q3 1998
  HOW I BECAME A FREAK                Scripting     1 -- 30 min    Q3 1998
  CASTLE OF DARKNESS                  Scripting     1 -- 30 min    Q3 1998
  HIT GHOST                           Scripting     1 -- 30 min    Q3 1998

MULTIPATH MOVIES FOR KIDS

POPEYE
 (King Features Syndicate)
  QUEST FOR THE WOOLLY MAMMOTH        Production    1 -- 30 min    Q4 1997    Internet,        Animated cartoon for
  RESCUE OF THE WOOLLY MAMMOTH        Production    1 -- 30 min    Q2 1998    Retail           ages 3 through 12
  TREASURE HUNT                       Production    1 -- 30 min    Q3 1998

(1) The Company, as the creator of this title, retains all rights to its future distribution. Depending upon the title's reception in the market, this title may be slated for distribution into the television or home video market if warranted.

INTERNET DISTRIBUTION AND TICKETING

    Given the importance of the Internet as a distribution channel for Multipath Movies, the Company has expended considerable time and resources during the past year to enhance Multipath Movies for online delivery. The Company believes that the widespread commercialization of Multipath Movies as a new digital entertainment genre is not only dependent upon the quality of the product and the viewer's experience, but also upon the viewer's ease in accessing the product online. Given the complexities involved in delivering the Multipath Movie product over the Internet, which is accessed through numerous delivery mechanisms including different OEM configurations, Internet service provider ("ISP") systems, proprietary online services systems and directly through the World Wide Web, the Company has had to overcome various technical challenges in order to ensure the easy installation, use and payment for use of its Multipath Movie products in these discrete hardware, software and online environments.

    In connection with delivering the CYBERSWINE gold master to Packard Bell NEC under its bundling arrangement, the Company spent considerable time meeting the quality control standards of Packard Bell NEC as well as adapting the product for easy and software error-free use by consumers that might access CYBERSWINE through various online entry points including online services and ISPs. As part of this process, the Company believes that it has significantly improved the delivery of the Multipath Movie format over the Internet and online and will be able to utilize this expertise in bundling Multipath Movies with other OEMs and in its current or future online arrangements. The Company has also engineered its distribution technology and DigitalProjector to be compatible with Microsoft's Internet Explorer and Netscape Navigator, as well as the multiple configurations of Windows 95. Once installed, the DigitalProjector and its installation program query the client computer configuration files and automatically adjust DigitalProjector to operate within the specific parameters of the client computer. The Company's server technology can also issue "cookies" to end-user computers allowing two-way transfer of data that enables the Company to transparently assist the end-user computer to play a Multipath Movie.

    In addition to developing the necessary infrastructure to enable its products to be delivered over and through numerous online configuration environments, the Company has also developed its own proprietary ticketing system to collect revenue from its online users. The Company's ticketing system is designed for compatibility with a wide variety of data storage and content billing arrangements, and to provide added value for ISPs and allow customers to be billed more easily under a variety of charging options. The Company's ticketing system allows a viewer to purchase a "Movie Ticket" and apply the ticket to purchase a Multipath Movie from any participating ISP. When a viewer accesses the "Box Office" at Brilliant's Web site, if the viewer is not a subscriber with one of the participating ISPs, the viewer purchases a "Direct Purchase" ticket against a credit card. When the viewer accesses the ISP to purchase a movie, a verification and authorization sequence begins that enables the ISP to approve the viewer for viewing and creates an audit process by which the Company reimburses the ISP for its revenue share. If the viewer accessing the "Ticket Vendor" is a user of an ISP that has a billing arrangement with the Company, the viewer's ISP account can be charged as an "Indirect Purchase" ticket. The ISP charges the viewer on its monthly statement for the Multipath Movies viewed and the Company's portion of accrued charges is forwarded to the Company. The Ticket Vendor and the Company's principal Multipath Movie serving Web site are currently hosted and maintained by Worldsite Networks ("Worldsite"). The Company's proprietary ticketing system and multipath serving software reside on restricted access servers at Worldsite's facility and are maintained, upgraded and queried for reports by the Company via remote access. Through the facilities of Worldsite, the Company (i) receives requests from customers to purchase Tickets, (ii) receives, processes and transmits credit card or other payment authorization sufficient to allow the Company to receive payment of the price of each Ticket from the customer's bank, credit card processor, ISP, debit account, or special purpose Internet charge or payment account, (iii) delivers Tickets to customers, (iv) provides Multipath Movie instructions after receipt, verification and cancellation of the customer's Ticket and (v) collects and processes information relating to customers for the benefit of the Company.

THE PRODUCTION OF MULTIPATH MOVIES

                                 [LOGO]

SCRIPTING                         Scripting is the process in which the story and its
                                  characters are created and developed. The scripting
                                  process includes generating the story concept, completing
                                  its treatment and outline and final delivery.

CREATIVE DESIGN                   Creative Design includes conceptualizing and designing the look, feel and style of the title; also includes sketching characters, wardrobes, props and sets.

VOICE AND SOUND                   The Voice and Sound phase includes recording voices for
                                  the characters and developing and recording the musical
                                  score and sound effects.

MODEL AND WORLD BUILDING          Model Building involves creating digitized models of each
                                  character by defining their shapes in three dimensions
                                  (height, width and depth) and by adding animation control
                                  points through various techniques that allow the model to
                                  be moved or animated. World Building is similar to model
                                  building except that it involves environments and sets
                                  rather than characters.

TEXTURING AND LIGHTING            Texturing is the process of adding characteristics such as pattern, texture, finish and color to the "world" and its
                                  models. Lighting is also added during this process.

BLOCKING, CAMERA AND EDITING      In Blocking, the models are animated, or "brought to
                                  life," in three dimensions to create a motion sequence.
                                  Blocking is performed by defining the points in a "world"
                                  around which a particular character will move. Once the
                                  character's movements are blocked, cameras are positioned
                                  in virtual space and the action is captured using
                                  traditional camera techniques. The director can view each
                                  scene immediately following this process and edit by
                                  adjusting the cameras and action.

SPECIAL EFFECTS ANIMATION         In this phase, any necessary special effects are added,
                                  which may include special sound or visual effects.

RENDERED OUTPUT                   All of the data for script, sound, graphics and special
                                  instructions generated by ScripNav, TalkTrack and SCuD
                                  Engine are gathered by Mr. Copy, fed to the
                                  DigitalProjector and played in sequential order to output
                                  the Multipath Movie in either real time or frame by frame
                                  depending upon the output format required.

    The production of a Multipath Movie is very similar to the production of a traditional film. Just as the traditional film director identifies locations, builds sets and chooses actors, the digital Multipath Movie director builds "worlds" and "models." In the same way that traditional filmed entertainment directors give actors wardrobes and props, the Multipath Movie director "textures" the models.

    The Multipath Movie production process, however, differs from the traditional movie process in three important ways. First, the traditional process is substantially more labor intensive, requiring large crews, artisans and technicians to produce a final product. Once scenes are filmed and edited, any reshoots require the re-assembling of actors and crews, which is not only costly but often not feasible. Second, filming and editing in the traditional film process are two separate functions that cannot be performed simultaneously. Through digital production, a scene, or group of scenes, can be blocked, animated and edited at the same time. As a result, the producer can immediately view the scene and make any necessary changes while avoiding substantial costs and logistical problems. Finally, the digital Multipath Movie process allows the producer to easily substitute models and worlds, alter texturing and lighting, alter the blocking and editing process and alter special effects. By clicking the mouse, the director/scriptwriter can preview entire scenes, add/delete characters and plots, and automatically change the appearance of a character or object. Because the characters and sets are all digitally produced and then animated by the Company's tools, set components (such as language on storefronts and vehicles) and personal features such as skin tone and hair color only need to be changed once to effect the desired change throughout the Multipath Movie.

    TECHNOLOGY; BRILLIANT'S SOFTWARE TOOLS AND PRODUCTION CAPABILITIES

    The Company has developed five proprietary software tools that enable it to produce high-quality Multipath Movies: (i) SCRIPNAV, a software tool that enables a script writer to write, review and correct branching multipath scripts; (ii) TALKTRACK, a software tool used to synchronize facial expressions and mouth movements to voice soundtracks automatically; (iii) SCUD ENGINE, a software system which collects and integrates the output from all of the component tools to produce the Multipath Movie; (iv) MR. COPY, a new software tool that arranges, reorders and, using licensed technology, compresses and decompresses audio and bit map files created during the production of a Multipath Movie and optimally organizes the files for use in playing the Multipath Movie; and (v) DIGITALPROJECTOR, which contains all the necessary elements to load and play a Multipath Movie.

    SCRIPNAV. ScripNav was developed specifically for the writing of complex Multipath Movie scripts. A scriptwriter will use ScripNav to compose, edit and finalize a script using a commercially available word processing package. Then, the scriptwriter will insert various subplots into scenes in order to adapt the script to the Multipath Movie format; the alternative subplots, or paths, are based upon different temperaments of the lead character. For example, if the character is angry, the character will approach the other characters and the events in the scene in a much more aggressive and hostile manner, which will, in turn, send the plot in the appropriate direction. By inserting directional guides throughout the script, the scriptwriter is able to create a script with multiple paths and endings based on a character's moods and his or her interactions with the other characters. Once the script has been developed in the Multipath Movie style, ScripNav enables the scriptwriter to read, review and correct the script. ScripNav then corrects for syntax and branching errors and allows the scriptwriter to review the multiple plots produced. Lastly, ScripNav produces statistics that allow the scriptwriter to identify scenes that either cannot or are unlikely to be reached through the plot's development and, therefore, should be excluded from the final Multipath Movie product.

    TALKTRACK. TalkTrack automatically synchronizes a character's lip movements with corresponding dialogue tracks by examining wave files and generating output files that contain references to the appropriate mouth shapes. The tool samples sounds and matches them to the most appropriate mouth shape, and in the process, builds a library of correct sound samples with a direct relationship to a correct mouth shape. As the Company creates more content, it will build a library of improving sound and mouth shape matches. The Company believes that TalkTrack is a more efficient and cost effective way to incorporate voice into Multipath Movies than other existing sound tools. In addition, TalkTrack allows for low cost modification of the Multipath Movies to any language without the awkward appearance of dubbed movies. The sophistication of this tool has been significantly enhanced during 1997 by incorporation of improved voice sampling techniques and database applications.

    SCUD ENGINE. SCuD Engine is the centerpiece of the Multipath Movie development and production process. SCuD Engine is an object-oriented environment that collects and integrates source files from ScripNav, graphics, sound and TalkTrack tools and makes them available for layup and editing. SCuD Engine provides a multi-window editing environment in which the developer can preview, analyze and edit the final product. When a previously unedited scene is opened, SCuD Engine retrieves the text for the scene from the script text file of ScripNav and places the text in on-screen blocks or slots. The layup artist can then view the descriptive or dialogue text while attaching imported graphics, sound and other source material to that line of script. SCuD also includes a Shot Based Editing System which enables multiple sets and or props to be incorporated into one scene such that cuts and edits can take place in line with a traditional film environment. For example, in CYBERSWINE the specific scene data (sets and props) could be loaded into memory and then shown through different camera positions. In GRAVITY ANGELS, data from a number of different scenes (multiple scene sets and props) can be loaded into memory residing in an 'off' state until it needs to be used by the camera or editor at which state it returns to an 'on' state. This substantially improves the visual richness of scenes.

    MR. COPY. The Company has recently developed Mr. Copy which builds, integrates and allocates the final data files in composing a Multipath Movie to be played on the DigitalProjector. Mr. Copy arranges, assembles and, using licensed technology, compresses and decompresses thousands of audio and bit map files that are created during the development of a Multipath Movie in a manner that optimizes the playing of the title. Mr. Copy compresses files allowing up to five hours of branching content to be captured in as little as 60 megabytes of disk space, as compared with conventional technologies which presently would require at least one gigabyte of storage.

    DIGITALPROJECTOR. DigitalProjector contains all the necessary components to load and play the final Multipath Movie product. DigitalProjector is the software engine for any system that is being used to play the Multipath Movie and is generally the only software tool that the Company must modify to permit the Multipath Movie to be adapted to new platforms. The Company has developed DigitalProjector for IBM-compatible PCs, and may develop DigitalProjector for other platforms.

    In order to further promote the Multipath Movie as a digital entertainment format, the Company intends to release on a limited basis object code versions of its software tools to selected entertainment production companies and other entertainment professionals. The Company intends to release these software tool sets through joint venture arrangements in which the Company can control the proprietary value of the software tools and control their dissemination. As part of these joint venture arrangements, the Company will provide certain technical and production assistance, while deriving revenue from a retained ownership interest in the Multipath Movie titles produced by the joint venture partner. The Company will particularly target potential joint venture partners with either the type and availability of content or other creative and production skills that are well-suited to the software tools and production of Multipath Movies. The Company believes that the availability and use of the software tools by the entertainment community at large will stimulate the overall level of interest in the Multipath Movie format and will increase the number of available Multipath Movie titles, thereby helping to establish the Multipath Movie format as a de facto standard. Additionally, the Company intends to selectively adapt and enhance its tools to include features suggested by entertainment production professionals.

    In addition to its proprietary software tools and engines, the Company uses certain commercially available sound and graphics tools in the Multipath Movie production process:

    SOUND TOOLS. The Company utilizes other non-proprietary sound tools that enable producers to incorporate wave files from standard sound files generated by almost any sound-editing package. Because wave files are generally not compressed, the Company then uses other non-proprietary tools to compress and prepare these files for use in DigitalProjector.

    GRAPHICS TOOLS. Graphics tools enable producers to convert the graphics created by existing commercially available packages into a format that is compatible with SCuD Engine and DigitalProjector. In addition, producers of digital animation use graphics tools in the model and world building phase. Producers create digitized models by defining their shapes in three dimensions (height, width and depth) and by adding control points. The number of control points is determined by the number of polygons that are used to create the model. "Polygons" are multi-sided objects that can be colored or textured and moved as single entities in computer graphics, allowing for three-dimensional digital animation.

    The Company's proprietary tools, used in conjunction with commercially available tools, allow the developer to produce a high quality Multipath Movie from the initial scripting stage to the generation of title output. The chart below depicts the digital Multipath Movie production process discussed previously and the phases of the process enabled by each tool.

                                  [CHART]

    COMPARISON OF MULTIPATH MOVIE FORMATS

    The specifications of the formats for video, the PC and online differ substantially. While each format will run for a total of 30 to 120 minutes, the length of any individual scene will vary depending upon the extent of its interactivity. While content produced for the PC will be user interactive, video will not. The most significant difference between formats is the number of polygons per character and per scene required to create the models and worlds. Due to processing capacity constraints of current PCs, the Company's Multipath Movie for CD-ROM and the Internet will use a limited number of polygons. Because polygon counts are scalable, the Company creates its models and worlds with high polygon counts suitable for broadcast/cable or video markets, and then reduces the number of polygons in order to adapt the Multipath Movie for the PC and online markets. To date, digital entertainment for home video and the PC have been produced separately. As a result, the models and worlds developed for one format would not be used in other format types. By combining the development of multiple products into one process, the Company can cost effectively build models and worlds that can be utilized over multiple product formats.

                            HOME VIDEO         BROADCAST/CABLE
      CRITERIA               FEATURE                SERIES                  PC               INTERNET/ONLINE
 MOVIE DURATION        80-120 minutes        30-minute episodes    30-120 minutes         30-120 minutes

 POLYGONS PER          Unlimited             Unlimited             1,000                  1,000
 CHARACTER

 POLYGONS PER SCENE    Unlimited             Unlimited             5,000                  5,000

 SPECIAL EFFECTS       All                   All                   Limited                Limited

 INTERACTIVITY         None                  None                  Plot branching         Plot branching
                                                                   Camera angle           Camera angle
                                                                   Real time decisions    Real time decisions

 OUTPUT METHOD         Pre-rendered video    Pre-rendered video    Real time 3D graphics  Real time 3D graphics

 DISTRIBUTION MEDIA    D1 tape               D1 tape               CD-ROM                 Internet

SALES AND MARKETING

    The Company's sales and marketing program is designed to achieve revenue growth, create and continue capturing new customers and promote the ongoing growth of the Multipath Movie genre through various distribution methods and promotional initiatives. In order to facilitate the broad acceptance of Multipath Movies, the Company is pursuing a broad distribution strategy. The Company will focus on three primary channels in building broad distribution of its product formats:

    CD-ROM RETAIL CHANNELS AND DIRECT-TO-RETAIL. The Company is establishing a retail distribution program in which Multipath Movies will be marketed through traditional software publishers and distributors nationwide. The Company seeks to develop multiple arrangements without giving broad title exclusivity to any particular publisher or distributor. To complement these arrangements, the Company is also establishing a direct-to-retail program in which the Company will enter into certain marketing and distribution agreements with selected retailers with particular emphasis on national and regional computer, office and mass merchants. The Company will outsource the logistical, shipping and warehousing needs for its direct-to-retail program.

    INTERNET AND ONLINE SERVICES Given the importance of Internet and online delivery in the overall success of the Multipath Movie format, the Company believes that it is critical to make Multipath Movies available to as many Internet and online service users as possible. Consequently, the Company seeks to bundle its titles on various types of PC hardware. Through its relationship with Packard Bell NEC, Packard Bell NEC is obligated to bundle the Company's products on up to six million PCs shipped during a three-year period. In addition to this bundling arrangement, the Company has entered into bundling arrangements with each of S3 and Matrox. The Company will continue to pursue additional bundling arrangements with other OEM manufacturers. To complement its title bundling arrangements, the Company is also establishing a site for its Multipath Movies as part of the online service offered by CompuServe, including a bulletin board, library and conferencing/chat area. As part of this program, selected Multipath Movie titles will be distributed to Compuserve users on CD-ROMs, which will allow them to purchase Multipath Movies through this site while being billed on their monthly CompuServe statement. The Company anticipates that Multipath Movies will become available through the CompuServe service by the first quarter of 1998.

    TELEVISION BROADCAST/CABLE PROGRAMMING AND HOME VIDEO. The Company currently anticipates that it will begin to market its Multipath Movies as television programming and home video features beginning in 1998. Due to the episodic and serial nature of its Multipath Movies, the Company's titles are easily adaptable to the episodic television market. In addition, by grouping multiple episodes together, the Company can also produce titles for the cable and direct to video markets.

INTERNATIONAL SALES AND MARKETING

    The Company's international sales and marketing strategy will be managed from the United States and will be executed through a combination of domestic and offshore efforts. The Company's strategy for international distribution is to utilize exclusive arrangements for specific countries or dedicated territories with distributors, which in management's opinion, are best suited to direct the commercial launch and ongoing marketing support of products in that country or territory. The Company believes that it will be able to continue to capitalize on management's extensive network of international relationships and background in the international distribution of CD-ROM products. The Company has recently retained a managing director for Europe, based in the United Kingdom. The Company is currently exploring possible product development and distribution joint venture and strategic relationship opportunities in Europe. The Company believes that product distribution in Europe will require implementation of localized distribution strategies and methods through established regional distributors. In addition, the Company believes that greater emphasis on traditional retail distribution methods will be required in Europe initially because of lower Internet usage rates in this region.

    Given the global nature of the World Wide Web, the Company believes that international markets represent a significant incremental opportunity for its Multipath Movies delivered over the Internet. Utilizing its proprietary TalkTrack technology, the Company believes it can deliver Multipath Movies in foreign languages without significant logistical or cost issues. In particular, the Company intends to initially explore opportunities in France and Germany. Because the lip movements of the characters are automatically synchronized to the dialogue track of the Multipath Movie, the Company has the ability to downstream foreign-language versions to international online users of Multipath Movies.

STRATEGIC, CONTENT AND DISTRIBUTION RELATIONSHIPS

    The Company has entered into various strategic relationships and other arrangements to assist in the development, production and distribution of Multipath Movies. These strategic relationships will be an integral element in the execution of the Company's business strategy.

    PACKARD BELL NEC. The Company has entered into an agreement with Packard Bell NEC for Packard Bell NEC to bundle software for a Multipath Movie title with 80% of the first 7.4 million multimedia equipped personal computers shipped by Packard Bell NEC in the United States, Canada, the United Kingdom, Australia, New Zealand and South Africa over a three-year period which began in August of 1997 (the "Shipping Period"). The bundled software allows the user to play or download Multipath Movies from an Internet site established by the Company. The bundled software permits viewing of a preview or the first episode of CYBERSWINE and includes a library of characters, scenes, graphics, sound and other components permitting viewing of future episodes of the title. The Company has the ability to periodically substitute other Multipath Movie titles for the CYBERSWINE title initially bundled by Packard Bell NEC. For a period ending two years following the expiration of the Shipping Period, Packard Bell NEC has agreed to provide point of sale retail advertising for the Multipath Movies distributed through Packard Bell NEC, and to create a prominently displayed icon on the Packard Bell NEC screen display which, when clicked, will enable the user to view a preview of the Multipath Movie and purchase the entire Multipath Movie through a link to Packard Bell NEC's Web site. Under the terms of the agreement, which was amended in September, 1997, Packard Bell NEC will pay a royalty on each bundled unit of a Multipath Movie shipped by Packard Bell NEC during a portion of the Shipping Period and is entitled to receive a percentage of the net revenues earned by the Company from those bundled units. Thereafter, the Company will be entitled to all revenues that are derived from Multipath Movies distributed pursuant to the Agreement. Packard Bell NEC received warrants to purchase 600,000 shares of the Company's Common Stock upon execution of the agreement in 1996, and additional warrants to purchase 200,000 shares of the Company's Common Stock upon execution of the amendment to the agreement in September 1997. See "Description of Capital Stock -- Warrants."

    MORGAN CREEK PRODUCTIONS. The Company has entered into an agreement to form a joint venture with Morgan Creek Interactive, a subsidiary of Morgan Creek Productions. Morgan Creek is a principal developer and distributor of feature films; past features include "ACE VENTURA: PET DETECTIVE," and "ACE VENTURA:
WHEN NATURE CALLS." The agreement provides that Morgan Creek will contribute to the joint venture a nonexclusive license to two motion picture scripts for use in the development of Multipath Movies to be distributed on CD-ROM for PCs and over the Internet. The first project commenced under this agreement is a thirteen episode comedy adventure series featuring the Ace Ventura character. The Company is scripting three episodes of ACE VENTURA, which it expects to complete during 1998. The Company expects to commence scripting of an additional six episodes in the fourth quarter of 1997. The rights granted by Morgan Creek under the agreement do not extend to broadcast/cable television programming. Morgan Creek is providing certain creative, direction and film development assistance to the Company. The Company will be responsible for all development costs of the Multipath Movies but will be entitled to recover such costs before Morgan Creek will participate in any revenues generated from the Multipath Movies created by the joint venture. The Company will also contribute to the joint venture a nonexclusive license to the Company's DigitalProjector software tool solely for use in connection with two Multipath Movies to be produced by the joint venture. In exchange for the contribution of development content, Morgan Creek will receive, following the Company's recovery of production costs and the Company's recovery of its investment in the joint venture, a designated percentage of the joint venture's revenues. Morgan Creek also received warrants to purchase 85,000 shares of the Company's Common Stock. See "Description of Capital Stock -- Warrants." The agreement provides that Morgan Creek will own all intellectual property related to the content used in the Multipath Movies created by the joint venture and will have the right to exploit such content for other uses without any royalty obligation to the joint venture or the Company, although the Company will retain all rights to the licensed software tool.

    BANTAM DOUBLEDAY DELL BOOKS FOR YOUNG READERS. The Company has entered into an agreement (the "Bantam Agreement") with Bantam Doubleday Dell providing the Company with an option to acquire exclusive worldwide interactive rights to Bantam Doubleday Dell's "CHOOSE YOUR OWN NIGHTMARE" and "CHOOSE YOUR OWN ADVENTURE" series of interactive books. The Company's option covers over 185 titles, plus any additional titles in each series published by Bantam Doubleday Dell. The Company's rights include rights to adapt the licensed titles to interactive format only and to deliver the products on CD-ROMs and via the Internet. By exercising its option, the Company will be required to acquire no less than 18 titles during the seven-year term of the Bantam Agreement. Bantam Doubleday Dell will be entitled to receive a portion of the net proceeds from sales of the licensed titles. Upon the Company's election of each of the first 16 titles, in batches of four titles, the Company is required to pay Bantam Doubleday Dell a non-refundable advance against which royalties will be applied. To date, the Company has exercised its option on 10 titles.

    KING FEATURES SYNDICATE. The Company has entered into an agreement with King Features Syndicate providing the Company with the right to use its character Popeye and related story characters in Multipath Movies for play on PC-based CD-ROM products and over the Internet in countries where English is the predominantly spoken language. The option includes the right to adapt licensed titles for three Multipath Movies. The Company has paid King Features Syndicate a cash advance against future royalties. If the Company meets certain minimum earned royalty levels, the Company shall have the option to extend the agreement for two years beyond its original three-year term which continues until December 31, 1999.

    UNIVERSAL STUDIOS. The Company's agreement with Universal provides the Company with the rights to use certain story scripts from the live action television series XENA: WARRIOR PRINCESS and animated character designs from the direct-to-video motion picture HERCULES & XENA THE ANIMATED MOVIE for use in the production of Multipath Movies. The sale of Multipath Movie titles based on the original plots can be made for the CD-ROM and DVD platforms and additional plots can be distributed and sold via the Internet. The Company has paid Universal Studios part of an advance against future royalty payments and guaranteed minimum royalties. The initial term of this agreement continues until January 31, 2002.

    D.C. COMICS (WARNER BROS.). The Company's agreement with D.C. Comics provides the Company with the rights to use the comic strip character "Superman" in Multipath Movies which can be distributed on CD-ROM and DVD platforms, or via the Internet. The Company has a guaranteed advance against royalties. The Company is also obligated to pay D.C. Comics a certain percentage of net advertising proceeds received from the sale of Multipath Movies based on the Superman character. The initial term of the agreement continues until September 1, 2001.

    CRAWFORD PRODUCTIONS. The Company has entered into a production joint venture with Crawford Productions Pty., Ltd. ("Crawfords"), an Australian television and production company, to develop two Multipath Movies. Pursuant to the joint venture, Crawfords and the Company will each fund one-half of the development budget of the joint venture. Crawfords will be responsible for distributing broadcast and cable versions of the two Multipath Movies and the Company will distribute the Multipath Movies in interactive computer-based formats. Crawfords and the Company will equally divide all proceeds from exploitation of the two Multipath Movies created by the joint venture.

    MATROX. The Company has granted Matrox, a manufacturer of graphics acceleration hardware, the right to place the first episode of CYBERSWINE on an Internet enabled CD-ROM bundled with Matrox products. Matrox has bundled the first episode of CYBERSWINE with its Matrox m3D graphics upgrade. Matrox' customers who view the first CYBERSWINE episode are connected to the Company's Internet site where they are able to purchase additional episodes. The Company will retain all revenues from purchases of additional episodes by Matrox customers. Matrox has the right to bundle the first episode with its other products but is not under an obligation to do so.

    S3. S3, a manufacturer of graphics acceleration hardware, has entered into a two-year agreement with the Company permitting, but not requiring, S3 to bundle CYBERSWINE on a CD-ROM distributed with its three dimensional hardware products. Under the agreement, CYBERSWINE would be distributed in encrypted form and may be viewed by users who purchase a code or "key" by calling a service center using a toll-free phone number. The Company will receive a portion of the purchase price of each key sold by S3.

    COMPUSERVE. CompuServe has agreed to distribute the enabling software and digital assets for the Company's Multipath Movies on CompuServe's version upgrade CD-ROMs sent to its members and prospective members. If CompuServe determines not to distribute the enabling software and digital assets on its upgrade CD-ROMs, the Company may terminate the agreement. The Company will establish a site providing CompuServe users access to Multipath Movies. Through the site, CompuServe users will be able to download the DigitalProjector, and files for various Multipath Movies and episodes. The site will also include a forum consisting of a message board, library and "chat" area. The site will be hosted by computer facilities provided by CompuServe. Under the agreement, the Company will receive a portion of Multipath

Movie revenues, connect-time fees and advertising and sponsorship fees generated by use of the Company's CompuServe site. The Company will also receive "bounties" for CompuServe subscribers brought to CompuServe by the Company's marketing efforts.

RESEARCH AND DEVELOPMENT

    The Company's research and development program is focused on: (i) enhancing the Company's software tools to continually add features identified by and of value to the creative and production entertainment communities, (ii) developing enhanced Internet delivery capabilities for Multipath Movies, (iii) improving the Company's proprietary object-oriented database to enhance facial expressions and mouth movements of Multipath Movie characters, and (iv) increasing the efficiency of its object-oriented production process. The Company's research and development program includes development of a proprietary object-oriented database intended to give Multipath Movie producers ready access to the Company's database of objects, such as sets, props and characters, and thereby increase production efficiencies. The Company is expending substantial resources in its research and development facility in Australia, where it maintains a staff of fourteen engineers, eight of whom are devoted to pioneering new technologies and six of whom are devoted exclusively to advancing the Company's existing technology and software tools. The Company intends to apply a portion of the proceeds of the Offering to increase its research and development staff in order to progressively enhance existing features of the software tools, continue development of the user interface of the Company's software tools re-write sections of code, improve modularity, and provide technical support for joint venture partners to whom the software tools are licensed.

    The Company has significantly enhanced and improved its technology and proprietary software tools during the past year as a result of discrete programming upgrades. Significant improvements and new features include: (i) substantial improvements in the curves of body shapes and facial features as well as in the display of other objects by increasing polygon processing to allow approximately 5,000 polygons to be displayed on screen at one time compared to approximately 1,000 polygons achievable by the Company one year ago,
(ii) the addition of light sourcing providing substantial enhancement to virtual sets and to character perspectives as they move around a virtual set, (iii) addition of space warping capability that can be used to create effects such as smoke and rippling of water, (iv) 3D accelerator card support permitting display of images on a variety of 3D graphics accelerator card technologies which improve the look and feel of Multipath Movies, (v) compliance with Intel's MMX standards, (vi) addition of a fast forward function into the DIGITALPROJECTOR, and (vii) navigation capability within Multipath Movies allowing a viewer to move both forward and backward in the plotlines and to return to and replay previous decision points. The Company has also developed a new tool, MR. COPY, which locates, arranges and, using licensed technology, compresses and decompresses audio and bit map files enabling the Company to produce Multipath Movies with five hours of branching content utilizing as few as 60 megabytes of disk storage space.

COMPETITION

    The markets for the Company's digital entertainment products are intensely competitive, subject to rapid change and characterized by constant demand for new product features at reduced prices and pressure to accelerate the release of new products and product enhancements. The primary competitive areas for the Company are identified below.

    COMPUTER GRAPHICS SPECIAL EFFECT FIRMS. The Company expects to compete with computer graphics special effects firms, including Pixar, ILM, Digital Domain, Sony ImageWorks, Pacific Data Images, Rhythm & Hues and Boss Film Studios, Inc. These computer graphics special effects firms are capable of creating their own three-dimensional computer animated feature films or may produce three-dimensional computer animated feature films for movie studios that compete with the Company. Pixar has already produced and successfully released an animated feature film, TOY STORY, and ILM has created and produced three-dimensional character animation used for the ghosts in the live action film CASPER. These firms, each of which have greater financial and marketing resources than the Company, are expected to compete intensely with the Company in the production of animated digital products.

    CD-ROM PUBLISHERS. The CD-ROM industry is intensely competitive and consumer demand for particular software products may be adversely affected by the proliferation of competitive products. The Company believes that the primary competitive factors in the market for CD-ROM products include creative content, product quality, technological capabilities, pricing, breadth of features, marketing and distribution resources and customer service and support. The Company will compete primarily against companies offering entertainment software and related products. The Company's competitors in this area will include several large companies with substantially greater name recognition, financial, technical, marketing and other resources, including Broderbund, GT Interactive, Electronic Arts, Learning Company and CUC. Moreover, large corporations, such as Disney and Microsoft, with substantial bases of intellectual property content and substantial financial resources, have entered or announced their intention to enter the market for CD-ROM entertainment products.

    MOVIE STUDIOS AND PRODUCTION COMPANIES. The Company's Multipath Movies will compete with traditional feature films and television programming produced by major movie studios, including Disney, Warner Bros., Twentieth Century Fox, Paramount, Sony, Lucasfilm, MCA Universal and MGM/UA, as well as numerous other independent motion picture and television production companies. Several movie studios already have developed and released animated feature films and the Company expects additional competition in the animated feature film market from these and other movie studios. Other movie studios have announced their intention to enter the animated feature film market, including DreamWorks SKG, a studio formed in 1994 which is expressly targeting the animated film market. The Company's broadcast and home video products will compete with the films of these movie studios for audience acceptance and exhibition over broadcast/cable and home video channels. In addition, the Company will compete with movie studios for the acquisition of literary properties, production financing, the services of performing artists, and the services of other creative and technical personnel, particularly in the fields of animation and technical direction. Most of the movie studios with which the Company will compete have significantly greater name recognition and significantly greater financial, technical, creative, marketing, and other resources than does the Company. Due to their substantially greater resources, these movie studios likely will be able to enter into more favorable distribution arrangements and to promote their films and television programming more successfully than the Company.

    Several movie studios, including Disney and Lucasfilm (through its affiliate
ILM), have developed their own internal computer animation capability and have created computer animation for special effects in animated films. Other movie studios may internally develop, license or sub-contract three-dimensional animation capability. Further, the Company believes that continuing enhancements in computer hardware and software technology will lower barriers to entry for studios or special effects companies which intend to produce computer animated feature films or other products.

PROPRIETARY RIGHTS

    The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company also relies on trademark, trade secret and copyright laws to protect its technology, with the source code for the Company's proprietary software being protected both as a trade secret and as a copyrighted work. Also, it is the Company's policy that all employees and third-party developers sign nondisclosure agreements. However, there can be no assurance that such precautions will provide meaningful protection from competition or that competitors will not be able to develop similar or superior technology independently. Also, the Company has no license agreements with the end users of its products and does not copy-protect its software, so it may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or otherwise obtain and use information that the Company regards as proprietary. Although the Company is not aware of unauthorized copying of its products, if a significant amount of unauthorized copying of the Company's products were to occur, the Company's business, operating results and financial condition could be adversely affected. Furthermore, policing unauthorized use of the Company's products is difficult and costly, and software piracy can be expected to be a persistent problem. If litigation is necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition. Ultimately, the Company may be unable, for financial or other reasons, to enforce its rights under intellectual property laws and the laws of certain countries in which the Company's products are or may be distributed may not protect the Company's products and intellectual rights to the same extent as the laws of the United States.

    The Company believes that its products, including its suite of software tools, do not infringe any valid existing proprietary rights of third parties. Since the software tools used to create the Multipath Movies were developed by SAND, a division of Sega Ozisoft, the Company relies entirely on the representations of Sega Ozisoft contained in the SAND Acquisition Agreement between BII-Australia and Sega Ozisoft that, to Sega Ozisoft's best knowledge, the SAND technology and software acquired by the Company does not infringe the proprietary rights of others. Additionally, although the Company has received no communication from third parties alleging the infringement of proprietary rights of such parties, there can be no assurance that third parties will not assert infringement claims in the future. Any such third party claims, whether or not meritorious, could result in costly litigation or require the Company to enter into royalty or licensing agreements. There can be no assurance that any such licenses would be available on acceptable terms, if at all, or that the Company would prevail in any such litigation. If the Company were found to have infringed upon the proprietary rights of third parties, it could be required to pay damages, cease sales of the infringing products and redesign or discontinue such products, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

EMPLOYEES


    At October 31, 1997 the Company had 77 full-time employees: 12 engaged in research and development, 58 in production, five in general administration and finance and two in sales and marketing. None of the employees of the Company is covered by a collective bargaining agreement. The Company considers its relationship with its employees to be good. The Company currently utilizes the services of nine independent software developers pursuant to contractual relationships.


    The Company intends to hire additional key personnel in the near future. The Company's expansion may significantly strain the Company's management, financial and other resources. Any failure to expand these areas in an efficient manner could have a material adverse effect on the Company's operating results.

    The Company believes its future success will depend in large part on the Company's ability to recruit and retain qualified employees, particularly those highly skilled design, process and test engineers involved in the manufacture of existing systems and the development of new systems and processes. The competition for such personnel is intense. There can be no assurances that the Company will be successful in retaining or recruiting key personnel. Three of the Company's employees, the Chairman and CEO, the CFO and the Director of Licensing, are based in Los Angeles, California. All other employees operate out of facilities located in Bondi Junction and Woollahra, both suburbs of Sydney, Australia.

PROPERTIES

    The Company's production facilities, consisting of approximately 8,500 square feet, are located in Bondi Junction, Australia and the research and development facilities occupied by SAND consisting of approximately 1,900 square feet are located in Woollahra, Australia. The current annual rental under the Bondi Junction lease is $126,000 and under the Woollahra lease is $30,000. The Company also leases an office in Woodland Hills, California for rent of approximately $69,000 per annum.


    The Company anticipates using up to $0.5 million of the proceeds raised in the Offering to expand its current production studio in Bondi Junction. The current facility is fully operational with six sound studios and forty work stations for modeling and animation as well as a number of additional work station seats for authors and graphic artists that work on a contract basis. Brilliant anticipates expanding this studio to accommodate additional sound studios and work stations. In addition, the Company will use proceeds form the Offering to establish new production facilities in California. It is anticipated that these facilities will develop and produce titles with local joint venture partners and overflow work from Australia. Research and development with respect to the continual enhancements and upgrades of the Company's proprietary software tool suite will be maintained in Bondi Junction.

LEGAL PROCEEDINGS

    The Company is not involved in any litigation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Information with respect to the directors and executive officers as of October 31, 1997 is as follows:

NAME                                                           AGE                          POSITION
---------------------------------------------------------      ---      ------------------------------------------------
Mark Dyne................................................          36   Chairman of the Board of Directors and Chief
                                                                          Executive Officer
Kevin Bermeister.........................................          37   President and Director
Michael Ozen.............................................          43   Chief Financial Officer and Secretary
Mark Miller..............................................          38   Vice President, Production and Operations and
                                                                          Director
Anthony Rose.............................................          33   Vice President, Technology
Olympia Proal............................................          41   Vice President, Sales and Marketing
Alan Sharam..............................................          54   Managing Director, Europe
Diana Maranon (1)........................................          39   Director
Gary Barber (2)..........................................          40   Director
Ray Musci (1)............................................          37   Director
Garth Saloner (2)........................................          42   Director
Jeff Scheinrock (1)(2)...................................          46   Director

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

    MARK DYNE. Mr. Dyne has served as the Chairman of the Board of Directors and as Chief Executive Officer of the Company since October 1996. Mr. Dyne currently is Chairman of the Board of Directors of Tag-It Pacific, Inc., a position he has held since September 1997. Mr. Dyne also serves as joint managing director of Sega Ozisoft, a company he helped found in 1982 with Kevin Bermeister. Sega Ozisoft is now a majority owned subsidiary of Sega operating under the name of Sega Ozisoft. Mr. Dyne continues to own an equity interest in Sega Ozisoft. Sega Ozisoft is a distributor for many leading publishers including, among others, Virgin Interactive, Accolade, MicroProse, Viacom, Interplay, Access, and Starwave. Mr. Dyne currently is a director of Monto Holdings Pty. Ltd. ("Monto") and Nu-Metro Multimedia Pty. Ltd. ("Nu-Metro"), and a co-owner of Packard Bell Australia Pty. Ltd. ("Packard Bell NEC Australia"). From June 1995 through May 1997, Mr. Dyne served as a Co-Chief Executive Officer of Sega Enterprises (Australia) Pty., Ltd. ("Sega Enterprises"), a theme park developer which operates the $70 million interactive indoor theme park in Darling Harbor in Sydney, Australia. Nu-Metro is a South African based distributor of multi-media software products. Sega Enterprises is owned jointly by Mr. Dyne, Mr. Bermeister, Sega Enterprises Japan ("Sega Japan"), Mitsubishi Corp. and Mitsui Corp. Monto is a private investment holding company. Packard Bell NEC Australia is one of the leading manufacturers and distributors of personal computers through the Australian mass merchant channel.

    KEVIN BERMEISTER. Mr. Bermeister has served as President of the Company since October 1996 and as a Director since August 1996. Mr. Bermeister is a joint managing director of Sega Ozisoft, a position he has held since 1982, and continues to own an equity interest in Sega Ozisoft. Mr. Bermeister currently is Chief Executive Officer of Sega Enterprises, a position he has held since June 1995, a director of Nu-Metro and Jacfun Pty., Ltd. ("Jacfun"), and a co-owner and director of Packard Bell NEC Australia. Mr. Bermeister also serves as a director of Jewish House of Sydney, Australia, a charitable organization. Jacfun is the owner of the Darling Harbor property occupied by the Sega Enterprises indoor theme park.

    MICHAEL OZEN. Mr. Ozen has served as Chief Financial Officer of the Company since October 1996 and Secretary of the Company since March 1997. From May 1991 through June 1996, Mr. Ozen served as

Manager -- International Taxes at Coopers & Lybrand, LLP. In July 1996, Mr. Ozen became Director -- International Taxes at Coopers & Lybrand, LLP, a position he held until October 1996.

    MARK MILLER. Mr. Miller has served as Vice President, Production and Operations since October 1996 and as a Director of the Company since August 1996. Mr. Miller served as President and Chief Financial Officer of the Company from August 1996 through September 1996. Mr. Miller also is Managing Director of BII Australia, a position he has held since March, 1994. From February 1993 through December 1994, Mr. Miller was Managing Director of PIE, where he was primarily engaged in the development and maintenance of educational and multimedia software for use by schools and other educational institutions. Mr. Miller currently is a director of PIE. From 1989 through 1992, Mr. Miller was Director of Sales and Marketing of Dealing Information Systems Pty. Ltd., a developer of proprietary modular software treasury systems for managing financial transactions.

    ANTHONY ROSE. Anthony Rose has served as a consultant to SAND since April 1994 and currently serves as Vice President, Technology of the Company. Mr. Rose also is the owner and director of and, prior to April 1994 was employed by, A.R. Technology Pty. Ltd. ("A.R. Technology"), an Australian company founded by Mr. Rose in 1988 which is involved in the design and manufacture of digital electronics hardware and software. A.R. Technology has completed design assignments for Apple, Epson, Panasonic and other corporations and government institutions. Mr. Rose holds several international patents relating to anti-virus hardware circuits for personal computers.

    OLYMPIA PROAL. Ms. Proal has served as Vice President, Sales and Marketing of the Company since August 1997. From April 1996 until joining the Company, Ms. Proal served as Vice President, Sales and Marketing of Looking Glass Technologies, a publisher of entertainment software products. From July 1994 until April 1996, Ms. Proal was Director of Sales for DK Multimedia, a book publisher, where she helped launch their multimedia division. Prior to joining DK Multimedia, Ms. Proal served in various positions at Sierra On-Line, Inc. for over seven years, including Director of Sales.


    ALAN SHARAM. Mr. Sharam has served as Managing Director, Europe since June 1997. Mr. Sharam also is a consultant to Magic Touch International Ltd. ("Magic Touch"), a position he has held since April 1996. Magic Touch is a manufacturer of touch screen computer monitors. From June 1992 to January 1996, Mr. Sharam served as a European Board Member of Sega Europe and as Managing Director of Sega UK.


    DIANA MARANON. Ms. Maranon has served as a Director of the Company since October 1996, and served as Secretary of the Company from August 1996 until March 1997. Ms. Maranon is the President and Managing Director of Averil Associates, Inc. ("Averil Associates"), a financial advisory firm and member of the National Association of Securities Dealers, and serves as a director of Micronet Technology, Inc. and Tag-It Pacific, Inc. Prior to founding Averil Associates in 1994, Ms. Maranon was a Vice President with Wasserstein Perella & Co., Inc. ("Wasserstein"), an investment banking firm, with whom she started in 1988. At Wasserstein, Ms. Maranon was responsible for covering companies headquartered in the Western United States. From 1985 to 1988, Ms. Maranon practiced securities law with Skadden Arps Slate Meagher & Flom. Ms. Maranon is a member of the California Bar.

    GARY BARBER. Mr. Barber has served as a Director of the Company since October 1996. From May 1989 to July 1997, Mr. Barber was employed by Morgan Creek Productions, Inc. From January 1995 until July 1997, he was Vice Chairman and Chief Operating Officer of Morgan Creek. While at Morgan Creek, Mr. Barber has executive produced numerous feature films including ACE VENTURA: PET DETECTIVE, ACE VENTURA: WHEN NATURE CALLS, ROBIN HOOD: PRINCE OF THIEVES and currently is executive producer of the ACE VENTURA animated television series that airs on CBS.

    RAY MUSCI. Mr. Musci has served as a Director of the Company since October 1996. From May 1990 to the present, Mr. Musci has served as the President, Chief Operating Officer and as a Director of Ocean of America, Inc., a company that develops, publishes and distributes software products. From September 1994 to July 1996, Mr. Musci served as a director of Ocean International, Ltd., the holding company of Ocean of America, Inc. From August 1985 to March 1990, Mr. Musci was Executive Vice President/ General Manager of Data East USA, Inc., a subsidiary of Data East Corp., a Japanese company, where he established a consumer division to develop, manufacture, market and distribute consumer video games, entertainment software and coin-operated video arcade games and pinball machines.

    GARTH SALONER. Mr. Saloner has served as a Director of the Company since October 1996. From 1990 to the present, Mr. Saloner has served as the Robert A. Magowan Professor of Strategic Management and Economics at the Graduate School of Business at Stanford University. He also has served as Associate Dean for Academic Affairs and Director of Research and Course Development at Stanford Graduate School of Business. From 1982 to 1990, Mr. Saloner taught as a professor in the Economics Department of the Massachusetts Institute of Technology. Mr. Saloner also is a director and a member of the audit committee of Quick Response Services, Inc., a corporation that provides electronic data interchange services in the retail market.

    JEFF SCHEINROCK. Mr. Scheinrock has served as a Director of the Company since October 1996. Since May 1997, Mr. Scheinrock has been Chief Executive Officer of Scheinrock Advisory Group, Inc. From July 1, 1996 until May 2, 1997, Mr. Scheinrock served as Vice Chairman, Chief Financial Officer and Assistant Secretary of Kistler Aerospace Corporation, a company involved in the development, marketing and manufacture of reusable satellite launch vehicles. From March 1, 1989 to July 1, 1996, Mr. Scheinrock was the Vice Chairman of Finance and Strategic Planning of Packard Bell NEC. Mr. Scheinrock is a director of SRS Labs, Inc. and SmarTalk TeleServices, Inc., corporations listed on the Nasdaq Stock Market's National Market. Mr. Scheinrock also is a director of various other private companies.

    The Company's Chief Executive Officer and Chairman, Mark Dyne, and its President, Kevin Bermeister, also are joint managing directors of Sega Ozisoft. Messrs. Dyne and Bermeister are not required to spend a specific amount of time at the Company nor are they able to devote their full time and resources to the Company. There can be no assurance that the inability of Messrs. Dyne and Bermeister to devote their full time and resources to the Company will not adversely affect the Company's business, operating results or financial condition.

    Pursuant to the SAND Acquisition Agreement, the Company and Sega Ozisoft agreed that so long as Sega Ozisoft maintains ownership of at least 7% of the outstanding equity securities of the Company, the Company has agreed to use its best efforts to cause a nominee of Sega Ozisoft reasonably acceptable to the Company to be nominated by the Board of Directors of the Company for election as a director of the Company so that Sega Ozisoft either has one representative on the Board of Directors of the Company or one representative nominated for election at the succeeding annual stockholders meeting. Currently, Kevin Bermeister has been designated by Sega Ozisoft as its nominee on the Board of Directors.

    The Board of Directors is divided into three classes, designated Class I, Class II and Class III. Gary Barber and Garth Saloner currently are the Class I directors. This class will stand for election at the 2000 annual stockholders meeting. Mark Miller, Ray Musci and Jeff Scheinrock currently are the Class II directors. This class will stand for election at the 1998 annual meeting. Mark Dyne, Kevin Bermeister and Diana Maranon currently are the Class III directors. This class will stand for election at the 1999 annual meeting. At each annual meeting of stockholders, successors of the class of directors whose term expires at that annual meeting are elected for a three-year term or until their successors have been elected and qualified. If the number of directors is changed, any increase or decrease is to be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. The authorized number of members of the Board of Directors currently is eight. Directors may be removed from office only for cause by the affirmative vote of a majority of the outstanding shares of Common Stock. Vacancies on the Board of Directors may be filled only by a majority of the directors then in office.

BOARD COMMITTEES

    The Company's Board of Directors maintains an Audit Committee and a Compensation Committee. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent certified public accountants, reviewing with those accountants the plan and results of their audit of the financial statements and determining the independence of the accountants. The Compensation Committee reviews and makes recommendations with respect to compensation of officers and key employees, and is responsible for the grant of options and other awards under the Company's 1996 Plan. See "-- Stock Option Plan."

DIRECTOR COMPENSATION

    Nonemployee directors of the Company currently are paid $1,500 for their personal attendance at any meeting of the Board of Directors and $500 for attendance at any telephonic meeting of the Board of Directors or at any meeting of a committee of the Board of Directors. Directors also are reimbursed for their reasonable travel expenses incurred in attending Board of Directors or committee meetings. In September 1996, the Company granted to each of Ms. Maranon and Messrs. Barber, Musci, Scheinrock and Saloner effective upon commencement of service as a director, options to purchase 25,000 shares of Common Stock at an exercise price of $10.00 per share. In November 1996, the options were repriced to $4.00 per share.

EXECUTIVE COMPENSATION

    The following table sets forth both cash and noncash compensation paid or to be paid by the Company to Mark Dyne, Chief Executive Officer, Kevin Bermeister, President and Mark Miller, Vice President, Production and Operations (the "Named Executive Officers"). No officer received compensation in excess of $100,000 for the fiscal year ended December 31, 1996:

                           SUMMARY COMPENSATION TABLE

                                                                                  ANNUAL COMPENSATION
                                                               FISCAL YEAR        --------------------
NAME AND PRINCIPAL POSITION                                       ENDED            SALARY      BONUS
--------------------------------------------------------  ----------------------  ---------  ---------
Mark Dyne (1)...........................................    December 31, 1996     $  56,250  $      --
  Chief Executive Officer                                     June 30, 1996              --         --
                                                              June 30, 1995              --         --
Kevin Bermeister (1)....................................    December 31, 1996        56,250         --
  President                                                   June 30, 1996              --         --
                                                              June 30, 1995              --         --
Mark Miller (2).........................................    December 31, 1996        23,279         --
  Vice President, Production and                              June 30, 1996          68,931         --
  Operations                                                  June 30, 1995          50,160         --

------------------------

(1) Messrs. Dyne and Bermeister receive annual salaries of $225,000 and $225,000, respectively.

(2) Mr. Miller served as President of the Company during the fiscal year ended December 31, 1996.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS

    Effective October 1, 1996, the Company entered into an employment agreement with Mr. Ozen pursuant to which Mr. Ozen serves as the Company's Chief Financial Officer and the Company will pay Mr. Ozen a base salary equal to $165,000 per year. Mr. Ozen received options to purchase an aggregate of 30,000 shares of Common Stock of the Company which vest in four equal annual installments commencing on the date of grant. Mr. Ozen's employment is terminable by the Company at will. In the event the Company terminates Mr. Ozen's employment without cause, Mr. Ozen is entitled to three months severance payment (the "Initial Payment") if termination occurs during the first or second year of employment (the "Initial Period"), and in addition to the Initial Payment, one month severance payment for each year served after the Initial Period, not to exceed an aggregate of 12 months severance payment, if termination occurs after the Initial Period. For purposes of the agreement, "cause" means the willful disregard of, or failure to perform, duties where such willful disregard or failure is not discontinued within a reasonable period of time from receipt of written notice relating thereto.

    A.R. Technology Limited, an Australian corporation of which Anthony Rose is the sole stockholder, will provide the services of Anthony Rose to BII Australia in exchange for $134,000 per year. The arrangement is terminable at will by either party upon 30 days prior written notice.

    PIE provides the services of Mark Miller to BII Australia. PIE was paid $0, $37,000 and $90,000 during the period from September 2, 1993 to June 30, 1994, and the years ended June 30, 1995 and 1996, respectively. For the period from July 1, 1996 to December 31, 1996, BII Australia paid PIE $18,000 for the services of Mark Miller and paid directly to Mark Miller an additional $22,000 for his services. These amounts include auto allowances, contributions to retirement benefits and profit included in payments to PIE for purchases of computer equipment. This arrangement is terminable at will by either party upon 30 days prior written notice.

STOCK OPTION PLAN

    The Company adopted a Stock Option Plan (the "1996 Plan") in September 1996. Each director, officer, employee or consultant of the Company or any of its subsidiaries is eligible to be considered for the grant of awards under the 1996 Plan. The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 1996 Plan is 1,080,000, subject to certain adjustments to prevent dilution. Any shares of Common Stock subject to an award which for any reason expires or terminates unexercised are again available for issuance under the 1996 Plan.

    The 1996 Plan may be administered by the Board of Directors or a committee of two or more non-employee directors appointed by the Board of Directors (the "Committee"), each of whom shall be an "outside director" for purposes of 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to the provisions of the 1996 Plan, the Committee will have full and final authority to select the executives and other employees to whom awards will be granted thereunder, to grant the awards and to determine the terms and conditions of the awards and the number of shares to be issued pursuant thereto.

    AWARDS. The 1996 Plan authorizes the Committee to enter into any type of arrangement with an eligible employee that, by its terms, involves or might involve the issuance of (1) shares of Common Stock, (2) an option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to the Common Stock, or (3) any other security or benefit with a value derived from the value of the Common Stock. The maximum number of shares of Common Stock with respect to which options or rights may be granted under the 1996 Plan to any executive or other employee during any fiscal year is 100,000, subject to certain adjustments to prevent dilution.

    Awards under the 1996 Plan are not restricted to any specified form or structure and may include arrangements such as sales, bonuses and other transfers of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock or securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An award may consist of one such arrangement or two or more such arrangements in tandem or in the alternative. An award may provide for the issuance of Common Stock for any lawful consideration, including services rendered or, to the extent permitted by applicable state law, to be rendered. Currently, Delaware law does not permit the issuance of common stock for services to be rendered.

    An award granted under the 1996 Plan may include a provision conditioning or accelerating the receipt of benefits, either automatically or in the discretion of the Committee, upon the occurrence of specified events, including a change of control of the Company, an acquisition of a specified percentage of the voting power of the Company or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Company or other significant corporate transaction. Any stock option granted may be an incentive stock option within the meaning of Section 422 of the Code or a nonqualified stock option.

    An award under the 1996 Plan may permit the recipient to pay all or part of the purchase price of the shares or other property issuable pursuant to the award, and/or to pay all or part of the recipient's tax withholding obligations with respect to such issuance, by delivering previously owned shares of capital stock of the Company or other property, or by reducing the amount of shares or other property otherwise issuable pursuant to the award. If an option granted under the 1996 Plan permitted the recipient to pay for the shares issuable pursuant thereto with previously owned shares, the option may grant the recipient the right to "pyramid" his or her previously owned shares, i.e., to exercise the option in successive transactions, starting with a relatively small number of shares and, by a series of exercises using shares acquired from each transaction to pay the purchase price of the shares acquired in the following transaction, to exercise the option for a larger number of shares with no more investment than the original share or shares delivered.

    As of October 31, 1997, the Board had granted options covering an aggregate of 286,000 shares of Common Stock to certain directors, officers and employees of the Company, with a weighted average exercise price of $4.47 per share, of which options to purchase 283,000 shares were outstanding, and 794,000 options were available for future grant. Options granted to directors are generally effective at such time as each director joins the Board of Directors, and are immediately fully vested. Options granted to officers and employees generally vest in four equal annual installments commencing on the date of grant or 48 equal monthly installments commencing on the date of grant.

    PLAN DURATION. The 1996 Plan became effective upon its adoption by the Board of Directors on September 13, 1996, and was approved by the Company's stockholders on September 13, 1996. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Common Stock may be issued pursuant to any award made after September 13, 2006. See "Principal and Selling Stockholders."

    AMENDMENTS. The Committee may amend or terminate the 1996 Plan at any time and in any manner, subject to the following: (1) no recipient of any award may, without his or her consent, be deprived thereof or of any of his or her rights thereunder or with respect thereto as a result of such amendment or termination; and (2) if any rule or regulation promulgated by the Securities and Exchange Commission (the "Commission"), the Internal Revenue Service or any national securities exchange or quotation system upon which any of the Company's securities are listed requires that any such amendment be approved by the Company's stockholders, then such amendment will not be effective until it has been approved by the Company's stockholders.

    FORM S-8 REGISTRATION. In December 1996, the Company filed a registration statement under the Securities Act to register the 1,080,000 shares of Common Stock reserved for issuance under the 1996 Plan. The registration statement became effective immediately upon filing with the Commission. Shares issued under the 1996 Plan generally are available for sale to the public without restriction, except for the 90-day lock-up provisions and except for shares issued to affiliates of the Company, which will remain subject to the volume and manner of sale limitations of Rule 144. See "Shares Eligible For Future Sale."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Certificate of Incorporation and its Bylaws provide for the indemnification by the Company of each director, officer and employee of the Company to the fullest extent permitted by the Delaware General Corporation Law ("Delaware Law"), as the same exists or may hereafter be amended. Section 145 of the Delaware Law ("Section 145") provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

    In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may otherwise be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    The Company's Certificate of Incorporation also provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(b)(7) of the Delaware Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

    The Company has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director of the Company and certain of its officers (the "Indemnitees"). Pursuant to the terms and conditions of the Indemnity Agreements, the Company has agreed to indemnify each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Company or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's conduct was unlawful.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    PIE AND MARK MILLER:

    Since March 1994, PIE has made periodic cash advances to BII Australia for working capital purposes. On October 24, 1994, PIE and BII Australia entered into a loan agreement to reflect the parties' lending relationship. The maximum principal amount BII Australia could borrow from PIE pursuant to the loan agreement was $631,000. The interest rate of the note was 12.5% per annum and was due and payable on December 31, 1994. By written agreement (the "Note Extension") dated September 13, 1996, the maturity date of the note was extended until the earlier to occur of the closing of the Company's initial public offering or December 31, 1996. Pursuant to the Note Extension, PIE and BII Australia increased the maximum amount BII Australia could borrow under the loan agreement to $710,000. As of June 30, 1995 and 1996, BII Australia owed PIE $606,000 (including accrued interest in the amount of $46,000), and $670,000 (including accrued interest of $149,000), respectively. In December 1996, the Company applied a portion of the proceeds of the initial public offering to repay all amounts owed to PIE ($733,000, including accrued interest of $199,000).

    BII Australia periodically purchases certain computer equipment from PIE. For the fiscal years ended June 30, 1995 and 1996, the six months ended December 31, 1996 and the nine months ended September 30, 1997, BII Australia's purchases totaled $15,000, $16,000, $8,000 and $0, respectively.

    Mark Miller is a shareholder of Multimedia Connexion Pty. Ltd. BII Australia periodically purchases hardware and software from Multimedia Connexion Pty. Ltd. For the fiscal years ended June 30, 1995 and 1996, and the nine months ended September 30, 1997, BII Australia purchased computer equipment totaling $12,000 and $16,000, and $111,000, respectively. No purchases were made during the six months ended December 31, 1996.

    SEGA OZISOFT, MARK DYNE AND KEVIN BERMEISTER:

    In December 1994, BII Australia entered into a Software License Agreement (the "Sega Agreement") with Sega Ozisoft. Mark Dyne and Kevin Bermeister are directors and shareholders of Sega Ozisoft and of the Company. Pursuant to the terms of the Sega Agreement, Sega Ozisoft became the exclusive distributor in Australia and New Zealand of certain CD-ROM software products developed by BII Australia. Pursuant to the terms of the Sega Agreement, BII Australia received non-refundable advances totaling $71,000 from Sega Ozisoft in the fiscal year ended June 30, 1995. In addition, BII Australia was entitled to receive royalty payments of $6.31 per net unit sold. Such royalty was reducible to $4.73 per net unit sold after 2000 units had been sold for each title. The non-refundable advances were recoupable from the royalties earned by BII Australia under the Sega Agreement. As of September 12, 1996, other than its non-refundable advance, BII Australia had received no royalty payments relating to the Sega Agreement. The Sega Agreement expired on December 15, 1996.


    Kevin Bermeister and Mark Dyne are both directors and shareholders of Packard Bell NEC Australia. Between February 1994 and June 30, 1996, BII Australia purchased an aggregate of approximately $38,000 in goods from Packard Bell NEC Australia. During the six months ended December 31, 1996 and the nine months ended September 30, 1997, BII Australia purchased an additional $9,000 and $7,000, respectively, in goods from Packard Bell NEC Australia.

    In January 1996, BII Australia entered into a Multimedia Software Development and Production Agreement (the "Development Agreement") with Sega Ozisoft for CYBERSWINE. Pursuant to the terms of the Development Agreement, BII Australia was entitled to receive payment for certain assistant production services. Amounts were payable by Sega Ozisoft upon attainment of mutually determined milestones. In addition, BII Australia is entitled to 2.5% in royalties on net revenues, as defined by the agreement. The Development Agreement was superseded by the SAND Acquisition Agreement.

    On September 13, 1996 the Company and Sega Ozisoft entered into the SAND Acquisition Agreement. Mark Dyne and Kevin Bermeister both currently serve as directors of Sega Ozisoft and are significant minority shareholders of Sega Ozisoft. Pursuant to the SAND Acquisition Agreement, the Company acquired SAND and in consideration therefor issued a $1,500,000 mandatorily convertible note which, upon the completion of the Company's initial public offering was automatically converted into 780,001 shares of Common Stock. The terms of the SAND Acquisition were determined by negotiations between Messrs. Dyne and Bermeister and Averil Associates, Inc. on behalf of the Company and by the Board of Directors of Sega Ozisoft, with Messrs. Dyne and Bermeister abstaining, on behalf of Sega Ozisoft. See "The Company."

    The Sand Acquisition Agreement also provides that the Company shall pay to Sega Ozisoft a royalty of 12.5% of "Adjusted Gross Receipts" on the CYBERSWINE multipath movie. "Adjusted Gross Receipts" is defined as the gross receipts received by the Company on the CYBERSWINE multipath movie after deducting any royalties and fees payable to CYBERSWINE licensors. Pursuant to an agreement between Sega Ozisoft and the licensor of the characters and content of Cyberswine, the Company will be required to pay to the CYBERSWINE licensor a royalty of 2% of gross revenues less cost of goods on all sales of CYBERSWINE products. In addition, so long as Sega Ozisoft maintains ownership of at least 7% of the outstanding equity securities of the Company, the Company has agreed to use its best efforts to cause a nominee of Sega Ozisoft reasonably acceptable to the Company to be nominated by the Board of Directors of the Company for election as a director of the Company so that Sega Ozisoft either has one representative on the Board of Directors of the Company or one representative nominated for election at the succeeding annual stockholders meeting. Kevin Bermeister has been nominated by Sega Ozisoft to serve on the Board of Directors.

    Pursuant to the SAND Acquisition Agreement, Sega Ozisoft agreed to fund certain development expenses of the Company prior to the closing of the Company's initial public offering; and the Company agreed to reimburse Sega Ozisoft from the proceeds of the initial public offering for all expenses advanced by Sega Ozisoft for any period after October 31, 1996, and all expenses in excess of $59,000 per month advanced by Sega Ozisoft for August, September and October 1996. As of December 31, 1996 the Company had incurred a total obligation of $84,000 pursuant to the SAND Acquisition Agreement. During the nine months ended September 30, 1997 the Company paid $62,000 of the amount due Sega Ozisoft.

    Mark Dyne is a director of Monto. Monto entered into a multimedia production agreement with BII Australia dated March 14, 1995 whereby Monto paid BII Australia $180,000 to be used to develop a series of two CD-ROM interactive magazine programs based on the Beyond 2000 television series. BII Australia has arranged for publication and distribution of the completed software packages and is obligated to pay to Monto 50% of the net receipts from sales of the Beyond 2000 product. As of June 30, 1996, net receipts under the agreement totaled approximately $25,000 and payments to Monto totaled $12,000. In addition, a liability to Monto for $7,000 was recorded at June 30, 1996. In the six months ended December 31, 1996 no additional receipts or payments were made pursuant to this agreement. During the nine months ended September 30, 1997, the liability to Monto was reduced to $4,200.

    In November 1995, BII Australia entered into a distribution agreement (the "Consumer Electronics Agreement") with Consumer Electronics. Mark Dyne and Kevin Bermeister are both directors and significant shareholders of Consumer Electronics. BII Australia developed, pursuant to the Consumer Electronics Agreement, several CD-ROM software entertainment products to be distributed by Consumer

Electronics in South Africa and neighboring territories. In addition, BII Australia granted to Consumer Electronics certain bundling rights to the software products in the same territories. Pursuant to the Consumer Electronics Agreement, BII Australia was entitled to a non-refundable advance of $85,000, of which $21,000 was paid in fiscal year ended June 30, 1996. In September 1996, the Company agreed to reduce the remaining advance by 25% in exchange for an immediate payment of the balance due. On October 15, 1996, the Company received $48,000, representing the full amount due pursuant to the re-negotiated terms. The Company anticipates no further receipts pursuant to the Consumer Electronics Agreement, which expired on December 6, 1996.

    OTHER:

    In August 1996, the Company issued an aggregate of 1,000,000 shares of its Common Stock to the two stockholders of BII Australia, PIE and Reefknot, in exchange (the "Exchange") for all of the capital stock of BII Australia held by each of PIE and Reefknot. As a result of the Exchange, the Company acquired all of the outstanding capital stock of BII Australia, PIE was issued 117,650 shares of Common Stock and Reefknot was issued 882,350 shares of Common Stock.

    Between September and November 1996, the Company executed three promissory notes in favor of Reefknot in the principal amounts of $150,000, $50,000 and $145,000. The interest rate on the notes was 10% per annum and the notes were due and payable on the earlier to occur of the closing of the Company's initial public offering and the first anniversary of the date of issuance of each note. In December 1996, the Company repaid Reefknot in full the balance outstanding of $350,000, including accrued interest of $5,000.


    Averil Associates, Inc. ("Averil Associates"), a financial advisory firm founded and controlled by Diana Maranon, has, since November 1995, performed various services for the Company including investigation of strategic alternatives and assistance with the Company's initial public offering and in connection with this Offering. As consideration for services rendered in the initial public offering, the Company paid to Averil Associates the aggregate amount of $225,000, plus out of pocket expenses, and granted to Chloe Holdings, Inc. ("Chloe"), an affiliate of Averil Associates, currently exercisable warrants to purchase 40,222 shares of Common Stock with an exercise price of $.0326 per share. During the nine months ended September 30, 1997, the Company paid Averil Associates $22,000 for consulting services. As consideration for services rendered in connection with this Offering, the Company has agreed to pay Averil Associates a cash payment of $180,000 upon consummation of the Offering and has issued to Chloe warrants to purchase a number of shares of Common Stock having a warrant value equal to $20,000 (15,040 shares, assuming a public offering price of $5.00 per share) and an exercise price equal to 110% of the price to the public of the shares offered in this Offering (the "1997 Warrants"). The 1997 Warrants will first become exercisable on the first anniversary of the Offering. The Company has entered into an indemnification agreement with Averil Associates pursuant to which the Company will indemnify Averil Associates, Chloe, and Ms. Maranon against any amounts these parties may become obligated to pay in connection with Ms. Maranon's service as Secretary and as a Director of and consultant to the Company. The Company plans to continue to engage Averil Associates; however, the Company is unable to currently estimate the extent to which it will use Averil Associates in the future.


    In September 1996, the Company and Packard Bell NEC entered into a CD-ROM Distribution Agreement pursuant to which Packard Bell NEC has agreed to bundle CD-ROM software for a Multipath Movie title with 80% of the first 7.4 million multimedia equipped personal computers shipped by Packard Bell NEC in the United States and other countries over a three year period. Packard Bell NEC received warrants to purchase 600,000 shares of the Company's Common Stock upon execution of the agreement in September 1996. In September 1997, the agreement was amended to provide for the payment by Packard Bell NEC of a royalty on each bundled unit of a Multipath Movie shipped by Packard Bell NEC during a portion of the three year period, and Packard Bell NEC obtained the right to receive a percentage of the revenues earned by the Company from those bundled units. Thereafter, the Company will be entitled to all revenues derived from Multipath Movies distributed pursuant to the agreement. In connection with the amendment to the CD-ROM Distribution Agreement, the Company granted to Packard Bell NEC warrants to purchase up to an additional 200,000 shares of the Company's Common Stock in September 1997. As of October 31, 1997, no payments had been made by the Company to Packard Bell NEC under the agreement.

    Certain of the Company's directors and officers, including Mark Dyne and Kevin Bermeister, are also directors or officers of potential competitors and/or strategic partners of the Company. These relationships may give rise to conflicts of interest between the Company, on the one hand, and one or more of the directors, officers, and/or their affiliates, on the other hand. The Company's Certificate of Incorporation provides that Mark Dyne and Kevin Bermeister are required to present to the Company any corporate opportunities for the development of any type of interactive digital entertainment with the exception of opportunities for participation in the development by others of interactive digital entertainment where publishing and/or distribution rights for the product to be developed are offered to Messrs. Dyne and/or Bermeister solely for Australia, New Zealand and/or Southern Africa. See "Risk Factors -- Conflicts of Interest."

                       PRINCIPAL AND SELLING STOCKHOLDERS



    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of October 31, 1997 and as adjusted to reflect the sale of 2,500,000 shares of Common Stock by the Company and 450,000 shares of Common Stock by the Selling Stockholder offered hereby, for
(i) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company's directors,
(iii) each of the Named Executive Officers, and (iv) all directors and executive officers of the Company as a group. The address of each person listed is in care of the Company, 6355 Topanga Canyon Boulevard, Suite 120, Woodland Hills, California 91367, unless otherwise set forth below such person's name.



                                                        SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                                            OWNED PRIOR                              OWNED AFTER
                                                          TO OFFERING (1)                         THE OFFERING (1)
                                                      -----------------------                  -----------------------
                                                        NUMBER      PERCENT      NUMBER OF       NUMBER      PERCENT
NAME AND ADDRESS                                      OF SHARES    OF CLASS    SHARES OFFERED  OF SHARES    OF CLASS
----------------------------------------------------  ----------  -----------  --------------  ----------  -----------
Insinger Group, as manager of the Reefknot Limited     1,500,118        20.8%       450,000     1,050,118        10.8%
  (2)...............................................
  One Stokes Place
  St. Stephens Green
  Dublin 2
  Republic of Ireland
Mark Dyne...........................................     795,600        11.0         --           795,600         8.2
Kevin Bermeister....................................     795,600        11.0         --           795,600         8.2
Sega Ozisoft Pty. Ltd. .............................     780,001        10.8         --           780,001         8.0
  Bldg. A, Southern Industrial Estates,
  200 Coward Street, Mascot, NSW
  2020 Australia
Packard Bell NEC (3) ...............................     800,000        10.0         --           800,000         7.6
  One Packard Bell Way
  Sacramento, California 95828
Mark Miller (4) ....................................     500,013         6.9         --           500,013         5.2
Safcor, Inc. .......................................     486,669         6.8         --           486,669         5.0
  8474 Commerce Ave.
  Suite B
  San Diego, California 92121
Diana Maranon (5)...................................      65,222       *             --            65,222       *
Gary Barber (6).....................................      25,000       *             --            25,000       *
Ray Musci (6).......................................      25,000       *             --            25,000       *
Garth Saloner (6)...................................      25,000       *             --            25,000       *
Jeff Scheinrock (6).................................      25,000       *             --            25,000       *
All of the directors and executive officers as a       2,309,761        31.2         --         2,309,761        23.3
  group (11 persons) (7)............................


                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------------------

*   Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. Unless otherwise indicated, the persons named in this table have sole voting and sole investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of October 31, 1997 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.

(2) Insinger Group is the manager of Reefknot Limited, and as such, controls the disposition and voting of the shares of Common Stock held by Reefknot.

(3) Consists of 800,000 shares of Common Stock underlying warrants which are currently exercisable. See "Description of Capital Stock -- Warrants."

(4) Includes 430,013 shares of Common Stock held by PIE, and 70,000 shares of Common Stock held by the Mark Miller Family Trust, of which PIE is trustee. Mark Miller and his wife are the sole stockholders of PIE.

(5) Consists of (i) 25,000 shares of Common Stock of the Company reserved for issuance upon exercise of stock options which are currently exercisable; and
    (ii) 40,222 shares of Common Stock underlying warrants which are currently exercisable. See "Description of Capital Stock -- Warrants."

(6) Consists of 25,000 shares of Common Stock of the Company reserved for issuance upon exercise of stock options which are currently exercisable.

(7) Includes (i) 158,326 shares of Common Stock of the Company reserved for issuance upon exercise of stock options which are or will become exercisable on or prior to December 31, 1997; and (ii) 40,222 shares of Common Stock underlying warrants which are currently exercisable. See "Description of Capital Stock -- Warrants."

                          DESCRIPTION OF CAPITAL STOCK

    The total number of shares that the Company is authorized to issue is 31,000,000, consisting of 30,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.001 per share. The following statements are brief summaries of certain provisions relating to the Company's capital stock.

COMMON STOCK


    At October 31, 1997, the Company had 7,203,001 shares of Common Stock outstanding held by approximately 16 holders of record of the Company's Common Stock. After the Offering there will be 9,703,001 shares of Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters on which the holders of Common Stock are entitled to vote. The holders of Common Stock are entitled to receive ratably dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled subject to the rights of holders of Preferred Stock issued by the Company, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.


    The holders of Common Stock have no preemptive or conversion rights and they are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. The outstanding shares of Common Stock are, and the Common Stock issuable pursuant to this Prospectus will be, when issued, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority to issue the authorized and unissued Preferred Stock in one or more series with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a way of discouraging, delaying or preventing an acquisition or change in control of the Company. The Company does not currently intend to issue any shares of its Preferred Stock.

WARRANTS

    In connection with its strategic relationships with Packard Bell NEC and Morgan Creek, on September 14, 1996 the Company issued to each of Packard Bell NEC and Morgan Creek warrants to purchase 600,000 shares and 85,000 shares of the Common Stock of the Company, respectively. See "Business -- Strategic Relationships." On September 1, 1997, the Company issued to Packard Bell NEC an additional warrant to purchase 200,000 shares of Common Stock.

    The warrant issued to Packard Bell NEC on September 14, 1996 was purchased for $100.00 and is currently exercisable in full at an exercise price of $5.00 per share and expires three years from the date of grant. The warrant issued to Packard Bell NEC on September 1, 1997 was purchased for $200.00 and is currently exercisable in full at an exercise price of $10.00 per share and expires on February 28, 1999. These warrants provide for piggyback registration rights. See "-- Registration Rights."

    On or after November 27, 1997, the Company has the right to redeem all, but not less than all, of the warrants to purchase 600,000 shares of Common Stock issued to Packard Bell NEC on September 14, 1997, at a price of $0.001 per share by written notice mailed 30 days prior to the redemption date. Such notice may be given within 20 days following any period of 15 consecutive trading days during which the shares to be issued to Packard Bell NEC are publicly tradeable and the high closing bid of the shares of Common Stock on the American Stock Exchange exceeds a per share price equal to $6.25.

    The Company has a similar right to redeem all, but not less than all, of the warrants to purchase 200,000 shares of Common Stock issued to Packard Bell NEC on September 1, 1997 at a price of $0.001 per share by written notice mailed 30 days prior to the redemption date. Such notice may be given within 20 days following any period of 15 consecutive trading days during which the shares to be issued to Packard Bell NEC are publicly tradeable and the high closing bid of the shares of Common Stock on the American Stock Exchange exceeds a per share price equal to $12.50.

    The warrants issued to Morgan Creek were purchased in the aggregate for $100.00. Warrants to purchase 35,000 shares of Common Stock issued to Morgan Creek are immediately exercisable at $4.00 per share and warrants to purchase the additional 50,000 shares of Common Stock are immediately exercisable at $5.20 per share. Each of these warrants expire three years from the date of grant. Each warrant provides for piggyback registration rights. See "-- Registration Rights." The Company has the right to redeem all, but not less than all, of the warrants at a price of $0.001 per share by written notice mailed 30 days prior to the redemption date. Such notice may be given within 20 days following any period of 15 consecutive trading days during which the shares to be issued to Morgan Creek are publicly tradable and the closing sale price of the shares of Common Stock on the American Stock Exchange exceeds a per share price equal to 125% of the respective warrant exercise prices.

    Pursuant to its agreement with Averil Associates, the Company issued to Chloe warrants to purchase 40,222 shares of Common Stock with an exercise price of $0.0326 per share. In connection with the Offering, the Company issued to Chloe the 1997 Warrants. In the event the shares of Common Stock underlying the warrants are not freely tradeable pursuant to an exemption from registration under the Securities Act, the Company has agreed to register these shares on Form S-8 or Form S-3. The warrants provide for piggyback registration rights and the Chloe Warrants and 1997 Warrants expire on September 14, 1999 and November 4, 2000, respectively. See "-- Registration Rights."

    All of the warrants granted to Packard Bell NEC, Morgan Creek and Chloe are entitled to equitable adjustments in the purchase price and in the number of shares of Common Stock and/or other securities deliverable upon exercise thereof in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

ANTI-TAKEOVER PROVISIONS

    The Company's Certificate of Incorporation provides that the Company's Board of Directors is classified into three classes of directors. The Certificate of Incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. In addition, the Company's Certificate of Incorporation and Bylaws provide that only the Company's Chief Executive Officer, President or a majority of the members of the Company's Board of Directors may call a special meeting of stockholders. In addition, directors may not be removed without cause. The Company also has the authority to issue one or more series of "blank check" preferred stock. See "Preferred Stock." These provisions of the Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors -- Effect of Certain Charter Provisions; Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person, who is an

"interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3 % of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

REGISTRATION RIGHTS


    The holders of 780,001 shares of Common Stock and the holders of warrants to purchase 940,262 shares of Common Stock are entitled to certain rights with respect to registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, Sega Ozisoft, with respect to 780,001 shares of Common Stock, and Common Stock issuable to Packard Bell NEC, Morgan Creek and Chloe, are entitled to notice of such registration and are entitled to include their respective shares in such registration, provided among other conditions, that the underwriters of any offering have the right to limit the number of shares included in such registration. In the event the shares of Common Stock underlying the warrant issued to Chloe are not freely tradeable pursuant to an exemption from registration under the Securities Act, the Company has agreed to register these shares on Form S-8 or Form S-3.


TRANSFER AGENT

    The Company's transfer agent and registrar for its Common Stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, California 91204-2991.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock.


    Upon completion of the Offering, based on the number of shares outstanding as of October 31, 1997, the Company will have outstanding an aggregate of 9,703,001 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, 2,000,000 shares previously sold by the Company in its initial public offering completed on November 27, 1996, 3,000 shares issued upon the exercise of stock options, and the 2,950,000 shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 4,750,001 shares of Common Stock held by existing stockholders are "restricted" securities within the meaning of Rule 144 under the Securities Act ("Rule 144"). Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) ("Rule 144(k)") or 701 ("Rule 701") promulgated under the Securities Act, which rules are summarized below.



    Officers, directors and certain other shareholders holding approximately 40.6% of the Company's Common Stock outstanding immediately after the Offering will, prior to the Offering, be subject to "lock-up" provisions providing that such holders will not offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to, any shares of Common Stock, or any options or warrants to purchase Common Stock, or any securities convertible into or exercisable for Common Stock, of the Company for 90 days, and in the case of Messrs. Dyne and Bermeister, 180 days, after the effective date of this Prospectus without the prior written consent of the representatives of the underwriters. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, no shares will be eligible for immediate sale on the effective date of the Offering and, unless earlier released from the lock-up provisions, 2,836,801 currently outstanding shares of Common Stock will be eligible for sale 90 days after the effective date of the Offering, subject in all cases to the volume limitations of Rules 144 and 701 summarized below.


    Additionally, pursuant to Rules 144 and 701, beginning 90 days after the effective date of this Prospectus, upon the expiration of contractual lock-up provisions with the Company, an aggregate of approximately 160,408 shares will be vested and eligible for sale upon the exercise of outstanding stock options.

    In general, under Rule 144 as currently in effect, an affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year but less than two years, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 97,030 shares immediately after the Offering) or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or person whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least one year is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. In general, under Rule 701 under the Securities Act as currently in effect, any employee, consultant or advisor of the Company who purchases shares from the Company in connection with a compensatory stock or option plan or other written agreement related to compensation is eligible to resell such shares 90 days after the effective date of the Offering in reliance on Rule 144, but without compliance with certain restrictions contained in Rule 144.


    At October 31, 1997, the Company had reserved an aggregate of 1,080,000 shares of Common Stock for issuance pursuant to the 1996 Plan, and options to purchase 283,000 shares were outstanding under the 1996 Plan. In December 1996, the Company filed a registration statement under the Securities Act on Form S-8 to register the 1,080,000 shares of Common Stock reserved for issuance under the 1996 Plan. Such registration statement became effective immediately upon filing with the Securities and Exchange Commission. Shares issued under the 1996 Plan are available for sale to the public without restriction, except for shares issued to affiliates of the Company, which will remain subject to the volume and manner of sale limitations of Rule 144 and the 90-day lock-up provisions. See "Underwriting." Additionally, the holders of 780,001 shares of Common Stock and the holders of warrants to purchase 940,262 shares of Common Stock will be entitled to certain rights with respect to registration of such shares under the Securities Act.

                                  UNDERWRITING


    Under the terms and subject to the conditions contained in an Underwriting
Agreement dated December   , 1997 (the "Underwriting Agreement"), the
underwriters named below (the "Underwriters"), for whom Credit Suisse First Boston Corporation and Cruttenden Roth Incorporated are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company and the Selling Stockholder the following respective numbers of shares of Common Stock:


                                                                             NUMBER OF SHARES
UNDERWRITERS                                                                  TO BE PURCHASED
---------------------------------------------------------------------------  -----------------
Credit Suisse First Boston Corporation.....................................
Cruttenden Roth Incorporated...............................................

                                                                             -----------------
      Total................................................................
                                                                             -----------------
                                                                             -----------------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.


    The Company and the Selling Stockholder have granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 344,000 additional shares from the Company and up to 98,500 additional shares from the Selling Stockholder at the public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.


    The Company and the Selling Stockholder have been advised by the Representatives that the Underwriters propose to offer Shares of the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such
price less a concession of $         per share, and the Underwriters and such
dealers may allow a discount of $         per share on sales to certain other
dealers. After the public offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

    The Company has agreed that it will not offer, sell, contract to sell, announce its intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of its Common Stock or securities convertible into or exchangeable or exercisable for any shares of the Company's Common Stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this Prospectus.

    The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of shares of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.


    The shares of Common Stock are listed on the American Stock Exchange under the symbol "BDE."


    Pursuant to the terms of lock-up provisions, certain securityholders of the Company, including all officers, directors and the Selling Stockholder, will have agreed that, until 90 days, and in the case of Messrs. Dyne and Bermeister, 180 days, after the effective date of the Registration Statement of which this Prospectus is a part (the "lock-up period"), they will not offer, sell, contract to sell or otherwise dispose of or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock now owned or hereafter acquired directly by such holders or with respect to which they have the power of disposition, without the prior written consent of the Representatives of the Underwriters. Approximately 4,428,001 shares of Common Stock subject to the lock-up provisions will become eligible for immediate public sale following expiration of the lock-up period, subject to the provisions of Rule 144. The Representatives of the Underwriters may, in their sole discretion, and at any time without notice, release all or a portion of the securities subject to the lock-up provisions. See "Shares Eligible for Future Sale." In addition, the Company has agreed that until the expiration of the 90-day lock-up period, the Company will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, any options or warrants to purchase Common Stock or any securities convertible into or exchangeable for shares of Common Stock, other than the Company's sales of shares in this Offering, the issuance of shares of Common Stock upon the exercise of outstanding options, the grant of options to purchase shares or the issuance of shares of Common Stock without the prior written consent of the Representatives of the Underwriters.



    Averil Associates, a financial advisory firm founded and controlled by Diana Maranon, has performed various services for the Company, including the investigation of strategic alternatives and assistance in connection with this Offering. As consideration for such services rendered by Averil Associates in connection with this Offering, the Company has agreed to pay Averil Associates a cash payment of $180,000 upon consummation of the Offering and has issued to Chloe, an affiliate of Averil Associates, a warrant to purchase a number of shares of Common Stock having a warrant value equal to $20,000 (15,040 shares, assuming a public offering price of $5.00 per share) and an exercise price equal to 110% of the price to the public of the shares offered in this Offering. See "Certain Transactions."


                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company and the Selling Stockholder prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of the Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the Selling Stockholder and the dealer from whom such purchase confirmation is received that
(i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the Company's directors and officers as well as the experts named herein and the Selling Stockholder, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Issuer or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of the Common Stock to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to the Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of the Common Stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    Counsel for the Company, Troop Meisinger Steuber & Pasich, LLP, Los Angeles, California, have rendered an opinion to the effect that the Common Stock offered by the Company upon sale will be duly and validly issued, fully paid and non-assessable. Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, has acted as counsel to the Underwriters in connection with certain legal matters relating to the Offering.

                                    EXPERTS

    The consolidated financial statements of Brilliant Digital Entertainment, Inc. at June 30, 1996 and December 31, 1996, and for each of the two years in the period ended June 30, 1996, and the six months ended December 31, 1996 as well as the financial statements of Sega Australia New Developments (a development stage business unit of Sega Ozisoft Pty. Ltd.) as of June 30, 1996 and 1995 and for each of the two years in the period ended June 30, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditor, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                    CHANGE IN INDEPENDENT PUBLIC ACCOUNTANT

    Effective July 21, 1997, Price Waterhouse LLP was engaged as the independent certified public accountants for the Company. Price Waterhouse LLP succeeded Ernst & Young LLP. The decision to change independent certified public accountants was unanimously approved by the Company's Board of Directors. There were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission in Washington, D.C., a Registration Statement under the Securities Act with respect to the shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and with respect to any contract or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference. For further information with respect to the Company and the shares offered hereby, reference is hereby made to the Registration Statement and exhibits thereto. A copy of the Registration Statement, including the exhibits thereto, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain prescribed rates.


    The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Securities and Exchange Commission in accordance with its rules. Such reports and other information concerning the Company may be inspected and copied at the public reference facilities referred to above as well as certain regional offices of the Securities and Exchange Commission.


    The Securities and Exchange Commission maintains a Web Site which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission (such as the Company) at http://www.sec.gov.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
CONSOLIDATED FINANCIAL STATEMENTS OF BRILLIANT DIGITAL ENTERTAINMENT, INC.

Report of Independent Auditors.............................................................................        F-2

Consolidated Balance Sheets as of June 30, 1996, December 31, 1996 and September 30, 1997 (unaudited)......        F-3

Consolidated Statements of Operations for the years ended June 30, 1995 and 1996, for the six months ended
  December 31, 1995 (unaudited) and December 31, 1996, and the three and nine months ended September 30,
  1996 and 1997 (unaudited)................................................................................        F-4

Consolidated Statements of Stockholders' Equity (Deficiency) for the years ended June 30, 1995 and 1996,
  the six months ended December 31, 1996 and the nine months ended September 30, 1997 (unaudited)..........        F-5

Consolidated Statements of Cash Flows for the years ended June 30, 1995 and 1996, for the six months ended
  December 31, 1995 (unaudited) and December 31, 1996, and the three and nine months ended September 30,
  1996 and 1997 (unaudited)................................................................................        F-6

Notes to Consolidated Financial Statements.................................................................        F-8

FINANCIAL STATEMENTS OF SEGA AUSTRALIA NEW DEVELOPMENTS

Report of Independent Auditors.............................................................................       F-24

Balance Sheets as of June 30, 1995 and 1996................................................................       F-25

Statements of Operations and Business Unit Deficit for the period from March 1, 1994 (inception) to June
  30, 1994 and for the years ended June 30, 1995 and 1996..................................................       F-26

Statements of Cash Flows for the period from March 1, 1994 (inception) to June 30, 1994 and for the years
  ended June 30, 1995 and 1996.............................................................................       F-27

Notes to Financial Statements..............................................................................       F-28

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Introduction to Unaudited Pro Forma Financial Information..................................................       F-30

Unaudited Pro Forma Statement of Operations for the year ended June 30, 1996...............................       F-31

Notes to Pro Forma Financial Statements....................................................................       F-32

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Brilliant Digital Entertainment, Inc.

    We have audited the accompanying consolidated balance sheets of Brilliant Digital Entertainment, Inc. as of June 30, 1996 and December 31, 1996, and the related statements of operations, stockholders' equity (deficiency), and cash flows for each of the two years in the period ended June 30, 1996 and the six months ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Brilliant Digital Entertainment, Inc. at June 30, 1996 and December 31, 1996, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 1996 and for the six months ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

March 24, 1997
Los Angeles, California

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                          JUNE 30,    DECEMBER   SEPTEMBER
                                                            1996      31, 1996    30, 1997
                                                          ---------  ----------  ----------
                                                                                 (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.............................  $  53,061  $7,590,932  $4,327,874
  Accounts receivable (net of allowance for doubtful
    accounts of $0 at June 30, 1996, and $93,140 at
    December 31, 1996, and $0 at September 30, 1997)....    657,550      80,558   1,973,333
  Accounts receivable from related parties..............     --          28,796      --
  Other assets..........................................      6,863     233,167      67,347
                                                          ---------  ----------  ----------
Total current assets....................................    717,474   7,933,453   6,368,554
Property, plant and equipment, net......................    198,272     345,069     639,253
Development costs.......................................     --          --         403,536
Other assets, net.......................................     --         206,250     263,444
                                                          ---------  ----------  ----------
Total assets............................................  $ 915,746  $8,484,772  $7,674,787
                                                          ---------  ----------  ----------
                                                          ---------  ----------  ----------

                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
  Accounts payable and accrued expenses.................  $  99,187  $  890,797  $1,120,682
  Deferred revenue......................................    213,003     164,441      --
  Amounts payable to related parties....................    732,989      83,959      21,904
                                                          ---------  ----------  ----------
Total current liabilities...............................  1,045,179   1,139,197   1,142,586
Commitments and contingencies
Stockholders' equity (deficiency):
  Preferred Stock ($0.001 par value; 1,000,000 shares
    authorized; no shares issued or outstanding)........     --          --          --
  Common Stock ($0.001 par value; 30,000,000 shares
    authorized; 4,420,000 shares issued and outstanding
    at June 30, 1996; 7,200,001 shares issued and
    outstanding at December 31, 1996; and 7,203,001
    shares issued and outstanding at September 30,
    1997................................................      4,420       7,200       7,203
  Additional paid-in capital............................     10,163  11,320,564  11,472,591
  Accumulated deficit...................................   (119,921) (3,954,884) (4,899,297)
  Cumulative translation adjustment.....................    (24,095)    (27,305)    (48,296)
                                                          ---------  ----------  ----------
Total stockholders' equity (deficiency).................   (129,433)  7,345,575   6,532,201
                                                          ---------  ----------  ----------
Total liabilities and stockholders' equity
  (deficiency)..........................................  $ 915,746  $8,484,772  $7,674,787
                                                          ---------  ----------  ----------
                                                          ---------  ----------  ----------

                            See accompanying notes.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        SIX MONTHS ENDED         NINE MONTHS ENDED         THREE MONTHS ENDED
                            YEAR ENDED JUNE 30,           DECEMBER 31,             SEPTEMBER 30,             SEPTEMBER 30,
                          ------------------------  ------------------------  ------------------------  ------------------------
                             1995         1996         1995         1996         1996         1997         1996         1997
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                    (UNAUDITED)               (UNAUDITED)  (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
Revenues:
  Royalties from
    licensing
    arrangements......... $   752,108  $ 1,291,015  $  703,863   $    93,699  $   618,297  $ 2,083,904  $    35,255  $2,048,920
  Development fees.......      88,800      585,743     306,956       254,547      518,914      241,322      244,031       7,865
  Software sales.........       1,888      177,119     173,227         1,901        1,863       51,524        1,884      --
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues.......     842,796    2,053,877   1,184,046       350,147    1,139,074    2,376,750      281,170   2,056,785
Cost of revenues:
  Royalties from
    licensing
    arrangements.........     594,719      254,510     194,825        19,529       75,615        8,198       19,354          44
  Development fees.......      60,234      455,414     238,739       165,540      344,162      --           119,732      --
  Software sales.........         986       28,918      --               792          775        9,172          785      --
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total cost of
      revenues...........     655,939      738,842     433,564       185,861      410,552       17,370      139,871          44
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit:............     186,857    1,315,035     750,482       164,286      728,522    2,359,380      141,299   2,056,741
Operating expenses:
  Sales and marketing....     116,435      163,038      35,160       970,592    1,098,500      386,921      968,755     184,812
  General and
    administrative.......     223,470      365,491     129,159     1,064,771      345,380    1,664,712      139,861     664,960
  Research and
    development..........     183,000      174,395     103,278     1,876,825    1,641,315    1,418,229    1,518,337     363,147
  Depreciation...........      43,379      101,824      45,410        73,636       86,933      197,774       30,714      80,136
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total operating
      expenses...........     566,284      804,748     313,007     3,985,824    3,172,128    3,667,636    2,657,667   1,293,055
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) from
  operations:............    (379,427)     510,287     437,475    (3,821,538)  (2,443,606)  (1,308,256)  (2,516,368)    763,686
Other income (expense):
  Export market
    development grant....     --           122,488      --           --           125,083      152,280      --           --
  Gain (loss) on foreign
    exchange
    transactions.........     --            13,382      16,944          (503)      (4,026)        (664)     --            4,204
  Interest income........         707        2,017         186        41,245        2,272      214,567          411      45,272
  Interest expense.......     (45,133)     (94,762)    (63,965)      (54,167)     (50,627)     --           (20,881)     --
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total other income
      (expense)..........     (44,426)      43,125     (46,835)      (13,425)      72,702      366,183      (20,470)     49,476
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income (loss) before
  income taxes...........    (423,853)     553,412     390,640    (3,834,963)  (2,370,904)    (942,073)  (2,536,838)    813,162
Provision for income
  taxes..................     --           --           --           --           --            (2,340)     --             (780)
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss)........ $  (423,853) $   553,412  $  390,640   $(3,834,963) $(2,370,904) $  (944,413) $(2,536,838) $  812,382
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income (loss) per
  share.................. $     (0.09) $      0.12  $     0.09   $     (0.77) $     (0.52) $     (0.13) $     (0.56) $     0.11
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Weighted average number
  of shares used in
  computing net income
  (loss) per share.......   4,508,380    4,557,000   4,557,000     4,953,299    4,539,320    7,200,333    4,503,960   7,643,464
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------

                            See accompanying notes.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                                      COMMON STOCK                        RETAINED
                                  ---------------------   ADDITIONAL      EARNINGS     CUMULATIVE
                                    NO. OF                  PAID-IN     (ACCUMULATED   TRANSLATION
                                    SHARES     AMOUNT       CAPITAL       DEFICIT)     ADJUSTMENT       TOTAL
                                  ----------  ---------  -------------  -------------  -----------  -------------
Balance at June 30, 1994........   4,420,000  $   4,420  $      10,140   $  (249,480)   $  (2,771)  $    (237,691)
  Proceeds from sale of shares
    to employees................      53,040         53            122       --            --                 175
  Foreign exchange
    translation.................      --         --           --             --            14,417          14,417
  Net loss......................      --         --           --            (423,853)      --            (423,853)
                                  ----------  ---------  -------------  -------------  -----------  -------------
Balance at June 30, 1995........   4,473,040      4,473         10,262      (673,333)      11,646        (646,952)
  Repurchase of shares..........     (44,200)       (44)          (108)      --            --                (152)
  Cancellation of shares........      (8,840)        (9)             9       --            --            --
  Foreign exchange
    translation.................      --         --           --             --           (35,741)        (35,741)
  Net income....................      --         --           --             553,412       --             553,412
                                  ----------  ---------  -------------  -------------  -----------  -------------
Balance at June 30, 1996........   4,420,000      4,420         10,163      (119,921)     (24,095)       (129,433)
  Grant of warrants.............      --         --          1,096,000       --            --           1,096,000
  Initial public offering, net
    of expenses of $1,468,000...   2,000,000      2,000      8,530,181       --            --           8,532,181
  Conversion of SAND note.......     780,001        780      1,499,220       --            --           1,500,000
  Grant of stock options........      --         --            185,000       --            --             185,000
  Foreign exchange
    translation.................      --         --           --             --            (3,210)         (3,210)
  Net loss......................      --         --           --          (3,834,963)      --          (3,834,963)
                                  ----------  ---------  -------------  -------------  -----------  -------------
Balance at December 31, 1996....   7,200,001      7,200     11,320,564    (3,954,884)     (27,305)      7,345,575
  Grant of warrants
    (unaudited).................      --         --            140,000       --            --             140,000
  Grant of stock options
    (unaudited).................      --         --             12,000       --            --              12,000
  Exercise of stock options
    (unaudited).................       3,000          3             27       --            --                  30
  Foreign exchange translation
    (unaudited).................      --         --           --             --           (20,991)        (20,991)
  Net loss (unaudited)..........      --         --           --            (944,413)      --            (944,413)
                                  ----------  ---------  -------------  -------------  -----------  -------------
Balance at September 30, 1997
  (unaudited)...................   7,203,001  $   7,203  $  11,472,591   $(4,899,297)   $ (48,296)  $   6,532,201
                                  ----------  ---------  -------------  -------------  -----------  -------------
                                  ----------  ---------  -------------  -------------  -----------  -------------

                            See accompanying notes.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                SIX MONTHS ENDED         NINE MONTHS ENDED         THREE MONTHS ENDED
                      YEAR ENDED JUNE 30,         DECEMBER 31,             SEPTEMBER 30,             SEPTEMBER 30,
                     ----------------------  -----------------------  ------------------------  ------------------------
                        1995        1996        1995        1996         1996         1997         1996         1997
                     ----------  ----------  ----------  -----------  -----------  -----------  -----------  -----------
                                             (UNAUDITED)              (UNAUDITED)  (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)... $ (423,853) $  553,412  $ 390,640   $(3,834,963) $(2,370,904) $  (944,413) $(2,536,838) $   812,382
Adjustments to
  reconcile net
  income (loss) to
  the net cash
  provided by (used
  in) operating
  activities:
  Depreciation and
    amortization....     43,379     101,824     45,410        73,636       86,933      417,511       30,714      158,798
  Effect of warrants
    granted.........     --          --         --         1,096,000    1,096,000      140,000    1,096,000      140,000
  Effect of stock
    options
    granted.........     --          --         --           123,333      --            12,000      --            12,000
  Effect of SAND
    Note............     --          --         --         1,350,000    1,350,000      --         1,350,000      --
  Changes in
    operating assets
    and liabilities:
    Accounts
      receivable....     --        (633,461)  (868,785)      551,179      290,210   (1,868,520)      30,311   (1,871,481)
    Development
      costs.........     --          --         --           --           --          (423,797)     --          (411,830)
    Other assets....     (6,577)       (152)       178      (370,838)        (768)    (112,772)        (746)     (32,498)
    Accounts payable
      and
      accruals......     (3,181)     37,471      6,323       790,326       60,623      268,121       36,663      340,722
    Deferred
      revenue.......     66,510      --         --           (49,902)     --          (157,610)     --           --
    Other
      liabilities...      7,000       3,203     --           --            13,365      --             2,774      --
                     ----------  ----------  ----------  -----------  -----------  -----------  -----------  -----------
Net cash provided by
  (used in)
  operating
  activities........   (316,722)     62,297   (426,234)     (271,229)     525,459   (2,669,480)       8,878     (851,907)
INVESTING ACTIVITIES
Purchases of
  equipment.........   (168,619)   (110,753)   (71,651)      (68,630)     (51,251)    (537,230)     (13,112)    (205,770)
                     ----------  ----------  ----------  -----------  -----------  -----------  -----------  -----------
Net cash used in
  investing
  activities........   (168,619)   (110,753)   (71,651)      (68,630)     (51,251)    (537,230)     (13,112)    (205,770)
FINANCING ACTIVITIES
Proceeds from
  issuance of
  shares............        175      --         --         8,532,181      --                30      --                30
Repurchase of
  shares............     --            (152)    --           --           --           --           --           --
Costs related to
  offering..........     --          --         --           --          (145,000)     --          (145,000)     --
Increase in amounts
  payable to related
  parties...........  1,075,660     711,686    701,958       490,792      814,952      --           178,721      --
Repayments of
  amounts payable to
  related parties...   (555,870)   (672,018)  (168,932)   (1,143,040)  (1,165,790)     (57,467)     (13,345)     (54,912)
                     ----------  ----------  ----------  -----------  -----------  -----------  -----------  -----------
Net cash provided by
  financing
  activities........    519,965      39,516    533,026     7,879,933     (495,838)     (57,437)      20,376      (54,882)
                     ----------  ----------  ----------  -----------  -----------  -----------  -----------  -----------
NET INCREASE
  (DECREASE) IN CASH
  AND CASH
  EQUIVALENTS.......     34,624      (8,940)    35,141     7,540,074      (21,630)  (3,264,147)      16,142   (1,112,559)
Translation
  adjustments.......     (2,812)     12,718      1,761        (2,203)      21,387        1,089       16,738       (1,609)
Cash and cash
  equivalents at
  beginning of
  period............     17,471      49,283     49,283        53,061       86,184    7,590,932       53,061    5,442,042
                     ----------  ----------  ----------  -----------  -----------  -----------  -----------  -----------
Cash and cash
  equivalents at end
  of period......... $   49,283  $   53,061  $  86,185   $ 7,590,932  $   $85,941  $ 4,327,874  $    85,941  $ 4,327,874
                     ----------  ----------  ----------  -----------  -----------  -----------  -----------  -----------
                     ----------  ----------  ----------  -----------  -----------  -----------  -----------  -----------
Supplemental
  disclosure of cash
  flow information:
Cash paid during the
  period for:
  Interest.......... $   --      $   --      $  --       $   204,463  $   --       $   --       $   --       $   --
                     ----------  ----------  ----------  -----------  -----------  -----------  -----------  -----------
                     ----------  ----------  ----------  -----------  -----------  -----------  -----------  -----------
  Income taxes...... $   --      $   --      $  --       $   --       $   --       $     3,118  $   --       $   --

                            See accompanying notes.

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITY:

    In September 1996, the Company acquired SAND and in consideration therefore issued a one-year $1,500,000 convertible promissory note. (See Note 3 of the Notes to Consolidated Financial Statements.) The purchase price was allocated to in-process research and development ($1,350,000), which amount was included in operating expenses for the six months ended December 31, 1996, and to certain assets ($150,000), which amount was included in other assets at December 31, 1996.

    During the six months ended December 31, 1996, the Company recorded $60,000 of stock option deferred compensation, which was included in other assets at December 31, 1996 (see Note 5 of the Notes to Consolidated Financial Statements).

                            See accompanying notes.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1996

 (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 AND THE THREE AND NINE
             MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION


    In August 1996, a newly formed holding company, Brilliant Digital Entertainment, Inc., incorporated in the State of Delaware (the "Company"), issued an aggregate of 1,000,000 shares of its Common Stock in exchange for all of the capital stock of Brilliant Interactive Ideas, Pty. Ltd., a company incorporated in the State of New South Wales, Australia ("BII Australia") (the "Exchange"). The Company is a production and development studio producing digital entertainment for distribution over the Internet and on CD-ROM. Historically, BII Australia developed, produced and marketed interactive multimedia titles for the education and entertainment markets. The Company operates, and BII Australia operated, principally in the computer software industry. BII Australia operated predominantly in Australia with significant exports to the United States.


    On September 13, 1996, the Company effected a 4.42 for 1 stock split (the "Stock Split") resulting in a 3,420,000 increase in the number of shares of Common Stock outstanding.

    These financial statements have been restated to give retroactive effect to the Exchange, the subsequent consolidation of the Company and BII Australia, and the Stock Split.

    In September 1996 the Company completed its acquisition of Sega Australia New Development ("SAND") (see Note 3), which owns the rights to proprietary software tools which are designed to allow the Company to both develop a new genre of digital entertainment products, and to produce ancillary products cost effectively. The results of operations of SAND are included in the Company's consolidated financial statements from the date of acquisition.

    In November 1996, the Company completed its initial public offering of Common stock (see Note 5). The Company has changed its fiscal year-end from June 30 to December 31, effective December 31, 1996.

    The accompanying unaudited consolidated financial statements for the three and nine months ended September 30, 1996 and 1997 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying unaudited condensed consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period.

2. SIGNIFICANT ACCOUNTING POLICIES

    FOREIGN CURRENCY TRANSLATION

    The functional currency of BII Australia is its local currency, Australian dollars. Assets and liabilities of BII Australia are translated into U.S. dollars (the reporting currency) using current exchange rates ($0.789 at June 30, 1996, $0.794 at December 31, 1996, and $0.725 at September 30, 1997), and
revenues and expenses are translated into U.S. dollars using average exchange rates ($0.739 for the year ended June 30, 1995, $0.760 for the year ended June 30, 1996, $0.743 for the six months ended December 31,

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                               DECEMBER 31, 1996

 (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 AND THE THREE AND NINE
             MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
1995, $0.792 for the six months ended December 31, 1996, $0.776 for the nine months ended September 30, 1996, $0.761 for the nine months ended September 30, 1997, $0.785 for the three months ended September 30, 1996, and $0.740 for the three months ended September 30, 1997). The effects of foreign currency translation adjustments are deferred and included as a component of stockholders' equity.

    Foreign currency transaction gains and losses are a result of the effect of exchange rate changes on transactions denominated in currencies other than the functional currency. Foreign currency transaction gains (losses) are included in the statements of operations.

    NET INCOME (LOSS) PER SHARE

    Net income (loss) per share is computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options and warrants (using the treasury stock method) have been included in the computation when dilutive. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletins, all common and common equivalent shares issued by the Company at an exercise price below the public offering price during the twelve-month period prior to the offering have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method at an initial public offering price of $5.00 per share for stock options and warrants).

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128, effective for periods ending after December 15, 1997, revises the computation and disclosure of earnings per share. Principal among computation revisions is the replacement of primary earnings per share with basic earnings per share, which does not consider common stock equivalents. In addition, SFAS No. 128 modifies certain dilutive computations and replaces fully diluted earnings per share with diluted earnings per share. Disclosure requirements include, among others, dual presentation of basic and diluted earnings per share, along with a reconciliation of the elements used in computing basic and diluted earnings per share. At this time, the Company does not expect that the adoption of SFAS No. 128 will have a material impact on the Company's reported results.

    INCOME TAXES

    The Company uses the liability method to account for income taxes as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rules and laws that will be in effect when the differences are expected to reverse.

    RESEARCH AND DEVELOPMENT COSTS

    The Company incurs research and development costs relating to the development of traditional CD-ROM software tools which provide the technical infrastructure for production of CD-ROM titles produced by the Company. The Company incurred research and development costs of $183,000, $174,000,

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                               DECEMBER 31, 1996

 (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 AND THE THREE AND NINE
             MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
$1,877,000, $1,641,000 and $1,418,000 for the fiscal years ended June 30, 1995 and 1996, the six months ended December 31, 1996, and the nine months ended September 30, 1996 and 1997, respectively. The amount for the six months ended December 31, 1996 includes $1,350,000 of in-process research and development, which was expensed in accounting for the SAND acquisition (see Note 3).

    The Company's current accounting policy follows Statement of Financial Accounting Standards No. 86 ("SFAS No. 86"), which provides for the capitalization of certain software development costs once technological feasibility is established. The capitalized costs are then amortized on a straight-line basis over the estimated product life or on a ratio of current revenues to total projected product revenues, whichever results in the greater amortization amount. Prior to the establishment of technological feasibility, these costs are expensed as incurred. Historically, the Company has expensed all costs related to the development of both its software tools and Multipath Movie titles. During the third quarter of 1997, the Company began capitalizing certain development costs related to the production of Multipath Movies in accordance with SFAS No. 86. In the future, if the Company incurs costs to develop digital entertainment products for distribution as home video features or television programming, such discrete costs may be capitalized and amortized in the proportion that gross revenues realized bear to management's estimate of the total gross revenues expected to be received, in accordance with Statement of Financial Accounting Standards No. 53, "Financial Reporting by Producers and Distributors of Motion Picture Films."

    REVENUE RECOGNITION

    ROYALTIES: The Company grants distribution rights to its CD-ROM products to distributors in exchange for a non-refundable recoupable advance and a percentage of sales of the products. Revenue related to the non-refundable advance is recognized when the CD-ROM master is delivered to the customer. Revenue related to a percentage of sales is recognized upon notification by the distributor that a royalty has been earned by the Company. For those distribution contracts under which the Company is entitled to a fixed minimum guaranteed amount which has not yet been received, the minimum guaranteed amount is recognized as revenue when the CD-ROM master is delivered to the distributor.

    DEVELOPMENT FEES: In exchange for the development of CD-ROM products pursuant to an agreement with a software customer, the Company receives development fees. The software development agreements generally specify certain "milestones" which must be achieved throughout the development process. As these milestones are achieved, the Company recognizes the portion of the development fee allocated to each milestone.

    SOFTWARE SALES: Software sales result from the Company selling to customers completed software products developed by the Company. Software sales revenues are recognized upon shipment of product.

    It is the Company's policy to provide for estimated returns at the time software sales revenue is recognized. For the years ended June 30, 1995 and 1996, the six months ended December 31, 1996, and the nine months ended September 30, 1996 and 1997, the Company had experienced no returns on software sales.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                               DECEMBER 31, 1996

 (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 AND THE THREE AND NINE
             MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    COST OF REVENUES

    Cost of revenues related to royalties consists primarily of royalty obligations to third parties. Cost of revenues related to development fees consists primarily of salaries, benefits and overhead associated with the development of specific software products to customer specifications, as well as costs of outside contractors engaged from time to time in creating aspects of software products such as animation, voice recording and music. Cost of revenues related to software sales consists primarily of royalties to third parties and the direct costs and manufacturing overhead required to reproduce and package software products.

    DEFERRED REVENUES

    Cash advances are received by the Company to develop software for third parties. If such advances are refundable, they are included in Deferred Revenue until the software is completed and delivered to the customer.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when acquired to be cash equivalents.

    CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash, short-term investments and accounts receivable. The Company has investment policies that limit investments to short-term investment grade securities. Accounts receivable are principally from distributors and retailers of the Company's products.

    The Company analyzes customer receivables to determine the necessity of an allowance for doubtful accounts. For the years ended June 30, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, no such allowance was considered necessary. For the six months ended December 31, 1996 the Company recorded an allowance for doubtful accounts of $93,140.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over estimated useful lives ranging up to four years.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                               DECEMBER 31, 1996

 (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 AND THE THREE AND NINE
             MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    LONG-LIVED ASSETS

    In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121.") SFAS No. 121 is effective for fiscal years beginning after December 15, 1995, and requires long-lived assets to be evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. The Company adopted SFAS No. 121 for the six months ended December 31, 1996. The provisions of SFAS No. 121 do not have a material effect on the Company's consolidated results of operations for that period, or for the nine months ended September 30, 1997.

    STOCK OPTIONS

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123.") This new standard defines a fair-value-based method of accounting for employee stock options or similar equity instruments. This statement gives entities a choice to recognize related compensation expense by adopting the new fair-value method or to measure compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25, the former standard. If the former standard for measurement is elected, SFAS No. 123 requires supplemental disclosure to show the effect of using the new measurement criteria. The Company has used the measurement prescribed by APB Opinion No. 25. See Note 5 for supplemental disclosure.

3. ACQUISITION OF SAND

    In June 1996, the Company entered into a Memorandum of Understanding with Sega Ozisoft to acquire SAND, a division of Sega Ozisoft. In September 1996, the Company and Sega Ozisoft entered into an Asset Purchase Agreement (the "SAND Acquisition Agreement") which superseded the Memorandum of Understanding. Pursuant to the SAND Acquisition Agreement, the Company acquired SAND and in consideration therefor issued a $1,500,000 convertible promissory note which, upon the completion of the Company's initial public offering of Common Stock was automatically converted into 780,001 shares of Common Stock of the Company. The acquisition was accounted for using the purchase method.

    SAND was created to develop state-of-the-art technology for interactive, digital, Multipath Movies. SAND was in the development stage, devoting substantially all of its efforts to research and development. During its development stage, SAND incurred significant costs to develop proprietary software tools to be used in the creation and development of a new genre of interactive digital entertainment called "Multipath Movies." (Through the date of the SAND Acquisition, SAND had incurred research and development expenses of approximately $1,563,000.)

    The SAND Acquisition Agreement also provides that the Company shall pay to Sega Ozisoft a royalty of 12.5% of "Adjusted Gross Receipts" on the CYBERSWINE Multipath Movie. Adjusted Gross Receipts is gross receipts received by the Company on the CYBERSWINE Multipath Movie after deducting any royalties and fees payable to CYBERSWINE licensors. Pursuant to an agreement between Sega Ozisoft and the licensor

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                               DECEMBER 31, 1996

 (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 AND THE THREE AND NINE
             MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

3. ACQUISITION OF SAND (CONTINUED)
of the characters and content of CYBERSWINE, the Company will be required to pay to the CYBERSWINE licensor a royalty of 2% of gross revenues less cost of goods on all sales of CYBERSWINE products.

    Pursuant to the SAND Acquisition Agreement, Sega Ozisoft agreed to fund certain development expenses of the Company prior to the closing of the Offering; and the Company agreed to reimburse Sega Ozisoft from the proceeds of the Offering for all expenses advanced by Sega Ozisoft for any period after October 31, 1996, and all expenses in excess of $59,000 per month advanced by Sega Ozisoft for August, September and October 1996. As of December 31, 1996, the Company had incurred a total obligation of $84,000 pursuant to this agreement which amount is included in amounts payable to related parties at December 31, 1996. During the nine months ended September 30, 1997 the Company paid $62,000 of the amount due to Sega Ozisoft.

    The following summarized, unaudited pro forma results of operations for the year ended June 30, 1996 assume the SAND acquisition occurred as of the beginning of the period, after giving effect to the conversion of the SAND Note into 780,001 shares of common stock. Because SAND assets were charged to expense on the date of acquisition, there is no material pro forma effect for the six months ended December 31, 1996.

                                                                                  YEAR ENDED
                                                                                 JUNE 30, 1996
                                                                                 -------------
Revenues.......................................................................   $ 1,881,000
Net loss.......................................................................   $  (797,000)
Net loss per share.............................................................   $     (0.15)

4. RELATED PARTY TRANSACTIONS

    Pacific Interactive Education Pty. Ltd. ("PIE") entered into an oral agreement with BII Australia whereby Mark Miller, a shareholder and director of PIE and a director of BII Australia, provides consulting services to BII Australia. Pursuant to the oral agreement, PIE was paid $23,000, $69,000, $18,000 and $0 for the fiscal years ended June 30, 1995 and 1996, the six months ended December 31, 1996, and the nine months ended September 30, 1997, respectively, for such services.

    Since March 1994, PIE has made periodic cash advances to BII Australia for working capital purposes. On October 24, 1994, PIE and BII Australia entered into a formal loan agreement to reflect the parties' lending relationship. The maximum amount BII Australia could borrow from PIE pursuant to the loan agreement was $631,000. The interest rate of the note was 12.5% and the note plus accrued interest was due and payable on December 31, 1994. By written agreement (the "Note Extension") dated September 13, 1996, the maturity of the note was extended until the earlier to occur of the Company's initial public offering of Common Stock or December 31, 1996. Pursuant to the Note Extension, PIE and BII Australia increased the maximum amount BII Australia could borrow under the loan agreement to $710,000. As of June 30, 1996, BII Australia owed PIE $670,000 including accrued interest in the amount of $149,000. In December 1996, BII Australia repaid PIE in full for the balance outstanding ($733,000, including accrued interest of $199,000).

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                               DECEMBER 31, 1996

 (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 AND THE THREE AND NINE
             MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

4. RELATED PARTY TRANSACTIONS (CONTINUED)
    BII Australia periodically purchases certain computer equipment from PIE. For the fiscal years ended June 30, 1995 and 1996, the six months ended December 31, 1996, and the nine months ended September 30, 1997, BII Australia's purchases totaled $15,000, $16,000, $8,000 and $0, respectively.

    Mark Miller is a shareholder of Multimedia Connexion Pty. Ltd. BII Australia periodically purchases hardware and software from Multimedia Connexion Pty. Ltd. For the fiscal years ended June 30, 1995 and 1996, and the nine months ended September 30, 1997, BII Australia purchased computer equipment totaling $12,000, $16,000, and $111,000, respectively. No purchases were made during the six months ended December 31, 1996.

    Peter Dodds was a shareholder of BII Australia from inception to May 10, 1996. Mr. Dodds is also a shareholder of Andwhen Pty. Limited ("Andwhen"). Mr. Dodds provided consulting services to BII Australia in 1995 and 1996. In exchange for such services, fees of $71,000 and $51,000 were paid to Andwhen for the years ended June 30, 1995 and 1996, respectively. No consulting fees were paid during the six months ended December 31, 1996 or the nine months ended September 30, 1997.

    Certain equipment owned by Andwhen was leased to BII Australia pursuant to an agreement dated March 1, 1994. Under the lease arrangements, BII Australia made lease payments to Andwhen in the amount of $4,000 and $0 for the years ended June 30, 1995 and 1996, respectively. On May 10, 1996, the agreement was terminated. As a result, the equipment was transferred to BII Australia and BII Australia agreed to pay to Andwhen a total amount of approximately $87,000 for the purchase of such equipment. Of this amount, $20,000 was paid upon termination of the agreement. The balance was due in equal monthly installments of approximately $4,500 each. As of June 30, 1996, approximately $62,000, was payable under the terms of the agreement. This balance was paid in full in December 1996.

    In December 1994, BII Australia entered into a Software License Agreement (the "Sega Agreement") with Sega Ozisoft Pty. Ltd. ("Sega Ozisoft"). Mark Dyne and Kevin Bermeister are directors and shareholders of Sega Ozisoft and directors and stockholders of the Company. Pursuant to the terms of the Sega Agreement, Sega Ozisoft became the exclusive distributor in Australia and New Zealand of certain CD-ROM products developed by BII Australia. Pursuant to the terms of the Sega Agreement, BII Australia received non-refundable advances totaling $71,000 from Sega Ozisoft in the fiscal year ended June 30, 1995. In addition, BII Australia was entitled to receive royalty payments of $6.31 per net unit sold. Such royalty was reducible to $4.73 per net unit sold after 2000 units had been sold of each title. The non-refundable advances were recoupable from the royalties earned by BII Australia under the Sega Agreement. As of December 31, 1996, BII Australia had received no royalty payments relating to the Sega Agreement. The Sega Agreement expired on December 15, 1996.

    In November 1995, BII Australia entered into a Distribution Agreement (the "Consumer Electronics Agreement") with Consumer Electronics Pty. Ltd. ("Consumer Electronics"). Mark Dyne and Kevin Bermeister are both directors and shareholders of Consumer Electronics. BII Australia developed, pursuant to the Consumer Electronics Agreement, several CD-ROM products to be distributed by Consumer Electronics in South Africa and neighboring territories. In addition, BII Australia granted to Consumer Electronics certain bundling rights to the CD-ROM products in the same territories. Pursuant to the Consumer Electronics Agreement, BII Australia was entitled to receive a non-refundable advance of

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                               DECEMBER 31, 1996

 (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 AND THE THREE AND NINE
             MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

4. RELATED PARTY TRANSACTIONS (CONTINUED)
$85,000, of which $21,000 was paid in the fiscal year ended June 30, 1996. In September 1996, the Company agreed to reduce the remaining advance by 25% in exchange for an immediate payment of the balance due. On October 15, 1996, the Company received $48,000 representing the full amount due pursuant to the re-negotiated terms. The Company anticipates no further receipts pursuant to the Consumer Electronics Agreement, which expired on December 6, 1996.


    Kevin Bermeister and Mark Dyne are both directors and shareholders of Packard Bell Pty. Ltd. Between February 1994 and June 30, 1996, BII Australia purchased an aggregate of approximately $38,000 in goods from Packard Bell Pty. Ltd. During the six months ended December 31, 1996, and the nine months ended September 30, 1997, BII Australia purchased an additional $9,000 and $7,000, respectively, in goods from Packard Bell Pty. Ltd.


    In January 1996, BII Australia entered into a Multimedia Software Development and Production agreement (the "Development Agreement") with Sega Ozisoft for CYBERSWINE. Pursuant to the terms of the Development Agreement, BII Australia was entitled to receive payment for certain assistant production services. Amounts were payable by Sega Ozisoft upon attainment of mutually determined milestones. In September 1996, the Company entered into the SAND Acquisition Agreement (see Note 3) which provided for additional payments for production services, and which superseded the Development Agreement. As of June 30, 1996, the Company had received $120,000 and had recorded a receivable of $52,000, which was received in July and August 1996. For the six months ended December 31, 1996 the Company billed an additional $92,000, of which $29,000 was receivable at December 31, 1996, and was collected during the nine months ended September 31, 1997.

    Mark Dyne is a director of Monto Holdings Pty.Ltd. ("Monto"). Monto entered into a multimedia production agreement with BII Australia dated March 14, 1995 whereby Monto paid BII Australia $180,000 to be used to develop a series of two CD-ROM interactive magazine programs based on a television series. BII Australia has arranged for publication and distribution of the completed software packages and is obligated to pay to Monto 50% of the net receipts from the sale of the software packages. As of June 30, 1996, net receipts under the agreement totaled approximately $25,000 and payments to Monto totaled $12,000. In addition, a liability to Monto for $7,000 was recorded at June 30, 1996. In the six months ended December 31, 1996, no additional receipts or payments were made pursuant to this agreement. During the nine months ended September 30, 1997, the liability to Monto was reduced to $4,200.

    Diana Maranon is a director of the Company. Averil Associates, Inc. ("Averil Associates"), a financial advisory firm founded and controlled by Ms. Maranon, has, since November 1995, performed services for the Company including investigation of strategic alternatives and assistance with the Offering. As consideration for such services, the Company paid to Averil Associates $25,000 as of June 30, 1996, $200,000 during the six months ended December 31, 1996, and $22,000 for the nine months ended September 30, 1997, plus out of pocket expenses. The Company granted to Chloe Holding, Inc. ("Chloe"), an affiliate of Averil Associates, currently exercisable warrants to purchase 40,222 shares of Common Stock with an exercise price of $0.0326 per share. The Company has committed, upon consummation of the Offering, to a cash payment to Averil Associates of $180,000 and to a grant to Chloe of warrants to purchase 9,090 shares of Common Stock at an exercise price of 110% of the offering price.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                               DECEMBER 31, 1996

 (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 AND THE THREE AND NINE
             MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

4. RELATED PARTY TRANSACTIONS (CONTINUED)
    Between September and November 1996, the Company executed three promissory notes in favor of Reefknot in the principal amounts of $150,000, $50,000 and $145,000. The notes bore interest at the rate of 10% per annum. In December 1996, the Company repaid Reefknot in full the balance outstanding of $350,000 including accrued interest of $5,000.

    Gary Barber is a director of the Company and a shareholder of Morgan Creek Productions, Inc. From May 1989 until July 1997, Mr. Barber was employed by Morgan Creek Productions, Inc. From January 1995 until July 1997, he was Vice Chairman and Chief Operating Officer of Morgan Creek Productions, Inc. In September 1996, the Company entered into a strategic relationship with Morgan Creek Interactive, Inc. ("Morgan Creek"), an affiliate of Morgan Creek Productions, Inc., to provide creative product for the Company's Multipath Movies. Pursuant to the agreement between the Company and Morgan Creek, the Company is obligated to fund entirely the development of two Multipath Movies. The first project commenced under this agreement is a thirteen episode comedy adventure series featuring the Ace Ventura character.

5. STOCKHOLDERS' EQUITY

    COMMON STOCK

    The Company is authorized to issue 30,000,000 shares of Common Stock, par value $0.001 per share. In August 1996, the Company issued an aggregate of 1,000,000 shares of its Common Stock in exchange for all of the capital stock of BII Australia. As a result of the Exchange, the Company acquired all of the outstanding common stock of BII Australia. Simultaneously with the Exchange, BII Australia canceled 100 shares of Common Stock of BII Australia held by an employee of BII Australia.

    In November 1996, the Company completed its initial public offering of 2 million shares of Common Stock for $5 per share, which resulted in proceeds to the Company of $8,532,000, net of issuance costs of $1,468,000.

    The holders of Common Stock are entitled to one vote for each share held of record on all matters on which the holders of Common Stock are entitled to vote. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled subject to the rights of holders of Preferred Stock issued by the Company, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

    The holders of Common Stock have no preemptive or conversion rights and they are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. The outstanding shares of Common Stock are fully paid and nonassessable.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                               DECEMBER 31, 1996

 (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 AND THE THREE AND NINE
             MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

5. STOCKHOLDERS' EQUITY (CONTINUED)
    PREFERRED STOCK

    The Company is authorized to issue 1,000,000 shares of Preferred Stock, par value $0.001 per share. As of June 30, 1996, December 31, 1996, and September 30, 1997 no shares were issued or outstanding. The Board of Directors has the authority to issue the authorized and unissued Preferred Stock in one or more series with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which adversely affect the voting power or other rights of the holders of the Company's Common Stock.

    WARRANTS

    During September 1996 the Company entered into two strategic agreements with terms that provided for the issuance of warrants to purchase a total of 685,000 shares of the Company's Common Stock. Warrants to purchase 600,000 shares of Common Stock are exercisable at $5, the initial public offering price of the Company's Common Stock. Additionally, 35,000 and 50,000 of the warrants are exercisable at $4.00 and $5.20, respectively. The warrants expire in September 1999. The value of the warrants is calculated to be approximately $1,096,000 and this value represented an expense charge to operations with a corresponding credit to stockholders' equity in the six months ended December 31, 1996.

    In September 1997, the Company issued warrants to purchase an additional 200,000 shares of the Company's Common Stock, exercisable at $10, to Packard Bell NEC in connection with an amendment to the distribution agreement between the companies. The warrants expire in February 1999. The value of the warrants is calculated to be approximately $140,000 and this value represented an expense charge to operations with a corresponding credit to stockholders' equity.

    1996 STOCK OPTION PLAN

    The Company adopted a Stock Option Plan (the "1996 Plan") which became effective on September 13, 1996. Each director, officer, employee or consultant of the Company or any of its subsidiaries is eligible to be considered for the grant of awards under the 1996 Plan. The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 1996 Plan is 1,080,000, subject to certain adjustments to prevent dilution. Any shares of Common Stock subject to an award which for any reason expires or terminates unexercised are again available for issuance under the 1996 Plan. The maximum number of shares of Common Stock with respect to which options or rights may be granted under the 1996 Plan to any executive or other employee during any fiscal year is 100,000, subject to certain adjustments to prevent dilution.

    As of October 23, 1996, the Board had granted options covering an aggregate of 185,000 shares of Common Stock to certain directors (125,000 shares) and employees (60,000 shares) of the Company, with an exercise price of $10 per share. In November 1996, the options were repriced to $4.00 per share. The directors options were granted effective as each director joined the Board of Directors and were immediately fully vested. In accordance with APB No. 25, the Company recognized compensation expense of $125,000 in connection with the granting of the directors' stock options. The options granted to

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                               DECEMBER 31, 1996

 (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 AND THE THREE AND NINE
             MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

5. STOCKHOLDERS' EQUITY (CONTINUED)
employees vest over a four year period. In connection with these employee stock options, deferred compensation of $60,000 is included in other assets at December 31, 1996. Although any award that was duly granted may thereafter be exercised or settled in accordance with its terms, no shares of Common Stock may be issued pursuant to any award made after September 13, 2006.

    The Corporation has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 requires the use of option valuation models to provide supplemental information regarding options granted after 1994. Pro forma information regarding net income and earnings per share shown below was determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123.

    The fair value of the options as examined at the date of grant based on a Black-Scholes option pricing model with the following weighted-average assumptions for 1996 and 1997: interest rates of 6.6%; dividend yields of 0%; volatility factors of the expected market price of the Company's common stock of 38.8%; and expected life of the options of 3 years. These assumptions resulted in a weighted average fair value of $2.80 per share for stock options granted in 1996.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options. The Company's employee stock options have not been traded. In addition, the assumptions used in option valuation models are highly subjective, particularly the expected stock price volatility of the underlying stock. Because changes in these subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting periods. The pro forma effect on net income for 1996 is not representative of the pro forma effect on net income in future years because it reflects expense for only one year's vesting. Pro forma information in future years will reflect the amortization of a larger number of stock options granted in succeeding years. The Company's pro forma information is as follows:

                                                                                  SIX MONTHS
                                                                                     ENDED
                                                                                 DECEMBER 31,
                                                                                     1996
                                                                                 -------------
Net loss, as reported..........................................................  $  (3,835,000)
Net loss, pro forma............................................................  $  (3,992,000)
Loss per share, as reported....................................................  $       (0.77)
Loss per share, pro forma......................................................  $       (0.81)

6. COMMITMENTS AND CONTINGENCIES

    In March 1995, BII Australia entered into an agreement with Monto whereby Monto paid BII Australia a nonrefundable fee of approximately $180,000 to develop a series of two CD-ROM interactive magazine programs based on a television series. BII Australia will distribute the completed software packages and is obligated to pay to Monto 50% of the net receipts from the sale of the software packages.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                               DECEMBER 31, 1996

 (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 AND THE THREE AND NINE
             MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

6. COMMITMENTS AND CONTINGENCIES (CONTINUED)
As of June 30, 1996, net receipts totaled $25,000 and payments to Monto totaled $12,000. In addition, a liability to Monto of $7,000 was recorded at June 30, 1996. In the six months ended December 31, 1996, no additional receipts or payments were made pursuant to this agreement. During the nine months ended September 30, 1997, the liability to Monto was reduced to $4,200.

    In 1995, Pick Two Limited ("Pick Two"), advanced $193,000 to BII Australia to develop certain software. In 1996, Pick Two advanced an additional $19,000 to BII Australia. These advances are non-interest bearing, will be repaid from proceeds from the sales of the completed software, and are included in deferred revenues. As of December 31, 1996, the software development had not been completed. During the six months ended December 31, 1996, approximately $48,000 of the advances were repaid out of proceeds received from the sale of certain research materials.

    In September 1996, the Company entered into a strategic relationship with Crawford Productions Pty., Ltd. ("Crawford") to provide creative product for the Company's Multipath Movies. Pursuant to the agreement between the Company and Crawford, the Company is obligated to contribute up to one half of the costs incurred to develop and produce each project selected by the parties, if any, for development into Multipath Movie titles, which cost per film is anticipated to be approximately $790,000.

    During the nine months ended September 30, 1997 the Company entered into non-cancellable operating leases for its premises, which require payments of approximately $225,000 for each of the next three years, and approximately $70,000 for each of the subsequent two years.

7. INCOME TAXES

    The Company has adopted the liability method of accounting for income taxes. Income tax expense shown in the income statements is calculated on the operating profit before tax, adjusted for items which, due to treatment under income tax legislation, create permanent differences between accounting profit and taxable income. Deferred income taxes under FAS No. 109 reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

    The Company's net losses in the fiscal year ended June 30, 1995, and net income for fiscal year ended June 30, 1996 are related to the Australian operations of BII Australia. As a result, no provision was made for United States federal income taxes. Due to BII Australia's net losses for 1994 and 1995, net operating loss carryforwards ("NOL's") were generated for Australian tax purposes. A portion of these Australian NOL's were offset against BII Australia's taxable income for fiscal year ended June 30, 1996. At June 30, 1996 BII Australia had NOL's remaining of approximately $160,000, which increased to approximately $853,000 at December 31, 1996, and which are available for offset against Australian taxable income in the future. These NOL's may be carried forward indefinitely. During the six months ended December 31, 1996, the U. S. parent incurred a tax loss resulting in an NOL carryforward of approximately $594,000. The loss will expire in the year 2011. No tax benefit has been recorded for these NOL's.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                               DECEMBER 31, 1996

 (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 AND THE THREE AND NINE
             MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

7. INCOME TAXES (CONTINUED)
    The significant components of the net deferred tax asset recorded in the accompanying consolidated balance sheet as of June 30, 1996 and December 31, 1996 are as follows:

                                                                      JUNE 30,   DECEMBER 31,
                                                                        1996         1996
                                                                     ----------  -------------
Deferred tax assets:
  Acquired in-process research and development.....................  $   --      $     495,000
  Directors' stock options.........................................      --             49,000
  Warrants issued..................................................      --            438,000
  Allowance for doubtful accounts..................................      --             34,000
  Net operating loss carryforward..................................      --            545,000
  Deferred development costs.......................................      36,000       --
                                                                     ----------  -------------
  Total deferred tax assets........................................      36,000      1,561,000
  Valuation allowance..............................................     (36,000)    (1,561,000)
                                                                     ----------  -------------
Net deferred tax assets............................................  $   --      $    --
                                                                     ----------  -------------
                                                                     ----------  -------------

    The Company recorded a valuation allowance amounting to the entire deferred tax asset balance.

    The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

                                                     SIX MONTHS ENDED
                            YEAR ENDED JUNE 30,
                                                       DECEMBER 31,
                           ---------------------   ---------------------
                             1995        1996        1995        1996
                           ---------   ---------   ---------   ---------
                                                  (UNAUDITED)
Federal income tax
  rate...................       34.0%       34.0%       34.0%       34.0%
State income tax, net of
  Federal benefit........     --          --          --          --
Foreign and U. S. tax
  effect attributable to
  foreign operations.....     --             2.0         2.0      --
Effect of net operating
  loss and net operating
  loss carryforward......      (34.0)      (36.0)      (36.0)      (34.0)
                           ---------   ---------   ---------   ---------
Effective income tax
  rate...................        0.0%        0.0%        0.0%        0.0%
                           ---------   ---------   ---------   ---------
                           ---------   ---------   ---------   ---------

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                               DECEMBER 31, 1996

 (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 AND THE THREE AND NINE
             MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

8. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of the following:

                                           JUNE 30,    DECEMBER     SEPTEMBER
                                             1996      31, 1996     30, 1997
                                           ---------  -----------  -----------
                                                                   (UNAUDITED)
Computers and Equipment..................  $ 350,000   $ 568,000    $ 836,000
Leasehold Improvements...................     --          --          148,000
Furniture and Fixtures...................     12,000      16,000       61,000
                                           ---------  -----------  -----------
                                             362,000     584,000    1,046,000
Less accumulated depreciation............   (164,000)   (239,000)    (407,000)
                                           ---------  -----------  -----------
                                           $ 198,000   $ 345,000    $ 639,000
                                           ---------  -----------  -----------
                                           ---------  -----------  -----------

9. OTHER INCOME AND EXPENSE

    Other income for the fiscal year ended June 30, 1996, and the nine months ended September 30, 1996 and 1997 include an export market development grant of $122,000, $125,083 and $152,280, respectively, from the Australian Trade Commission for participating in certain export activities. Interest expense for each of the years ended June 30, 1995 and 1996 and for the six months ended December 31, 1995, and the three and related to the note payable to PIE (see
Note 4). Interest expense for the six months ended December 31, 1996 included $49,000 related to PIE and $5,000 related to Reefknot (see Note 4).

10. GEOGRAPHICAL INFORMATION AND MAJOR CUSTOMERS

    The Company's operations for the years ended June 30, 1995 and 1996, the six months ended December 31, 1995 and 1996, and the nine months ended September 30, 1995 consisted solely of the operations of BII Australia. The operations of BII Australia are in Australia, with significant exports to the United States. In September 1997, the Company recognized revenue under a distribution agreement with a significant U.S. customer. The following schedule sets forth the revenues and accounts receivable of the Company by geographic area:

                                                                                UNITED
                                                                                STATES     AUSTRALIA     OTHER
                                                                             ------------  ----------  ----------
Year ended June 30, 1995:
  Revenues from unaffiliated customers.....................................   $   46,000   $    2,000  $   --
  Revenues from affiliated customers.......................................      635,000      160,000      --
                                                                             ------------  ----------  ----------
  Total revenues...........................................................   $  681,000   $  162,000  $   --
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------

Year ended June 30, 1996:
  Revenues from unaffiliated customers.....................................   $  932,000   $  258,000  $  235,000
  Revenues from affiliated customers.......................................      316,000      264,000      49,000
                                                                             ------------  ----------  ----------
  Total revenues...........................................................   $1,248,000   $  522,000  $  284,000
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                               DECEMBER 31, 1996

 (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 AND THE THREE AND NINE
             MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

10. GEOGRAPHICAL INFORMATION AND MAJOR CUSTOMERS (CONTINUED)

                                                                                UNITED
                                                                                STATES     AUSTRALIA     OTHER
                                                                             ------------  ----------  ----------
Six months ended December 31, 1995:
  Revenues from unaffiliated customers (unaudited).........................   $  715,000   $   48,000  $  233,000
  Revenues from affiliated customers (unaudited)...........................      130,000       30,000      28,000
                                                                             ------------  ----------  ----------
  Total revenues (unaudited)...............................................   $  845,000   $   78,000  $  261,000
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------

Six Months ended December 31, 1996:
  Revenues from unaffiliated customers.....................................   $   68,000   $  184,000  $    8,000
  Revenues from affiliated customers.......................................       --           63,000      27,000
                                                                             ------------  ----------  ----------
  Total revenues...........................................................   $   68,000   $  247,000  $   35,000
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------

Nine Months ended September 30, 1996:
  Revenues from unaffiliated customers (unaudited).........................   $  272,000   $  336,000  $    2,000
  Revenues from affiliated customers (unaudited)...........................      186,000      296,000      47,000
                                                                             ------------  ----------  ----------
  Total revenues (unaudited)...............................................   $  458,000   $  632,000  $   49,000
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------

Nine Months ended September 30, 1997:
  Revenues from unaffiliated customers (unaudited).........................   $2,125,000   $  196,000  $   56,000
  Revenues from affiliated customers (unaudited)...........................       --           --          --
                                                                             ------------  ----------  ----------
  Total revenues (unaudited)...............................................   $2,125,000   $  196,000  $   56,000
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------

Accounts Receivable as of:
  June 30, 1996............................................................   $  413,000   $  223,000  $   22,000
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------
  December 31, 1996........................................................   $   81,000   $   --      $   --
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------
  September 30, 1997 (unaudited)...........................................   $1,973,000   $   --      $   --
                                                                             ------------  ----------  ----------
                                                                             ------------  ----------  ----------

    For each of the periods shown above, all of the operating expenses of the Company were incurred and paid in Australia, with the exception of royalties due to third parties incurred in September 1997, and certain corporate expenses since September 1996. The identifiable assets of the Company, other than accounts receivable and corporate assets, are predominantly related to the operations in Australia.

    In the fiscal year ended June 30, 1995, two customers accounted for more than 10% of total revenues (Packard Bell Electronics, Inc., 75% or $635,000 and Monto, a related party, 11% or $89,000). In the fiscal year ended June 30, 1996, three customers accounted for more than 10% of total revenues (Packard Bell Electronics, Inc., 15% or $316,000; Shortland Publications, 11% or $226,000; and Ocean of America, Inc., 40% or $813,000). In the six months ended December 31, 1995, four customers accounted for more than 10% of total revenues (Packard Bell Electronics, Inc., 11% or $130,000; Shortland Publications, 14% or $160,000; Ocean of America, Inc., 39% or $465,000; and Roadshow Films, 11% or $134,000). In the six months ended December 31, 1996, four customers accounted for more than 10% of total revenues

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                               DECEMBER 31, 1996

 (INFORMATION FOR THE SIX MONTHS ENDED DECEMBER 31, 1995 AND THE THREE AND NINE
             MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

10. GEOGRAPHICAL INFORMATION AND MAJOR CUSTOMERS (CONTINUED)
(Frontline Agency, 17% or $60,000; Interplay Productions, Inc., 17% or $60,000; Sega Ozisoft, 18% or $62,000; and Golden Dolphin Productions Pty. Ltd., 35% or $122,000). In the nine months ended September 30, 1996, three customers accounted for more than 10% of total revenues (Ocean of America,Inc., 30% or $348,000; Packard Bell Electronics, Inc., 16% or $186,000; and Golden Dolphin, 11% or $122,000). For the nine months ended September 30, 1997, one customer accounted for more than 10% of total revenues (Packard Bell NEC, 83% or $1,973,000).

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors

Brilliant Digital Entertainment, Inc.

    We have audited the accompanying balance sheets of Sega Australia New Developments (a development stage business unit of Sega Ozisoft Pty. Ltd.) as of June 30, 1996 and 1995, and the related statements of operations and business unit deficit, and cash flows for each of the two years in the period ended June 30, 1996 and the period from March 1, 1994 (inception) through June 30, 1994. These financial statements are the responsibility of the business unit's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sega Australia New Developments at June 30, 1996 and 1995, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 1996 and the period from March 1, 1994 (inception) through June 30, 1994, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that Sega Australia New Developments will continue as a going concern. As more fully described in Note 1, the business unit has a working capital deficiency and an accumulated deficit. These conditions raise substantial doubt about the business unit's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. These financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          ERNST & YOUNG LLP

September 13, 1996
Los Angeles, California

                        SEGA AUSTRALIA NEW DEVELOPMENTS
         (A DEVELOPMENT STAGE BUSINESS UNIT OF SEGA OZISOFT PTY. LTD.)

                                 BALANCE SHEETS

                                                                                                 JUNE 30,
                                                                                        --------------------------
                                                                                           1995          1996
                                                                                        -----------  -------------
                                                      ASSETS
Total assets..........................................................................  $   --       $    --
                                                                                        -----------  -------------
                                                                                        -----------  -------------

                         LIABILITIES AND DEFICIT ACCUMULATED DURING THE DEVELOPMENT STAGE

Liabilities:
  Due to parent company...............................................................  $   472,318  $   1,306,331
                                                                                        -----------  -------------
Total liabilities.....................................................................      472,318      1,306,331
Deficit accumulated during the development stage:
  Deficit accumulated during the development stage....................................     (485,839)    (1,244,209)
  Cumulative translation adjustment...................................................       13,521        (62,122)
                                                                                        -----------  -------------
Total deficit accumulated during the development stage................................     (472,318)    (1,306,331)
                                                                                        -----------  -------------
Total liabilities and deficit accumulated during the development stage................  $   --       $    --
                                                                                        -----------  -------------
                                                                                        -----------  -------------

                            See accompanying notes.

                        SEGA AUSTRALIA NEW DEVELOPMENTS
         (A DEVELOPMENT STAGE BUSINESS UNIT OF SEGA OZISOFT PTY. LTD.)

               STATEMENTS OF OPERATIONS AND BUSINESS UNIT DEFICIT

                                                             PERIOD FROM
                                                              MARCH 1,
                                                                1994                                 CUMULATIVE
                                                             (INCEPTION)                            MARCH 1, 1994
                                                               THROUGH      YEAR ENDED JUNE 30,      (INCEPTION)
                                                              JUNE 30,    ------------------------  THROUGH JUNE
                                                                1994         1995         1996        30, 1996
                                                             -----------  ----------  ------------  -------------
Expenses:
General and administrative expenses........................   $  --       $   43,871  $     89,903   $   133,774
Research and development expenses..........................      11,095      430,873       668,467     1,110,435
                                                             -----------  ----------  ------------  -------------
  Total expenses...........................................      11,095      474,744       758,370     1,244,209
Beginning deficit accumulated during the development
  stage....................................................      --           11,218       472,318       --
Translation adjustment.....................................         123      (13,644)       75,643        62,122
                                                             -----------  ----------  ------------  -------------
Ending deficit accumulated during the development stage....   $  11,218   $  472,318  $  1,306,331   $ 1,306,331
                                                             -----------  ----------  ------------  -------------
                                                             -----------  ----------  ------------  -------------

                            See accompanying notes.

                        SEGA AUSTRALIA NEW DEVELOPMENTS
         (A DEVELOPMENT STAGE BUSINESS UNIT OF SEGA OZISOFT PTY. LTD.)

                            STATEMENTS OF CASH FLOWS

                                                             PERIOD FROM
                                                              MARCH 1,
                                                                1994                                 CUMULATIVE
                                                             (INCEPTION)                            MARCH 1, 1994
                                                               THROUGH      YEAR ENDED JUNE 30,      (INCEPTION)
                                                              JUNE 30,    ------------------------  THROUGH JUNE
                                                                1994         1995         1996        30, 1996
                                                             -----------  -----------  -----------  -------------
OPERATING ACTIVITIES
Net loss...................................................   $ (11,095)  $  (474,744) $  (758,370)  $(1,244,209)
                                                             -----------  -----------  -----------  -------------
Net cash used in operating activities......................     (11,095)     (474,744)    (758,370)   (1,244,209)

FINANCING ACTIVITIES
Increase in amounts due to parent company..................      11,095       474,744      758,370     1,244,209
                                                             -----------  -----------  -----------  -------------
Net cash provided by financing activities..................      11,095       474,744      758,370     1,244,209
                                                             -----------  -----------  -----------  -------------

Increase in cash...........................................      --           --           --            --
Cash at beginning of period................................      --           --           --            --
                                                             -----------  -----------  -----------  -------------
Cash at end of period......................................   $  --       $   --       $   --        $   --
                                                             -----------  -----------  -----------  -------------
                                                             -----------  -----------  -----------  -------------

                        SEGA AUSTRALIA NEW DEVELOPMENTS
            (A DEVELOPMENT BUSINESS UNIT OF SEGA OZISOFT PTY. LTD.)

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1996

1.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The financial statements include the assets, liabilities, revenues and expenses of Sega Australia New Developments ("SAND"), a business unit of Sega Ozisoft Pty. Ltd. ("Sega Ozisoft"). SAND was created to develop state-of-the-art technology for interactive, digital, Multipath Movies. In June 1996, Sega Ozisoft and Brilliant Digital Entertainment, Inc. (the "Company") entered into a Memorandum of Understanding and in September 1996, Sega Ozisoft and the Company entered into an asset purchase agreement, whereby the Company agreed to purchase certain assets of SAND. See Note 3 for a discussion of these transactions.

    The accompanying financial statements reflect the "carved-out" financial position and results of operations of SAND as if SAND had been operating as a company separate from Sega Ozisoft. Certain corporate, general and administrative expenses of Sega Ozisoft have been allocated to SAND on various bases which, in the opinion of management, are reasonable. However, such expenses are not necessarily indicative of, and it is not practicable for management to estimate, the level of expenses which might have been incurred had SAND been operating as a separate company.

    SAND is in the development stage devoting substantially all of its efforts to research and development. During its development stage, SAND has incurred cumulative net losses of approximately $1,300,000 through June 30, 1996, and expects to incur substantial and increasing additional development costs. SAND will require substantial additional funds in order to complete the research and development activities currently contemplated and to commercialize its proposed products. Without additional funding, SAND may be required to delay, reduce the scope of or eliminate one or more of its research or development programs, or obtain funds through arrangements with collaborative partners or others which may require SAND to relinquish rights to certain of its technologies, product candidates or products that SAND would otherwise seek to develop or commercialize on its own.

    RESEARCH AND DEVELOPMENT COSTS

    SAND has incurred significant costs to develop proprietary software tools to be used in the creation and development of a new genre of interactive digital entertainment called "Multipath Movies". SAND recorded research and development expenses of $11,095, $430,873 and $668,467 for the four month period ended June 30, 1994 and the fiscal years ended June 30, 1995 and 1996, respectively.

    SAND's accounting policy follows Statement of Financial Accounting Standards No. 86 (SFAS No. 86), which provides for the capitalization of certain software development costs once technological feasibility is established. The capitalized costs are then amortized on a straight-line basis over the estimated product life or on a ratio of current revenues to total projected product revenues, whichever is greater. No software development costs were capitalized in the four month period ended June 30, 1994 or the fiscal years ended June 30, 1995 and 1996.

    FOREIGN CURRENCY TRANSLATION

    The functional currency of SAND is its local currency, Australian dollars. Assets and liabilities of SAND are translated into U.S. dollars (the reporting currency) using current exchange rates ($0.718 at June 30, 1995 and $0.789 at June 30, 1996), and revenues and expenses are translated into U.S. dollars

                        SEGA AUSTRALIA NEW DEVELOPMENTS
            (A DEVELOPMENT BUSINESS UNIT OF SEGA OZISOFT PTY. LTD.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                 JUNE 30, 1996

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) using the average exchange rate ($0.72 for the period from March 1, 1993 to June 30, 1994, $0.739 for the year ended June 30, 1995 and $0.760 for the year ended June 30, 1996).

2.  RELATIONSHIP AND TRANSACTIONS WITH SEGA OZISOFT

    The financial statements include allocations to SAND of certain administrative costs incurred by Sega Ozisoft related to accounting, human resources and certain other corporate expenses. These expenditures were $0, $29,111 and $43,924 for the four month period ended June 30, 1994 and years ended June 30, 1995 and 1996, respectively.

    In the opinion of management, these allocations were made on a reasonable basis. However, they are not necessarily indicative of the level of expenditures which may have been experienced on a standalone basis. The amounts that would have or will be incurred on a separate company basis could differ significantly from the allocated amounts due to economies of scale, differences in management and/or operational practices or other factors.

3.  SUBSEQUENT EVENTS

    In June 1996, the Company entered into a Memorandum of Understanding with Sega Ozisoft to acquire SAND, a division of Sega Ozisoft. In September 1996, the Company and Sega Ozisoft entered into an Asset Purchase Agreement (the "SAND Acquisition Agreement") which superseded the Memorandum of Understanding. Pursuant to the SAND Acquisition Agreement, the Company acquired SAND and in consideration therefor issued a one-year $1,500,000 convertible promissory note (the "SAND Note") to Sega Ozisoft. The SAND Note bears interest at a rate of 8% per annum. Upon the completion of the Offering, the SAND Note will be automatically converted into 780,001 shares of Common Stock of the Company.

    The SAND Acquisition Agreement also provides that the Company shall pay to Sega Ozisoft a royalty of 12.5% of "Adjusted Gross Receipts" on the CYBERSWINE Multipath Movie. Adjusted Gross Receipts is gross receipts received by the Company on the CYBERSWINE Multipath Movie after deducting any royalties and fees payable to CYBERSWINE licensors.

    Pursuant to the SAND Acquisition Agreement, Sega Ozisoft has agreed to fund certain development expenses of the Company prior to the closing of the Offering; and the Company has agreed to reimburse Sega Ozisoft from the proceeds of the Offering for all expenses advanced by Sega Ozisoft for any period after October 31, 1996, and all expenses in excess of $59,175 per month advanced by Sega Ozisoft for August, September and October 1996.

           INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma consolidated financial information the ("Unaudited Pro Forma Financial Information") of the Company has been derived by the application of pro forma adjustments to the historical financial statements of the Company and SAND for the periods indicated. The adjustments are described in the accompanying notes. The pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable.

    The Unaudited Pro Forma Financial Information gives effect to the acquisition by the Company of SAND in exchange for the SAND Note and the conversion of the SAND Note into 780,001 shares of Common Stock, as if this transaction had occurred as of the beginning of the period presented, for purposes of the statement of operations data. There is no material pro forma effect for the six months ended December 31, 1996. As such, no pro forma statement of operations has been included for that period. The Unaudited Pro Forma Financial Information does not give effect to any transactions other than that discussed above and in the accompanying notes. The Unaudited Pro Forma Financial Information is provided for informational purposes only and does not purport to represent the results of operations or financial position of the Company had the transaction in fact occurred on such date, nor does it purport to be indicative of the financial position or results of operations as of any future date or for any future period.

    The Unaudited Pro Forma Financial Information and accompanying notes should be read in conjunction with the financial statements and accompanying notes thereto and the other financial information included elsewhere in this Prospectus.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 30, 1996

                                          BRILLIANT
                                             AS       SAND AS     PRO FORMA     PRO FORMA
                                          REPORTED   REPORTED    ADJUSTMENTS   ADJUSTMENTS  PRO FORMA
                                          ---------  ---------  -------------  -----------  ---------
                                                                (NOTES 1 AND
                                                                     2)         (NOTE 3)
Revenues:
  Royalties.............................  $1,291,015 $  --        $  --         $  --       $1,291,015
  Development fees......................    585,743     --           --          (172,542)    413,201
  Software sales........................    177,119     --           --            --         177,119
                                          ---------  ---------  -------------  -----------  ---------
    Total revenues......................  2,053,877     --           --          (172,542)  1,881,335
Cost of revenues........................    738,842     --           --            --         738,842
                                          ---------  ---------  -------------  -----------  ---------
                                          1,315,035     --           --          (172,542)  1,142,493

Operating expenses:
  Sales and marketing...................    163,038     --           --            --         163,038
  General and administrative............    365,491     89,903      (89,903)       --         365,491
  Research and development..............    174,395    668,467      681,533      (172,542)  1,351,853
  Depreciation..........................    101,824     --           --            --         101,824
                                          ---------  ---------  -------------  -----------  ---------
                                            804,748    758,370      591,630      (172,542)  1,982,206
Income (loss) from operations...........    510,287   (758,370)    (591,630)       --        (839,713

Other:
  Export market development grant.......    122,488     --           --            --         122,488
  Gain on foreign exchange
    transactions........................     13,382     --           --            --          13,382
  Interest income.......................      2,017     --           --            --           2,017
  Interest expense......................    (94,762)    --           --            --         (94,762)
                                          ---------  ---------  -------------  -----------  ---------
                                             43,125     --           --            --          43,125
Income (loss) before income taxes.......    553,412   (758,370)    (591,630)       --        (796,588)
Provision for income taxes..............     --         --           --            --          --
                                          ---------  ---------  -------------  -----------  ---------
Net income (loss).......................  $ 553,412  $(758,370)   $(591,630)    $  --       $(796,588)
                                          ---------  ---------  -------------  -----------  ---------
                                          ---------  ---------  -------------  -----------  ---------
Net income (loss) per share.............  $    0.12                                         $   (0.15)
                                          ---------                                         ---------
                                          ---------                                         ---------
Common shares used in calculating net
  income (loss) per share...............  4,557,000                 780,001                 5,337,001
                                          ---------             -------------               ---------
                                          ---------             -------------               ---------

            See Notes to Unaudited Pro Forma Financial Information.

                     BRILLIANT DIGITAL ENTERTAINMENT, INC.

                    NOTES TO PRO FORMA FINANCIAL STATEMENTS

                              AS OF JUNE 30, 1996

NOTE 1:

    Reflects the immediate conversion of the SAND Note into 780,001 shares of $.001 par value common stock. As a result, the SAND Note was reduced to $0. Common Stock was increased by $780 and additional paid in capital was increased by $1,499,220.

NOTE 2:

    SAND incurred $758,370 in total expenses for the year ended June 30, 1996. In order to reflect the allocation of $1,350,000 of the SAND purchase price to in-process research and development costs, total expenses have been increased by $591,630.

NOTE 3:

    Reflects the elimination of revenues recorded by the Company relating to development fees paid by SAND during the fiscal year ended June 30, 1996. SAND recorded research and development expenses when the payment was made to the Company. Therefore, development fees will be reduced and research and development costs will be reduced by $172,542.

INSIDE BACK COVER:

MAKING MULTIPATH MOVIES

SCRIPTING

SCRIPNAV, one of the Company's proprietary software tools assists scriptwriters in developing Multipath Movie scripts, which may have hundreds of branching plot lines.

CREATIVE DESIGN

Talent, character design, set design, props, sound and music are all elements of the creative design process.

VOICE/SOUND

The Company's proprietary TALKTRACK matches dialogue tracks produced by voice actors to each character's lip movements. Music and sound effects are added.

MODEL/WORLD BUILDING

Talented graphic artists and 3-D modelers create new characters using software modeling packages, including 3-D MAX and Softimage.

TEXTURING/LIGHTING

Patterns, textures, finish and color are added to the sets and characters to provide realistic features and life-like appearances. Lighting and shading are added to enhance depth and motion.

BLOCK/CAMERA/EDITING

The Company's ScuD engine is used to layup, edit, film and synchronize timing for each scene. Multiple virtual cameras provide the director control and flexibility throughout the production process.

SPECIAL EFFECTS ANIMATION

Special sound and visual effects are added.

RENDERED OUTPUT

Mr. Copy arranges, reorders, compresses and decompresses, and optimally organizes files for playing of the Multipath Movie by the DigitalProjector.

--------------------------------------------------------------------------------

    No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                                 --------------

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
1997 Developments.........................................................    6
Risk Factors..............................................................    8
Use of Proceeds...........................................................   22
Price Range of Common Stock...............................................   22
Dividend Policy...........................................................   22
Capitalization............................................................   23
Selected Historical and Pro Forma
 Consolidated Financial Data..............................................   24
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   25
Business..................................................................   32
Management................................................................   55
Certain Relationships and Related
 Transactions.............................................................   62
Principal and Selling Stockholders........................................   66
Description of Capital Stock..............................................   68
Shares Eligible For Future Sale...........................................   70
Underwriting..............................................................   72
Notice to Canadian Residents..............................................   73
Legal Matters.............................................................   74
Experts...................................................................   75
Change in Independent Public Accountant...................................   75
Additional Information....................................................   75
Index to Consolidated Financial Statements................................  F-1



                                     [LOGO]

                                2,950,000 Shares

                                  Common Stock

                               ($.001 par value)

                              P R O S P E C T U S

                           Credit Suisse First Boston

                                Cruttenden Roth
                                  Incorporated

--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Registrant's Certificate of Incorporation and its Bylaws provide for the indemnification by the Registrant of each director, officer and employee of the Registrant to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

    In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    The Registrant's Certificate of Incorporation provides that a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(o)(7) of the Delaware General Corporation Law provides that a provision so limiting the personal liability of a director shall not eliminate or limit the liability of a director for, among other things: breach of the duty of loyalty; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; unlawful payment of dividends; and transactions from which the director derived an improper personal benefit.

    The Registrant has entered into separate but identical indemnity agreements (the "Indemnity Agreements") with each director of the Registrant and certain officers of the Registrant (the "Indemnitees"). Pursuant to the terms and conditions of the Indemnity Agreements, the Registrant indemnified each Indemnitee against any amounts which he or she becomes legally obligated to pay in connection with any claim against him or her based upon any action or inaction which he or she may commit, omit or suffer while acting in his or her capacity as a director and/or officer of the Registrant or its subsidiaries, provided, however, that Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action, had no reasonable cause to believe Indemnitee's Conduct was unlawful.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table itemizes the costs incurred by the Registrant in connection with the issuance and distribution of the Securities being registered, other than underwriting discounts. All the amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.

Registration fee -- Securities and Exchange Commission............  $   8,207
NASD filing fee...................................................      3,208
American Stock Exchange fee for listing additional shares.........     17,500
Accounting fees and expenses......................................    100,000
Legal fees and expenses (other than blue sky).....................    175,000
Blue sky fees and expenses, including legal fees..................     20,000
Printing; stock certificates......................................     80,000
Transfer agent and registrar fees.................................      5,000
Consulting fees...................................................    200,000
Miscellaneous.....................................................     41,085
                                                                    ---------
  Total...........................................................    650,000
                                                                    ---------
                                                                    ---------

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

    In September 1996, the Company issued 1,000,000 shares (the "Shares") of Common Stock in exchange for the 100,000 outstanding shares of Common Stock of BII Australia owned by Reefknot and PIE. Pursuant to the Exchange Agreement, Reefknot and PIE each covenanted that (i) it was acquiring the Shares for its own account with the present intention of holding such securities for investment purposes only and not with a view to, or for sale in connection with, any distribution of such securities (other than a distribution in compliance with all applicable federal and state securities laws); (ii) it is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the relative merits and the risks of an investment in the Shares and of protecting its own interests in connection with this transaction; (iii) it is willing to bear and is capable of bearing the economic risk of an investment in the Shares; and (iv) it is an "accredited investor" as that term is defined under Rule 501(a)(8) of Regulation D promulgated by the Commission under the Securities Act. No brokers, underwriters or finders were involved in the Exchange. The issuance and sale of these securities was made in reliance on Section 4(2) of the Securities Act (in accordance with Rule 506 of Regulation D) as a transaction not involving any public offering.

    In connection with the Packard Bell NEC Agreement and the Morgan Creek Agreement executed in September 1996, the Company issued warrants to purchase 600,000 and 85,000 shares of Common Stock to Packard Bell NEC and to Morgan Creek, respectively, each for $100.00, and on September 1, 1997, the Company issued additional warrants to Packard Bell NEC to purchase up to 200,000 shares of Common Stock for $200.00 (collectively, the "Warrants"). Each of Packard Bell NEC and Morgan Creek covenanted that (i) it acquired the Warrants for its own account with the present intention of holding such Warrants for investment purposes only and not with a view to, or for sale in connection with, any distribution of such Warrants (other than a distribution in compliance with all applicable federal and state securities laws); (ii) it is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the relative merits and the risks of an investment in the Warrants and of protecting its own interests in connection with the transaction at issue; (iii) it is willing to bear and is capable of bearing the economic risk of an investment in the Warrants; and (iv) the Company made available, prior to the date of the Warrant Agreement, to it the opportunity to ask questions of the Company and its officers, and to receive from the Company and its officers information concerning the terms and conditions of the Warrant and the Warrant Agreement and to obtain any additional information with respect to the Company, its business, operations and prospects, as reasonably requested by it; and (v) it is an "accredited investor" as that term is defined under Rule 501(a)(8) of Regulation D promulgated by the Commission under the Securities Act. The issuance and sale of these securities was made in reliance on Section 4(2) of the Securities Act (in accordance with Rule 506 of Regulation D) as a transaction not involving any public offering.


    In September 1996, the Company issued warrants to purchase 40,222 shares of Common Stock at an exercise price of $.0326 per share to Chloe Holdings, Inc. ("Chloe"), an affiliate of Averil Associates, Inc., as partial compensation for services rendered. In connection with the Offering, the Company issued to Chloe warrants to purchase a number of shares of Common Stock having a warrant value equal to $20,000 (15,040 shares, assuming a public offering price of $5.00 per share) and an exercise price equal to 110% of the price to the public of the shares offered in the Offering. In each case, Chloe covenanted that (i) it acquired the warrants for its own account with the present intention of holding such warrants for investment purposes only and not with a view to, or for sale in connection with, any distribution of such warrants (other than a distribution in compliance with all applicable federal and state securities laws); (ii) it is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the relative merits and the risks of an investment in the warrants and of protecting its own interests in connection with the transaction at issue; (iii) it is willing to bear and is capable of bearing the economic risk of an investment in the warrants; and (iv) the Company made available, prior to the date of the Warrant Agreement, to it the opportunity to ask questions of the Company and its officers, and to receive from the Company and its officers information concerning the terms and conditions of the warrant and the Warrant Agreement and to obtain any additional information with respect to the Company, its business, operations and prospects, as reasonably requested by it; and (v) it is an "accredited investor" as that term is defined under Rule 501(a)(4) of Regulation D promulgated by the Commission under the Securities Act. The issuance and sale of these securities was made in reliance on Section 4(2) of the Securities Act (in accordance with Rule 506 of Regulation D) as a transaction not involving any public offering and in reliance on Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation.


    In September 1996, the Company issued pursuant to its 1996 Stock Option Plan (the "1996 Plan") non-statutory stock options to purchase an aggregate of 185,000 shares of Common Stock at $10.00 per share to the non-employee directors and an executive officer. The issuance and sale of these securities is exempt from the registration requirements of the Securities Act pursuant to Rule 701 because the offer and sale of the securities was pursuant to a compensatory benefit plan relating to compensation. Reference is made to the description of the 1996 Plan set forth under the caption "Management -- Stock Option Plan."

ITEM 27.  EXHIBITS.


  EXHIBIT
  NUMBER                                               EXHIBIT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       1.1   Form of Underwriting Agreement.*

       2.1   Exchange Agreement, dated August 20, 1996, by and among the Registrant, Brilliant Interactive Ideas Pty.
               Ltd. "BII Australia"), Reefknot Limited and Pacific Interactive Education Pty. Limited.(1)

       2.2   Asset Purchase Agreement, dated September 12, 1996, by and between the Registrant and Sega Ozisoft Pty.
               Ltd.(1)

       3.1   Amended and Restated Certificate of Incorporation of Registrant.(1)

       3.2   Amended and Restated Bylaws of Registrant.(1)

       4.1   Specimen Stock Certificate of Common Stock of Registrant.(1)

  EXHIBIT
  NUMBER                                               EXHIBIT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       5.1   Opinion of Troop Meisinger Steuber & Pasich, LLP.

      10.1   Registrant's 1996 Stock Option Plan.(1)

      10.2   Form of Registrant's Stock Option Agreement (Non-Statutory Stock Option).(1)

      10.3   Form of Registrants's Stock Option Agreement (Incentive Stock Option).(1)

      10.4   Distributing Agreement, dated November 22, 1995, by and between BII Australia and Consumer Electronics
               Pty. Ltd.(1)

      10.5   CD-ROM Distribution Agreement, dated September 14, 1996 by and between the Registrant and Packard Bell
               NEC.(1)

      10.6   Distribution Agreement, dated August 22, 1995, by and between BII Australia and Packard Bell Electronics
               Inc.(1)

      10.7   Software License Agreement, dated May 2, 1995, by and between BII Australia and Packard Bell Electronics
               Inc.(1)

      10.8   Agreement, dated February 18, 1996, by and between Golden Dolphin Productions Pty. Ltd. and BII
               Australia.(1)

      10.9   Memorandum of Agreement, dated September 5, 1996, by and between the Registrant and Bantam Doubleday
               Dell Books For Young Readers.(1)

      10.10  Production Agreement, dated March 18, 1994, by and between Pick Two Ltd. and BII Australia.(1)

      10.11  Assistant Multimedia Software Development & Production Agreement, dated January 17, 1996, by and between
               Sega Ozisoft Pty. Limited and BII Australia.(1)

      10.12  Licensing Agreement for "Cyberswine" Story Concept & Characters, dated July 19, 1995, by and between Eat
               Cyberfist Pty. Limited and Sega Ozisoft Pty Limited.(1)

      10.13  Distribution Agreement, dated November 2, 1995, by and between BII Australia and Roadshow Entertainment
               Pty. Ltd.(1)

      10.14  Publishing Agreement, dated March 9, 1994, by and between Shortland Publications Limited and BII
               Australia.(1)

      10.15  Settlement Agreements and Mutual General Releases, by and among BII Australia, Ray Musci, Ocean of
               America, Inc., and Ocean Software, Ltd. and Ocean International, Ltd.(1)

      10.16  Publishing Agreement, dated December 1, 1994, by and between Shortland Publications Limited and BII
               Australia.(1)

      10.17  Distribution Agreement, dated July 1, 1996, by and between BII Australia and Fujitsu Basic Software
               Corporation.(1)

      10.18  License Agreement -- Domestic, dated July 31, 1996, between the Hearst Corporation, King Features
               Syndicate Division and the Registrant.(1)

      10.19  Distribution Agreement, dated September 29, 1995, by and between BII Australia and Ocean of America,
               Inc.(1)

      10.20  Distribution Agreement, dated February 22, 1996, by and between BII Australia and Shortland Publications
               Limited.(1)

      10.21  Heads of Agreement, dated November 25, 1994, by and between SAND and Eat Cyberfist Pty. Limited.(1)

      10.22  Software License Agreement, dated December 15, 1994, by and between BII Australia and Sega Ozisoft.(1)

  EXHIBIT
  NUMBER                                               EXHIBIT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.23  Memorandum of Understanding, dated September 14, 1996, by and between the Registrant and Morgan Creek
               Interactive, Inc.(1)

      10.24  Multimedia Production Agreement, dated March 14, 1995, by and between BII Australia and Monto Holdings
               Pty. Ltd.(1)

      10.25  Nontransferable Redeemable Warrant Agreement, dated September 14, 1996, by and between the Registrant and Packard Bell NEC.(1)

      10.26  License Agreement by and between Beyond Properties Pty. Ltd. and BII Australia.(1)

      10.27  Registrant's Promissory Note, dated September 10, 1996.(1)

      10.28  Form of Registrant's Indemnification Agreement.(1)

      10.29  Form of Registrant's Employee Confidential Information and Non-Solicitation Agreement.(1)

      10.30  Commercial Lease by and among Hilrok Properties Pty. Limited, Peter Dodds and Simon Van Wyk.(1)

      10.31  Loan Agreement, dated October 10, 1994, by and between BII Australia and PIE.(1)

      10.32  Commercial Lease, dated August 8, 1994, by and between PW Securities Pty. Ltd. and Sega Ozisoft.(1)

      10.33  PIE Loan Extension, dated September 13, 1996, by and among PIE, BII Australia and the Registrant.(1)

      10.34  Agreement, dated September 12, 1996, by and between the Registrant and Crawford Productions Pty.
               Limited.(1)

      10.35  Engagement Letter, dated May 1, 1996, by and between Averil Associates, Inc. and the Registrant.(1)

      10.36  Warrant Agreement between Chloe Holdings, Inc. and the Registrant.(1)

      10.37  Product Agreement, dated January 12, 1996, by and between Interplay Productions and BII Australia.(1)

      10.38  Standard Form Lease Agreement dated May 16, 1997, between Topanga & Victory Partners L.P. and the
               Registrant.(2)

      10.39  Site Management Agreement, dated June 2, 1997, between CompuServe Incorporated and the Registrant.(3)

      10.40  Redeemable Warrant Agreement, dated September 1, 1997, between Packard Bell NEC and the Registrant.*

      10.41  Engagement Letter, dated August 1, 1997 between Averil Associates, Inc. and the Registrant.*

      10.42  Amendment to CD-ROM Distribution Agreement, dated September 22, 1997, between Packard Bell NEC and the
               Registrant.(3)

      10.43  Warrant Agreement, dated November 4, 1997, between Chloe Holdings, Inc. and the Registrant.*

      11.1   Earnings (Loss) per share.*

      21.1   List of Subsidiaries.(1)

      23.1   Consent of Troop Meisinger Steuber & Pasich, LLP (included in its opinion filed as Exhibit 5.1 hereto).

      23.2   Consent of Ernst & Young LLP.

  EXHIBIT
  NUMBER                                               EXHIBIT DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      24.1   Power of Attorney (included in signature page).*


------------------------


*   Previously filed.


(1) Incorporated by reference to Registrant's Registration Statement on Form S-1 (SEC Reg. No. 333-12163) filed with the Commission on September 17, 1996, as amended.

(2) Incorporated by reference to Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.

(3) Incorporated by reference to Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997.

ITEM 28.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise. the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b) The undersigned registrant hereby undertakes that:

           (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on December 4, 1997.



                                             BRILLIANT DIGITAL ENTERTAINMENT, INC.

                                             By:                     /s/ MICHAEL OZEN
                                                        ------------------------------------------
                                                           Michael Ozen, CHIEF FINANCIAL OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates stated.



                      SIGNATURE                                        TITLE                         DATE
------------------------------------------------------  -----------------------------------  --------------------

                          *
     -------------------------------------------        Chief Executive Officer and            December 4, 1997
                      Mark Dyne                         Chairman of the Board

                          *
     -------------------------------------------        President and Director                 December 4, 1997
                   Kevin Bermeister

                   /s/ MICHAEL OZEN
     -------------------------------------------        Chief Financial Officer (Principal     December 4, 1997
                     Michael Ozen                       Financial and Accounting Officer)

                          *
     -------------------------------------------        Director                               December 4, 1997
                    Diana Maranon

                          *
     -------------------------------------------        Vice President, Operations and         December 4, 1997
                     Mark Miller                        Production and Director

                          *
     -------------------------------------------        Director                               December 4, 1997
                     Gary Barber

                          *
     -------------------------------------------        Director                               December 4, 1997
                      Ray Musci

                      SIGNATURE                                        TITLE                         DATE
------------------------------------------------------  -----------------------------------  --------------------

                          *
     -------------------------------------------        Director                               December 4, 1997
                    Garth Saloner

                          *
     -------------------------------------------        Director                               December 4, 1997
                   Jeff Scheinrock

            *By:          /s/ MICHAEL OZEN
        --------------------------------------
                     Michael Ozen
                 his attorney-in-fact